
                                                                    Exhibit 10.1

                                                               EXECUTION VERSION

================================================================================

                                   $75,000,000

                                CREDIT AGREEMENT
                           DATED AS OF APRIL 21, 2006,
                                      AMONG

                               HEALTHSPRING, INC.,
                                  AS BORROWER,

                          THE GUARANTORS PARTY HERETO,
                                 AS GUARANTORS,

                            THE LENDERS PARTY HERETO

                                       AND

                               UBS SECURITIES LLC,
                  AS JOINT LEAD ARRANGER AND JOINT BOOKRUNNER,

                                       AND

                         CITIGROUP GLOBAL MARKETS INC.,
                  AS JOINT LEAD ARRANGER AND JOINT BOOKRUNNER,

                                       AND

                               CITICORP USA, INC.,
                              AS SYNDICATION AGENT
                                       AND
                             BANK OF AMERICA, N.A.,
                             AS DOCUMENTATION AGENT

                                       AND

                            UBS AG, STAMFORD BRANCH,
                    AS ISSUING BANK, ADMINISTRATIVE AGENT AND
                                COLLATERAL AGENT,

                                       AND

                              UBS LOAN FINANCE LLC,
                               AS SWINGLINE LENDER

                           Cahill Gordon & Reindel LLP
                                 80 Pine Street
                               New York, NY 10005

================================================================================

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                                TABLE OF CONTENTS

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                                    ARTICLE I

                                   DEFINITIONS

SECTION 1.01   Defined Terms....................................................      1
SECTION 1.02   Classification of Loans and Borrowings...........................     33
SECTION 1.03   Terms Generally..................................................     33
SECTION 1.04   Accounting Terms; GAAP...........................................     33
SECTION 1.05   Resolution of Drafting Ambiguities...............................     34

                                   ARTICLE II

                                   THE CREDITS

SECTION 2.01   Commitments......................................................     34
SECTION 2.02   Loans............................................................     34
SECTION 2.03   Borrowing Procedure..............................................     35
SECTION 2.04   Evidence of Debt; Repayment of Loans.............................     36
SECTION 2.05   Fees.............................................................     37
SECTION 2.06   Interest on Loans................................................     38
SECTION 2.07   Termination and Reduction of Commitments.........................     38
SECTION 2.08   Interest Elections...............................................     39
SECTION 2.09   [Reserved].......................................................     40
SECTION 2.10   Optional and Mandatory Prepayments of Loans......................     40
SECTION 2.11   Alternate Rate of Interest.......................................     42
SECTION 2.12   Yield Protection.................................................     42
SECTION 2.13   Breakage Payments................................................     43
SECTION 2.14   Payments Generally; Pro Rata Treatment; Sharing of Setoffs.......     44
SECTION 2.15   Taxes............................................................     46
SECTION 2.16   Mitigation Obligations; Replacement of Lenders...................     47
SECTION 2.17   Swingline Loans..................................................     49
SECTION 2.18   Letters of Credit................................................     50
SECTION 2.19   Increase in Commitments..........................................     56

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

SECTION 3.01   Organization; Powers.............................................     58
SECTION 3.02   Authorization; Enforceability....................................     58
SECTION 3.03   No Conflicts.....................................................     58
SECTION 3.04   Financial Statements; Projections................................     59
SECTION 3.05   Properties.......................................................     59
SECTION 3.06   Intellectual Property............................................     60
SECTION 3.07   Equity Interests and Subsidiaries................................     60
SECTION 3.08   Litigation; Compliance with Laws.................................     61
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SECTION 3.09   Agreements.......................................................     62
SECTION 3.10   Federal Reserve Regulations......................................     62
SECTION 3.11   Investment Company Act...........................................     62
SECTION 3.12   Use of Proceeds..................................................     62
SECTION 3.13   Taxes............................................................     63
SECTION 3.14   No Material Misstatements........................................     63
SECTION 3.15   Labor Matters....................................................     63
SECTION 3.16   Solvency.........................................................     64
SECTION 3.17   Employee Benefit Plans...........................................     64
SECTION 3.18   Environmental Matters............................................     64
SECTION 3.19   Insurance........................................................     66
SECTION 3.20   Security Documents...............................................     66
SECTION 3.21   [Reserved].......................................................     67
SECTION 3.22   Anti-Terrorism Law...............................................     67
SECTION 3.23   [Reserved].......................................................     68
SECTION 3.24   Fraud and Abuse..................................................     68
SECTION 3.25   Licensing and Accreditation......................................     68

                                   ARTICLE IV

                         CONDITIONS TO CREDIT EXTENSIONS

SECTION 4.01   Conditions to Initial Credit Extension...........................     68
SECTION 4.02   Conditions to All Credit Extensions..............................     72

                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

SECTION 5.01   Financial Statements, Reports, etc...............................     73
SECTION 5.02   Litigation and Other Notices.....................................     75
SECTION 5.03   Existence; Businesses and Properties.............................     76
SECTION 5.04   Insurance........................................................     77
SECTION 5.05   Obligations and Taxes............................................     78
SECTION 5.06   Employee Benefits................................................     78
SECTION 5.07   Maintaining Records; Access to Properties and Inspections;
               Annual Meetings..................................................     79
SECTION 5.08   Use of Proceeds..................................................     79
SECTION 5.09   Compliance with Environmental Laws; Environmental Reports........     80
SECTION 5.10   [Reserved].......................................................     80
SECTION 5.11   Additional Collateral; Additional Guarantors.....................     80
SECTION 5.12   Security Interests; Further Assurances...........................     81
SECTION 5.13   Information Regarding Collateral.................................     82
SECTION 5.14   Company Action Level.............................................     82
SECTION 5.15   [Reserved].......................................................     82
SECTION 5.16   Compliance with Laws.............................................     82
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                                   ARTICLE VI

                               NEGATIVE COVENANTS

SECTION 6.01   Indebtedness.....................................................     83
SECTION 6.02   Liens............................................................     85
SECTION 6.03   Sale and Leaseback Transactions..................................     88
SECTION 6.04   Investments, Loans and Advances..................................     88
SECTION 6.05   Mergers and Consolidations.......................................     89
SECTION 6.06   Asset Sales......................................................     90
SECTION 6.07   Acquisitions.....................................................     91
SECTION 6.08   Dividends........................................................     91
SECTION 6.09   Transactions with Affiliates.....................................     92
SECTION 6.10   Financial Covenants..............................................     93
SECTION 6.11   Prepayments of Other Indebtedness; Modifications of
               Organizational Documents and Other Documents, etc................     93
SECTION 6.12   Limitation on Certain Restrictions on Subsidiaries...............     94
SECTION 6.13   Limitation on Issuance of Capital Stock..........................     94
SECTION 6.14   Limitation on Creation of Subsidiaries...........................     95
SECTION 6.15   Business.........................................................     95
SECTION 6.16   Fiscal Year......................................................     95
SECTION 6.17   No Further Negative Pledge.......................................     95
SECTION 6.18   Anti-Terrorism Law; Anti-Money Laundering........................     96
SECTION 6.19   Embargoed Person.................................................     96

                                   ARTICLE VII

                                    GUARANTEE

SECTION 7.01   The Guarantee....................................................     96
SECTION 7.02   Obligations Unconditional........................................     97
SECTION 7.03   Reinstatement....................................................     98
SECTION 7.04   Subrogation; Subordination.......................................     98
SECTION 7.05   Remedies.........................................................     98
SECTION 7.06   Instrument for the Payment of Money..............................     98
SECTION 7.07   Continuing Guarantee.............................................     99
SECTION 7.08   General Limitation on Guarantee Obligations......................     99
SECTION 7.09   Release of Guarantors............................................     99
SECTION 7.10   Right of Contribution............................................     99

                                  ARTICLE VIII

                                EVENTS OF DEFAULT

SECTION 8.01   Events of Default................................................     99
SECTION 8.02   Rescission.......................................................    102
SECTION 8.03   Application of Proceeds..........................................    102
SECTION 8.04   Reinstatement....................................................    103
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                                   ARTICLE IX

                THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

SECTION 9.01   Appointment and Authority........................................    103
SECTION 9.02   Rights as a Lender...............................................    104
SECTION 9.03   Exculpatory Provisions...........................................    104
SECTION 9.04   Reliance by Agent................................................    105
SECTION 9.05   Delegation of Duties.............................................    105
SECTION 9.06   Resignation of Agent.............................................    105
SECTION 9.07   Non-Reliance on Agent and Other Lenders..........................    106
SECTION 9.08   No Other Duties, etc.............................................    106

                                    ARTICLE X

                                  MISCELLANEOUS

SECTION 10.01  Notices..........................................................    106
SECTION 10.02  Waivers; Amendment...............................................    108
SECTION 10.03  Expenses; Indemnity; Damage Waiver...............................    110
SECTION 10.04  Successors and Assigns...........................................    112
SECTION 10.05  Survival of Agreement............................................    114
SECTION 10.06  Counterparts; Integration; Effectiveness; Electronic Execution...    114
SECTION 10.07  Severability.....................................................    115
SECTION 10.08  Right of Setoff..................................................    115
SECTION 10.09  Governing Law; Jurisdiction; Consent to Service of Process.......    115
SECTION 10.10  Waiver of Jury Trial.............................................    116
SECTION 10.11  Headings.........................................................    116
SECTION 10.12  Treatment of Certain Information; Confidentiality................    116
SECTION 10.13  USA PATRIOT Act Notice...........................................    117
SECTION 10.14  Interest Rate Limitation.........................................    117
SECTION 10.15  Lender Addendum..................................................    117

ANNEXES

Annex I                Applicable Margin

SCHEDULES

Schedule 1.01(a)       Refinancing Indebtedness to Be Repaid
Schedule 1.01(b)       Guarantors
Schedule 3.13          Taxes
Schedule 3.19          Insurance
Schedule 4.01(n)(vi)   Landlord Access Agreements
Schedule 6.01(b)       Existing Indebtedness
Schedule 6.02(c)       Existing Liens
Schedule 6.04(b)       Existing Investments

EXHIBITS

Exhibit A              Form of Administrative Questionnaire


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

Exhibit B              Form of Assignment and Assumption
Exhibit C              Form of Borrowing Request
Exhibit D              Form of Compliance Certificate
Exhibit E              Form of Interest Election Request
Exhibit F              Form of Joinder Agreement
Exhibit G              Form of Landlord Access Agreement
Exhibit H              Form of LC Request
Exhibit I              Form of Lender Addendum
Exhibit J              [Reserved]
Exhibit K-1            Form of Revolving Note
Exhibit K-2            Form of Swingline Note
Exhibit L-1            Form of Perfection Certificate
Exhibit L-2            Form of Perfection Certificate Supplement
Exhibit M              Form of Security Agreement
Exhibit N-1            Form of Opinion of External Company Counsel
Exhibit N-2            Form of Opinion of Internal Company Counsel
Exhibit O              Form of Solvency Certificate
Exhibit P              Form of Intercompany Note
Exhibit Q              Form of Non-Bank Certificate

                                CREDIT AGREEMENT

          This CREDIT AGREEMENT (this "AGREEMENT") dated as of April 21, 2006, among HEALTHSPRING, INC., a Delaware corporation ("BORROWER"), the Guarantors (such term and each other capitalized term used but not otherwise defined herein having the meaning given to it in Article I), the Lenders, UBS SECURITIES LLC, as joint lead arranger and joint bookrunner (in such capacity, a "JOINT LEAD ARRANGER"), CITIGROUP GLOBAL MARKETS INC., as joint lead arranger and joint bookrunner (in such capacity, a "JOINT LEAD ARRANGER" and, together with the other Joint Lead Arranger, the "ARRANGERS"), CITICORP USA, INC., as Syndication Agent (the "SYNDICATION AGENT"), BANK OF AMERICA, N.A., as Documentation Agent (the "DOCUMENTATION AGENT"), UBS LOAN FINANCE LLC, as swingline lender (in such capacity, "SWINGLINE LENDER"), and UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, "ISSUING BANK"), as administrative agent (in such capacity, "ADMINISTRATIVE AGENT") for the Lenders and as collateral agent (in such capacity, "COLLATERAL AGENT") for the Secured Parties and the Issuing Bank.

                                   WITNESSETH:

          WHEREAS, Borrower has requested the Lenders to extend credit in the form of Revolving Loans at any time and from time to time prior to the Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $75,000,000.

          WHEREAS, Borrower has requested the Swingline Lender to make Swingline Loans, at any time and from time to time prior to the Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $2,500,000.

          WHEREAS, Borrower has requested the Issuing Bank to issue letters of credit, in an aggregate face amount at any time outstanding not in excess of $5,000,000, to support payment obligations incurred in the ordinary course of business by Borrower and its Subsidiaries.

          WHEREAS, the proceeds of the Loans are to be used in accordance with
Section 3.12.

          NOW, THEREFORE, the Lenders are willing to extend such credit to Borrower and the Issuing Bank is willing to issue letters of credit for the account of Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          SECTION 1.01 DEFINED TERMS. As used in this Agreement, the following terms shall have the meanings specified below:

          "ABR," when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

          "ABR BORROWING" shall mean a Borrowing comprised of ABR Loans.

          "ABR LOAN" shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

          "ACQUISITION CONSIDERATION" shall mean the purchase consideration (which does not include associated transaction fees, expenses or similar costs) for any Permitted Acquisition and all other payments by Borrower or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests in Borrower or its Subsidiaries or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, "earn-outs" and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such Permitted Acquisition to be established in respect thereof by Borrower or any of its Subsidiaries.

          "ADJUSTED LIBOR RATE" shall mean, with respect to any Eurodollar Borrowing for any Interest Period, (a) an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period.

          "ADMINISTRATIVE AGENT" shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to Article X.

          "ADMINISTRATIVE AGENT FEE" shall have the meaning assigned to such term in Section 2.05(b).

          "ADMINISTRATIVE QUESTIONNAIRE" shall mean an Administrative Questionnaire in substantially the form of Exhibit A.

          "AFFILIATE" shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.09, the term "Affiliate" shall also include (i) any person that directly or indirectly owns more than 10% of any Voting Stock of the person specified or (ii) any person that is an executive officer or director of the person specified.

          "AGENTS" shall mean the Syndication Agent, the Documentation Agent, the Administrative Agent and the Collateral Agent; and "AGENT" shall mean any of them.

          "AGREEMENT" shall have the meaning assigned to such term in the preamble hereto.

          "ALTERNATE BASE RATE" shall mean, for any day, a rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the greater of (a) the Base Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative

Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

          "ANTI-TERRORISM LAWS" shall have the meaning assigned to such term in
Section 3.22.

          "APPLICABLE MARGIN" shall mean, for any day, with respect to any Revolving Loan, the applicable percentage set forth in Annex I.

          "APPLICABLE PERCENTAGE" shall mean, with respect to any Lender, the percentage of the total Loans and Commitments represented by such Lender's Loans and Commitments.

          "APPROVED FUND" shall mean any Fund that is administered or managed by
(a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

          "ARRANGERS" shall have the meaning assigned to such term in the preamble hereto.

          "ASSET SALE" shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property excluding (i) sales of inventory, (ii) disposition of used, worn out, obsolete or surplus property by any Company and the abandonment, termination or other disposition of Intellectual Property or leasehold properties that is, in the reasonable judgment of Borrower, no longer economically practicable or commercially desirable to maintain or useful in the conduct of the business of the Companies taken as a whole, (iii) discounts or forgiveness of accounts receivable in the ordinary course of business in correction or compromise thereof and (iv) dispositions of cash and Cash Equivalents, in each case, in the ordinary course of business, by Borrower or any of its Subsidiaries and (b) any issuance or sale of any Equity Interests of any Subsidiary of Borrower (except nominal amounts of Equity Interests issued in order to comply with local law or as permitted under Section 6.13(b)(iii)), in each case, to any person other than
(i) Borrower, (ii) any Guarantor or (iii) other than for purposes of Section 6.06, any other Subsidiary.

          "ASSIGNMENT AND ASSUMPTION" shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.04(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B, or any other form approved by the Administrative Agent and Borrower, such approval not to be unreasonably withheld, delayed or conditioned.

          "ATTRIBUTABLE INDEBTEDNESS" shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to Borrower's then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

          "BASE RATE" shall mean, for any day, a rate per annum that is equal to the corporate base rate of interest established by the Administrative Agent from time to time; each change in the Base Rate shall be effective on the date such change is effective. The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

          "BOARD" shall mean the Board of Governors of the Federal Reserve System of the United States.

          "BOARD OF DIRECTORS" shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board or committee of managers or board of governors of such person, (iii) in the case of any partnership, the Board of Directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

          "BORROWER" shall have the meaning assigned to such term in the preamble hereto.

          "BORROWING" shall mean (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

          "BORROWING REQUEST" shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

          "BUSINESS ASSOCIATE AGREEMENT" shall mean a contract among the Administrative Agent, the Collateral Agent, Borrower and each of its Subsidiaries that is a "covered entity" or a "business associate" of a covered entity as such is defined under HIPAA that permits disclosure of any protected health information (as defined under HIPAA) that may be associated with the Collateral.

          "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

          "CAPITAL EXPENDITURES" shall mean, with respect to any person for any period, without duplication, the aggregate amount of all expenditures by such person during such period for fixed or capital assets that, in accordance with GAAP, are classified as capital expenditures in the consolidated statement of cash flows of such person, whether such increase is due to purchase of properties for cash or financed by the incurrence of Indebtedness, but excluding
(i) any portion of such expenditures attributable to acquisitions of property, plant and equipment (or any other fixed or capital assets) in Permitted Acquisitions, (ii) expenditures made with the proceeds of issuances of Qualified Capital Stock after the Closing Date and (iii) Capital Lease Obligations and expenditures financed with Purchase Money Indebtedness.

          "CAPITAL LEASE OBLIGATIONS" of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

          "CASH EQUIVALENTS" shall mean, as to any person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person; (b) time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $250.0 million and a rating of "A" (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper issued by any person incorporated in the United States rated at least A-2 or the equivalent thereof by Standard & Poor's Rating Service ("S&P") or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc. ("MOODY'S") and in each case maturing not more than one year after the date of acquisition by such person; (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above; (f) demand deposit accounts maintained in the ordinary course of business; (g) with respect to (i) Borrower, marketable debt securities regularly traded on a national securities exchange or in the over-the-counter market, if and to the extent such debt security constitutes a permitted investment under the HMO Regulations applicable to any of the HMO Subsidiaries or (ii) any HMO Subsidiary, marketable debt securities regularly traded on a national securities exchange or in the over-the-counter market and any other security, if and to the extent such security constitutes a permitted investment under the HMO Regulations applicable to such HMO Subsidiary and (h) securities issued, or directly, unconditionally and fully guaranteed or insured, by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's.

          "CASH INTEREST EXPENSE" shall mean, for any period, Consolidated Interest Expense for such period, less the sum of (a) interest on any debt paid by the increase in the principal amount of such debt including by issuance of additional debt of such kind, (b) items described in clause (c) or, other than to the extent paid in cash, clause (g) of the definition of "Consolidated Interest Expense," (c) gross interest income of Borrower and its Subsidiaries for such period, (d) fees and expenses relating to the Loans or Letters of Credit to the extent included in Consolidated Interest Expense and (e) any payment made to obtain Hedging Agreements to the extent included in Consolidated Interest Expense.

          "CASUALTY EVENT" shall mean any involuntary loss of title, any involuntary loss of, any damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of Borrower or any of its Subsidiaries. "Casualty Event" shall include but not be limited to any taking of all or any part of any Real Property of any person, in or by condemnation or other eminent domain proceedings pursuant to any Requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person by any Governmental Authority, civil or military, or any settlement in lieu thereof. "Casualty Event" shall not include any Asset Sale.

          "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq.

          "CHANGE IN CONTROL" shall be deemed to have occurred if:

          (a) at any time a change of control occurs under any Material Indebtedness;

          (b) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of Borrower representing more than 30% of the voting power of the total outstanding Voting Stock of Borrower; or

          (c) during any one-year period, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors who were nominated by Sponsor or its Controlled Investment Affiliates or whose election to such Board of Directors or whose nomination for election was approved by a vote of a majority of the members of the Board of Directors of Borrower, which members comprising such majority are then still in office and were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Borrower.

          For purposes of this definition, a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

          "CHANGE IN LAW" shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

          "CHARGES" shall have the meaning assigned to such term in Section
10.14.

          "CLASS," when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or Swingline Commitment.

          "CLOSING DATE" shall mean the April 21, 2006.

          "CMS" shall mean the Centers for Medicare and Medicaid Services of HHS, any successor thereof and any predecessor thereof (including the United States Health Care Financing Administration).

          "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          "COLLATERAL" shall mean, collectively, all of the Security Agreement Collateral, any Mortgaged Property and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Security Document.

          "COLLATERAL AGENT" shall have the meaning assigned to such term in the preamble hereto.

          "COMMERCIAL LETTER OF CREDIT" shall mean any letter of credit or similar instrument issued for the purpose of providing credit support in connection with the purchase of materials, goods or services by Borrower or any of its Subsidiaries in the ordinary course of their businesses.

          "COMMITMENT" shall mean, with respect to any Lender, such Lender's Revolving Commitment or Swingline Commitment.

          "COMMITMENT FEE" shall have the meaning assigned to such term in
Section 2.05(a).

          "COMPANIES" shall mean Borrower and its Subsidiaries; and "COMPANY" shall mean any one of them.

          "COMPANY ACTION LEVEL" shall mean the Company Action Level risk-based capital threshold, as defined by NAIC, or, in any state that has not adopted the NAIC definition, as defined by the applicable state Governmental Authority.

          "COMPLIANCE CERTIFICATE" shall mean a certificate of a Financial Officer substantially in the form of Exhibit D.

          "CONSOLIDATED AMORTIZATION EXPENSE" shall mean, for any period, the amortization expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

          "CONSOLIDATED DEPRECIATION EXPENSE" shall mean, for any period, the depreciation expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

          "CONSOLIDATED EBITDA" shall mean, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto, in each case (other than clause (m)) only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income and without duplication:

          (a) Consolidated Interest Expense for such period,

          (b) Consolidated Amortization Expense for such period,

          (c) Consolidated Depreciation Expense for such period,

          (d) Consolidated Tax Expense for such period,

          (e) fees, costs and expenses directly incurred in connection with the Transactions, the Original Transactions and the IPO (not to exceed $8,000,000),

          (f) the aggregate amount of all other non-cash charges reducing Consolidated Net Income (including goodwill impairment charges) for such period,

          (g) the cumulative effect of any changes in accounting principles,

          (h) management or transaction fees actually paid to Sponsor prior to the Closing Date;

          (i) one-time costs, fees and expenses related to any Permitted Acquisition or Investment, Equity Issuance, Asset Sale or incurrence of Indebtedness, in each case otherwise permitted hereunder, including one-time compensation charges, stay bonuses paid to existing management and severance costs,

          (j) expenses and charges incurred to the extent reimbursed by third parties pursuant to indemnification provisions,

          (k) Dividends paid to holders of Equity Interests (other than Borrower or any of its Subsidiaries) of HMO Subsidiaries,

          (l) fees, costs and expenses directly attributable to initial expansion into a state where the Companies had no prior operations and incurred during the first twelve months of such expansion, not to exceed $2.0 million in the aggregate in any fiscal year, and

          (m) the amount of cash (x) received as net proceeds of business interruption insurance to the extent not included in Consolidated Net Income and (y) which resulted in the reversal of a reserve for which a non-cash charge reduced Consolidated Net Income in any prior Test Period, and

(y) subtracting therefrom the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period.

          Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to any Permitted Acquisition and Asset Sales (other than any dispositions in the ordinary course of business) consummated at any time on or after the first day of the Test Period thereof as if each such Permitted Acquisition had been effected on the first day of such period and as if each such Asset Sale had been consummated on the day prior to the first day of such period.

          "CONSOLIDATED FIXED CHARGE COVERAGE RATIO" shall mean, for any Test Period, the ratio of (a) Consolidated EBITDA for such Test Period to (b) Consolidated Fixed Charges for such Test Period.

          "CONSOLIDATED FIXED CHARGES" shall mean, for any period, the sum, without duplication, of

          (a) Cash Interest Expense for such period;

          (b) the aggregate amount of Capital Expenditures made in cash during such period;

          (c) all cash payments in respect of income taxes made during such period (net of any cash refund in respect of income taxes actually received during such period); and

          (d) the principal amount of all scheduled amortization payments (as adjusted for any prepayments) on all Indebtedness (including the principal component of all Capital Lease Obligations, but excluding (i) such amortization payments on Indebtedness incurred to finance Capital Expenditures included in clause (b) above in such period or any prior period and (ii) such amortization payments made prior to the Closing Date) of Borrower and its Subsidiaries for such period (as determined on the first day of the respective period).

     For purposes of calculating Cash Interest Expense for purposes of this definition, for each of the Test Periods ending June 30, 2006, September 30, 2006 and December 31, 2006, Cash Interest Expense shall equal Cash Interest Expense for the period beginning April 1, 2006 and ending on (i) June 30, 2006, multiplied by 4, (ii) September 30, 2006, multiplied by 2 and (iii) December 31, 2006, multiplied by 4/3, respectively.

          "CONSOLIDATED GROUP" shall mean Borrower and its consolidated Subsidiaries, as determined in accordance with GAAP.

          "CONSOLIDATED INDEBTEDNESS" shall mean, as at any date of determination, the aggregate amount of all Indebtedness for borrowed money (including Capital Lease Obligations) of Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

          "CONSOLIDATED INTEREST EXPENSE" shall mean, for any period, the total consolidated interest expense of Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP plus, without duplication:

          (a) imputed interest on Capital Lease Obligations and Attributable Indebtedness of Borrower and its Subsidiaries for such period;

          (b) commissions, discounts and other fees and charges owed by Borrower or any of its Subsidiaries with respect to letters of credit securing financial obligations, bankers' acceptance financing and receivables financings for such period;

          (c) amortization or writeoff of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by Borrower or any of its Subsidiaries for such period;

          (d) cash contributions to any employee stock ownership plan or similar trust made by Borrower or any of its Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than Borrower or a Wholly Owned Subsidiary) in connection with Indebtedness incurred by such plan or trust for such period;

          (e) all interest paid or payable with respect to discontinued operations of Borrower or any of its Subsidiaries for such period;

          (f) the interest portion of any deferred payment obligations of Borrower or any of its Subsidiaries for such period; and

          (g) all interest on any Indebtedness of Borrower or any of its Subsidiaries of the type described in clause (f) or (j) of the definition of "Indebtedness" for such period;

provided that (a) to the extent related to the Original Transactions or the Transactions, debt issuance costs, debt discount or premium and other financing fees and expenses shall be excluded from the calculation of Consolidated Interest Expense and (b) Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements, but excluding unrealized gains and losses with respect to Hedging Agreements.

          Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness incurred, assumed or permanently repaid or extinguished during the relevant Test Period in connection with the Transactions, any Permitted Acquisitions and Asset Sales (other than any dispositions in the ordinary course of business) as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period.

          "CONSOLIDATED NET INCOME" shall mean, for any period, the consolidated net income (or loss) (including interest income) of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

          (a) the net income (or loss) of any person (other than a Subsidiary of Borrower) in which any person other than Borrower and its Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by Borrower or (subject to clause (b) below) any of its Subsidiaries during such period;

          (b) the net income of any HMO Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement or instrument (other than agreements or instruments with a Governmental Authority and other than Requirements of Law) applicable to that Subsidiary during such period;

          (c) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by Borrower or any of its Subsidiaries upon any Asset Sale by Borrower or any of its Subsidiaries;

          (d) earnings and charges or losses resulting from any reappraisal, revaluation or write-up or write-down of assets;

          (e) unrealized gains and losses with respect to Hedging Obligations for such period;

          (f) any (x) extraordinary gain (or extraordinary loss) together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by Borrower or any of its Subsidiaries during such period and (y) unusual or non-recurring gains (or losses), including severance, personnel relocation and other non-recurring restructuring costs, together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by Borrower or any of its Subsidiaries during such period, in the case of any such loss, not to exceed 2.5% of Consolidated EBITDA (for such purposes determined without giving effect to this clause (f)(y)) for any Test Period;

          (g) purchase accounting or similar adjustments required or permitted by GAAP, in connection with a Permitted Acquisition; and

          (h) any gain (or loss) in respect of returned surplus assets from any pension plans or other post-retirement benefits.

          "CONSOLIDATED TAX EXPENSE" shall mean, for any period, the tax expense of Borrower and its Subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP.

          "CONTESTED COLLATERAL LIEN CONDITIONS" shall mean, with respect to any Permitted Lien of the type described in clauses (a), (b), (e) and (f) of Section 6.02, the following conditions:

          (a) the appropriate Loan Party shall cause any proceeding instituted contesting such Lien to stay the sale or forfeiture of any portion of the Collateral on account of such Lien; and

          (b) at the option and at the request of the Administrative Agent, to the extent such Lien is in an amount in excess of $500,000, the appropriate Loan Party shall maintain cash reserves in an amount sufficient to pay and discharge such Lien and a reasonable estimate of all interest and penalties related thereto.

          "CONTINGENT OBLIGATION" shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("PRIMARY OBLIGATIONS") of any other person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers' acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation (which reimbursement obligation constitutes Indebtedness) arises; or
(e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term "Contingent Obligation" shall not include endorsements of instruments for deposit or collection or customary contractual indemnities in the ordinary course of business or any product warranties. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

          "CONTRACT PROVIDER" shall mean any person or any employee, agent or subcontractor of such person who provides professional health care services under or pursuant to any contract with any Loan Party.

          "CONTROL" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms "CONTROLLING" and "CONTROLLED" shall have meanings correlative thereto.

          "CONTROLLED INVESTMENT AFFILIATE" means, as to any person, any other person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such person and is organized by such person (or any person Controlling such person) primarily for making equity or debt investments in Borrower or other portfolio companies.

          "CREDIT EXTENSION" shall mean, as the context may require, (i) the making of a Loan by a Lender or (ii) the issuance of any Letter of Credit, or the amendment, extension or renewal of any existing Letter of Credit, by the Issuing Bank.

          "DEBT ISSUANCE" shall mean the incurrence by Borrower or any of its Subsidiaries of any Indebtedness after the Closing Date.

          "DEFAULT" shall mean any event, occurrence or condition that is, or upon notice, lapse of time or both pursuant to Section 8.01 would constitute, an Event of Default.

          "DEFAULTED LOAN" shall have the meaning assigned to such term in
Section 2.16(c).

          "DEFAULTING LENDER" shall have the meaning assigned to such term in
Section 2.16(c).

          "DEFAULT PERIOD" shall have the meaning assigned to such term in
Section 2.16(c).

          "DEFAULT RATE" shall have the meaning assigned to such term in Section 2.06(c).

          "DISQUALIFIED CAPITAL STOCK" shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable other than at the sole option of the issuer), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the 180th day after the Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the 180th day after the Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the 180th day after the Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations (other than contingent indemnity obligations).

          "DIVIDEND" with respect to any person shall mean that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside in trust or escrow any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such person outstanding (or any options or warrants issued by such person with respect to its Equity Interests). Without limiting the foregoing, "Dividends" with respect to any person shall also include all payments made or required to be made by such person with respect to any stock appreciation rights plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes except and solely to the extent such payments or funds set aside are deducted in the calculation of the consolidated net income (or loss) (including interest income) of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP and not added back in the calculation of Consolidated Net Income and Consolidated EBITDA.

          "DOCUMENTATION AGENT" shall have the meaning assigned to such term in the preamble hereto.

          "DOLLARS" or "$" shall mean lawful money of the United States.

          "DOMESTIC SUBSIDIARY" shall mean any Subsidiary that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

          "ELIGIBLE ASSIGNEE" shall mean (a) if the assignment does not include assignment of a Revolving Commitment, (i) any Lender, (ii) an Affiliate of any Lender, (iii) an Approved Fund and (iv) any other person approved by the Administrative Agent and Borrower (each such approval not to be unreasonably withheld or delayed) and (b) if the assignment includes assignment of a Revolving Commitment, (i) any Revolving Lender, (ii) an Affiliate of any Revolving Lender, (iii) an Approved Fund of a Revolving Lender and (iv) any other person approved by the Administrative Agent, the Issuing Bank, the Swingline Lender and Borrower (each such approval not to be unreasonably withheld or delayed); provided, in each case, that no approval of Borrower shall be required upon the occurrence and during the continuance of an Event of Default.

          "EMBARGOED PERSON" shall have the meaning assigned to such term in
Section 6.19.

          "ENVIRONMENT" shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources or as otherwise defined in any Environmental Law.

          "ENVIRONMENTAL CLAIM" shall mean any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation of Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury (a) to the Environment or (b) to employee health or safety, in each case from exposure to or Release of Hazardous Materials.

          "ENVIRONMENTAL LAW" shall mean any and all applicable treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, code or other legally binding requirements, and the common law, relating to the Environment or the Release or threatened Release of Hazardous Material (and the protection of the public health therefrom), natural resources or natural resource damage, or occupational safety or health relating to any Release of Hazardous Materials.

          "ENVIRONMENTAL PERMIT" shall mean any permit, license, approval, consent or other authorization required by or from a Governmental Authority under Environmental Law.

          "EQUIPMENT" shall have the meaning assigned to such term in the Security Agreement.

          "EQUITY INTEREST" shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

          "EQUITY ISSUANCE" shall mean, without duplication, (i) any issuance or sale by Borrower after the Closing Date of any Equity Interests in Borrower (including any Equity Interests issued upon exercise of any warrant or option) or any warrants or options to purchase such Equity Interests or (ii) any cash contribution to the capital of Borrower; provided, however, that for the purposes of this definition, an Equity Issuance shall not include any Preferred Stock Issuance or Debt Issuance.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

          "ERISA AFFILIATE" shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414 of the Code.

          "ERISA EVENT" shall mean (a) any "reportable event," as defined in
Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan;
(f) the receipt by any Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by any Company or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (h) the receipt by any Company or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the "substantial cessation of operations" within the meaning of Section 4062(e) of ERISA with respect to a Plan; (j) the making of any amendment to any Plan that could result in the imposition of a lien or the posting of a bond or other security; and (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to a Plan that could reasonably be expected to result in liability to any Company.

          "EURODOLLAR BORROWING" shall mean a Borrowing comprised of Eurodollar Loans.

          "EURODOLLAR LOAN" shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

          "EVENT OF DEFAULT" shall have the meaning assigned to such term in
Section 8.01.

          "EXCESS AMOUNT" shall have the meaning assigned to such term in
Section 2.10(h).

          "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

          "EXCLUDED TAXES" shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), franchise taxes imposed on it (in lieu of net income taxes) and branch profits taxes imposed on it, by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized or having its principal office or, in the case of any Lender, having its applicable lending office in such jurisdiction and (b) in the case of a Foreign Lender, any U.S. federal withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office), except (x) to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 2.15(a) or (y) if such Foreign Lender is an assignee pursuant to a request by Borrower under Section 2.16); provided that this subclause (b)(i) shall not apply to any Tax imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 2.14(c), or (ii) is attributable to such Foreign Lender's failure to comply with Section 2.15(e).

          "EXCLUSION EVENT" means an event or related events resulting in the exclusion of one or more members of the Consolidated Group from participation in any Medical Reimbursement Program.

          "EXECUTIVE ORDER" shall have the meaning assigned to such term in
Section 3.22.

          "EXISTING LIEN" shall have the meaning assigned to such term in
Section 6.02(c).

          "FAMILY CARE" shall mean health care programs designed for uninsured segments of the population (other than Medicaid-eligible or SCHIP-eligible segments of the population) that are operated by or financed in part by federal and/or state government.

          "FEDERAL FUNDS EFFECTIVE RATE" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

          "FEES" shall mean the Commitment Fees, the Administrative Agent Fees, the LC Participation Fees and the Fronting Fees.

          "FINANCIAL OFFICER" of any person shall mean each of the chief financial officer, principal accounting officer, vice president of finance, treasurer and controller of such person.

          "FIRREA" shall mean the Federal Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

          "FOREIGN LENDER" shall mean any Lender that is not, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership or other entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source or
(iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust.

          "FOREIGN SUBSIDIARY" shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

          "FRONTING FEE" shall have the meaning assigned to such term in Section 2.05(c).

          "FUND" shall mean any person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

          "FUNDING DEFAULT" shall have the meaning assigned to such term in
Section 2.16(c).

          "GAAP" shall mean generally accepted accounting principles in the United States applied on a consistent basis.

          "GOVERNMENTAL AUTHORITY" shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

          "GOVERNMENTAL REAL PROPERTY DISCLOSURE REQUIREMENTS" shall mean any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

          "GUARANTEED OBLIGATIONS" shall have the meaning assigned to such term in Section 7.01.

          "GUARANTEES" shall mean the guarantees issued pursuant to Article VII by the Guarantors.

          "GUARANTORS" shall mean each Subsidiary listed on Schedule 1.01(b), and each other Subsidiary that is or becomes a party to this Agreement pursuant to Section 5.11(b)(ii).

          "HAZARDOUS MATERIALS" shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls ("PCBS") or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof;

and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances subject to regulation or that can give rise to liability under any Environmental Laws.

          "HEDGING AGREEMENT" shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

          "HEDGING OBLIGATIONS" shall mean obligations under or with respect to Hedging Agreements.

          "HHS" shall mean the United States Department of Health and Human Services and any successor thereof.

          "HIPAA" shall mean the Health Insurance Portability and Accountability Act of 1996, Pub. L. 104-191, Aug. 21, 1996, 110 Stat. 1936 and regulations promulgated thereto regarding privacy, security and transmission of health information.

          "HMO" shall mean any health maintenance organization, managed care organization, any person doing business as a health maintenance organization or managed care organization, or any person required to qualify or be licensed as a health maintenance organization or managed care organization under applicable federal or state law (including HMO Regulations).

          "HMO EVENT" shall mean any material non-compliance by Borrower or any of its Subsidiaries with any of the terms and provisions of any applicable HMO Regulations pertaining to its fiscal soundness, solvency or financial condition; or the assertion in writing, after the date hereof, by an HMO Regulator that it intends to take administrative action against Borrower or any of its Subsidiaries to revoke or modify any license, charter or permit of the Borrower or any of its Subsidiaries or to enforce the fiscal soundness, solvency or financial provisions or requirements of the HMO Regulations against Borrower or any of its Subsidiaries.

          "HMO REGULATIONS" shall mean all laws, regulations, directives and administrative orders applicable under federal or state law to any HMO Subsidiary whether or not specifically applicable to an HMO (and any regulations, orders and directives promulgated or issued pursuant to any of the foregoing) and Subchapter XI of Title 42 of the United States Code and the rules and regulations of any accrediting authority having jurisdiction over any HMO Subsidiary.

          "HMO REGULATOR" shall mean any person charged with the administration, oversight or enforcement of an HMO Regulation, whether primarily, secondarily or jointly.

          "HMO SUBSIDIARIES" shall mean subsidiaries of Borrower that are HMOs or other similar regulated entities or businesses.

          "INCREASE EFFECTIVE DATE" shall have the meaning assigned to such term in Section 2.19(a).

          "INCREASE JOINDER" shall have the meaning assigned to such term in
Section 2.19(c).

          "INDEBTEDNESS" of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or advances; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person upon which interest charges are customarily paid or accrued; (d) all obligations of such person issued or assumed as the deferred purchase price of property or services to the extent required to be classified as debt under GAAP; (e) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; (f) all Capital Lease Obligations and Purchase Money Obligations of such person; (g) all Hedging Obligations to the extent required by GAAP to be reflected on a balance sheet of such person; (h) all Attributable Indebtedness of such person; (i) all non-contingent obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers' acceptances and similar credit transactions; and (j) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person's ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor, and (x) Preferred Stock of Borrower and any of its Subsidiaries shall not be Indebtedness and (y) operating lease payments, employee consulting arrangements, accrued expenses, deferred rent, deferred taxes, obligations under employment agreements and deferred compensation shall not be Indebtedness, in each case of clause (y) to the extent not required to be treated as debt under GAAP.

          "INDEMNIFIED TAXES" shall mean all Taxes that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery and enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, excluding, however, Excluded Taxes.

          "INDEMNITEE" shall have the meaning assigned to such term in Section 10.03(b).

          "INFORMATION" shall have the meaning assigned to such term in Section 10.12.

          "INSURANCE POLICIES" shall mean the insurance policies and coverages required to be maintained by each Loan Party who is an owner of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section
5.04 and all renewals and extensions thereof.

          "INSURANCE REQUIREMENTS" shall mean, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Loan Party which is an owner of Mortgaged Property and applicable to any Mortgaged Property or any use or condition thereof.

          "INTELLECTUAL PROPERTY" shall have the meaning assigned to such term in Section 3.06(a).

          "INTERCOMPANY NOTE" shall mean a promissory note substantially in the form of Exhibit P.

          "INTEREST ELECTION REQUEST" shall mean a request by Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit E.

          "INTEREST PAYMENT DATE" shall mean (a) with respect to any ABR Loan (including Swingline Loans), the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Loan, the last day of the

Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period and (c) the Maturity Date or such earlier date on which the Revolving Commitments are terminated.

          "INTEREST PERIOD" shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if each affected Lender so agrees, nine or twelve months) thereafter, as Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

          "INVESTMENTS" shall have the meaning assigned to such term in Section 6.04.

          "IPO" shall mean Borrower's initial public offering of its common stock consummated on February 8, 2006.

          "ISSUING BANK" shall mean, as the context may require, (a) UBS AG, Stamford Branch, in its capacity as issuer of Letters of Credit issued by it;
(b) any other Lender that may become an Issuing Bank pursuant to Sections 2.18(j) and (k) in its capacity as issuer of Letters of Credit issued by such Lender; or (c) collectively, all of the foregoing.

          "JOINDER AGREEMENT" shall mean a joinder agreement substantially in the form of Exhibit F.

          "LANDLORD ACCESS AGREEMENT" shall mean a Landlord Access Agreement, substantially in the form of Exhibit G, or such other form as may reasonably be acceptable to the Administrative Agent.

          "LC COMMITMENT" shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.18. The amount of the LC Commitment shall initially be $5,000,000, but in no event exceed the Revolving Commitment.

          "LC DISBURSEMENT" shall mean a payment or disbursement made by the Issuing Bank pursuant to a drawing under a Letter of Credit.

          "LC EXPOSURE" shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all Reimbursement Obligations outstanding at such time. The LC Exposure of any Revolving Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time.

          "LC PARTICIPATION FEE" shall have the meaning assigned to such term in
Section 2.05(c).

          "LC REQUEST" shall mean a request by Borrower in accordance with the terms of Section 2.18(b) and substantially in the form of Exhibit H, or such other form as shall be reasonably approved by the Administrative Agent.

          "LEASES" shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

          "LENDER ADDENDUM" shall mean with respect to any Lender on the Closing Date, a lender addendum in the form of Exhibit I, to be executed and delivered by such Lender on the Closing Date as provided in Section 10.15.

          "LENDERS" shall mean (a) the financial institutions that have become a party hereto pursuant to a Lender Addendum and (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption. Unless the context clearly indicates otherwise, the term "Lenders" shall include the Swingline Lender.

          "LETTER OF CREDIT" shall mean any (i) Standby Letter of Credit and
(ii) Commercial Letter of Credit, in each case, issued or to be issued by an Issuing Bank for the account of Borrower pursuant to Section 2.18.

          "LETTER OF CREDIT EXPIRATION DATE" shall mean the date that is five days prior to the Maturity Date.

          "LIBOR RATE" shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent to be the arithmetic mean of the offered rates for deposits in dollars with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, "LIBOR Rate" shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period. "TELERATE BRITISH BANKERS ASSOC. INTEREST SETTLEMENT RATES PAGE" shall mean the display designated as Page 3750 on the Telerate System Incorporated Service (or such other page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market).

          "LIEN" shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind or any arrangement to provide priority or preference or any filing of any financing statement under the UCC or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority (other than UCC financing statements that purport to evidence voluntary liens for which no Loan Party granted a Lien or are filed with the consent of the Collateral Agent (not to be unreasonably withheld) in connection with a refinancing of the Loans and Commitments in full satisfaction of this Agreement to the extent that no security interest has attached with respect thereto), including any material easement, right-of-way or other material encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing (other than with the consent of the Collateral Agent (not to be unreasonably withheld) in connection with a refinancing of the Loans and Commitments in full satisfaction of this Agreement to the extent no security interest has attached with respect thereto); (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; and
(c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

          "LOAN DOCUMENTS" shall mean this Agreement, the Letters of Credit, the Notes (if any), the Security Documents and, solely for purposes of paragraph (e) of Section 8.01, the confidential Fee Letter, dated March 9, 2006, among Borrower, UBS Loan Finance LLC, UBS Securities LLC and Citigroup Global Markets Inc.

          "LOAN PARTIES" shall mean Borrower and the Guarantors.

          "LOANS" shall mean, as the context may require, a Revolving Loan or a Swingline Loan.

          "MARGIN STOCK" shall have the meaning assigned to such term in Regulation U.

          "MATERIAL ADVERSE EFFECT" shall mean (a) a material adverse effect on the business, results of operations, financial condition, assets or liabilities of Borrower and its Subsidiaries, taken as a whole; (b) material impairment of the rights of or benefits or remedies available to the Lenders or the Collateral Agent under any Loan Document, taken as a whole; or (c) a material adverse effect on the Collateral (taken as a whole) or the Liens in favor of the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral (taken as a whole) or the priority of such Liens.

          "MATERIAL INDEBTEDNESS" shall mean any Indebtedness (other than the Loans and Letters of Credit) or Hedging Obligations of Borrower or any of its Subsidiaries in an aggregate outstanding principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the "principal amount" in respect of any Hedging Obligations of any Loan Party at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if the related Hedging Agreement were terminated at such time.

          "MATURITY DATE" shall mean the date that is five years after the Closing Date or, if such date is not a Business Day, the first Business Day thereafter.

          "MAXIMUM RATE" shall have the meaning assigned to such term in Section 10.14.

          "MEDICAID" shall mean that means-tested entitlement program under Title XIX, P.L. 89-87, of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth at Section 1396, et seq. of Title 42 of the United States Code, as amended.

          "MEDICAID REGULATIONS" shall mean, collectively, (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) regarding the medical assistance program established by Title XIX of the Social Security Act and any statutes succeeding thereto; (b) all applicable provisions of all federal rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (a) above and all binding federal administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (a) above; (c) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (a) and (b) above; and (d) all applicable provisions of all binding rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause
(c) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (b) above, in each case as may be amended, supplemented or otherwise modified from time to time.

          "MEDICAL REIMBURSEMENT PROGRAMS" shall mean a collective reference to the Medicare, Medicaid, SCHIP and Family Care programs and any other health care program operated by or financed in whole or in part by any foreign or domestic federal, state or local government and any other non-government funded third-party payor programs.

          "MEDICAL REIMBURSEMENT PROGRAM PROVIDER AGREEMENTS" shall mean an agreement entered into with a Medical Reimbursement Program to provide services for program patients in accordance with the terms thereof and applicable law.

          "MEDICARE" shall mean that government-sponsored entitlement program under Title XVIII, P.L. 89-87, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code, as amended.

          "MEDICARE REGULATIONS" shall mean, collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto; together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities (including, without limitation, CMS, the OIG, HHS, or any person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law, as each may be amended, supplemented or otherwise modified from time to time.

          "MEMBERS" shall mean all individuals for whom an HMO Subsidiary bears the financial risk for the cost of providing healthcare services (including prescription drug benefits).

          "MORTGAGE" shall mean an agreement, including a mortgage, deed of trust or any other document, creating and evidencing a Lien on a Mortgaged Property, which shall be substantially in a form reasonably satisfactory to the Collateral Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.

          "MORTGAGED PROPERTY" shall mean each Real Property, if any, that shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 5.11(c).

          "MULTIEMPLOYER PLAN" shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Company or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Company or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which any Company could incur liability.

          "NAIC" shall mean the National Association of Insurance Commissioners, a national organization of insurance regulators.

          "NET CASH PROCEEDS" shall mean, with respect to any Equity Issuance or any other issuance or sale of Equity Interests by any Subsidiary of Borrower, the cash proceeds thereof to Borrower or such Subsidiary, net of customary fees, commissions, discounts, transfer taxes, costs and other expenses incurred in connection therewith.

          "NOTES" shall mean any promissory notes evidencing the Revolving Loans or Swingline Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit K-1 or K-2.

          "OBLIGATIONS" shall mean (a) obligations of Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by Borrower and the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower and the other Loan Parties under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents.

          "OFAC" shall have the meaning assigned to such term in Section 3.22.

          "OFFICER'S CERTIFICATE" shall mean a certificate executed by the chairman of the Board of Directors (if an officer), the chief executive officer, the president, any vice president or one of the Financial Officers, each in his or her official (and not individual) capacity.

          "OIG" shall mean the Office of Inspector General of HHS and any successor thereof.

          "ORGANIZATIONAL DOCUMENTS" shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

          "ORIGINAL TRANSACTIONS" shall mean the March 1, 2005 recapitalization of NewQuest, LLC and the financings related thereto.

          "OTHER TAXES" shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

          "PARTICIPANT" shall have the meaning assigned to such term in Section 10.04(d).

          "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

          "PERFECTION CERTIFICATE" shall mean a certificate in the form of Exhibit L-1 or any other form approved by the Collateral Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

          "PERFECTION CERTIFICATE SUPPLEMENT" shall mean a certificate supplement in the form of Exhibit L-2 or any other form approved by the Collateral Agent.

          "PERMITTED ACQUISITION" shall mean any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any person, or of any business or division of any person; (b) acquisition of in excess of 50% of the Equity Interests of any person, and otherwise causing such person to become a Subsidiary of the acquiring person; or (c) merger or consolidation or any other combination with any person, if each of the following conditions is met:

               (i) no Default then exists or would result therefrom;

               (ii) after giving effect to such transaction on a Pro Forma Basis, Borrower shall be in compliance with the covenant set forth in
          Section 6.10(a) as of the most recent Test Period (assuming, for purposes of Section 6.10(a), that such transaction, and all other Permitted Acquisitions consummated since the first day of the relevant Test Period for Section 6.10(a) ending on or prior to the date of such transaction, had occurred on the first day of such relevant Test Period);

               (iii) no Company shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness or other liability (including any material tax or ERISA liability) of the related seller or the business, person or properties acquired, except
          (A) to the extent permitted under Section 6.01 and (B) obligations not constituting Indebtedness incurred in the ordinary course of business and necessary or desirable to the continued operation of the underlying properties, and any other such liabilities or obligations not permitted to be assumed or otherwise supported by any Company hereunder shall be paid in full or released as to the business, persons or properties being so acquired on or before the consummation of such acquisition;

               (iv) the person or business to be acquired shall be, or shall be engaged in, a business of the type that Borrower and the Subsidiaries are permitted to be engaged in under Section 6.15, is located in the United States and the property acquired in connection with any such transaction shall be made subject to the Lien of the Security Documents to the extent required hereunder or thereunder and shall be free and clear of any Liens, other than Permitted Liens;

               (v) the Board of Directors of the person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

               (vi) all transactions in connection therewith shall be consummated in accordance with all applicable Requirements of Law in all material respects;

               (vii) with respect to any transaction involving Acquisition Consideration of more than $25,000,000, Borrower shall have provided the Administrative Agent (for the Lenders) with (A) historical financial statements for the last three fiscal years (or, if less, the number of years since formation) of the person or business to be acquired (audited if available without undue cost or delay) and unaudited financial statements thereof for the most recent interim period which are available, (B) reasonably detailed projections for the succeeding five years (or, if shorter, the period beginning with the date of the consummation of such acquisition and ending on the Maturity Date) pertaining to the person or business to be acquired and updated projections for Borrower after giving effect to such transaction and (C) a reasonably detailed description of all material information relating thereto and copies of all material documentation pertaining to such transaction;

               (viii) at least 5 Business Days prior to the proposed date of consummation of the transaction, Borrower shall have delivered to the Agents and the Lenders an Officer's Certificate certifying that (A) such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (B) such transaction is not reasonably expected to result in a Material Adverse Effect; and

               (ix) the aggregate amount of the Acquisition Consideration (exclusive of any amount financed with the proceeds of the issuance after the Closing Date of Qualified Capital Stock) for all Permitted Acquisitions since the Closing Date shall not exceed $150,000,000; provided that any Equity Interests constituting all or a portion of such Acquisition Consideration shall not have a cash dividend requirement on or prior to the Maturity Date.

          "PERMITTED HOLDERS" shall mean (a) Sponsor, (b) its Affiliates (other than any of Sponsor's portfolio companies) and (c) Herbert A. Fritch, Jeffrey L. Rothenberger, J. Murray Blackshear, Kevin M. McNamara and such persons' Related Parties.

          "PERMITTED LIENS" shall have the meaning assigned to such term in
Section 6.02.

          "PERMITTED SUBORDINATED DEBT" shall mean unsecured subordinated Indebtedness of Borrower having no amortization of principal and a scheduled final maturity no earlier than the Maturity Date and other terms and conditions and documentation (including subordination, interest, yield, covenants, prepayments and events of default) as are consistent with similar securities issued by similar issuers with comparable credit ratings (if applicable) in similar markets.

          "PERMITTED SUBORDINATED DEBT INCURRENCE" shall have the meaning assigned to such term in Section 6.01(q).

          "PERSON" shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

          "PLAN" shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or its ERISA Affiliate or with respect to which any Company could incur liability (including under Section 4069 of ERISA).

          "POST-INCREASE REVOLVING LENDERS" shall have the meaning assigned to such term in Section 2.19(d).

          "PRE-INCREASE REVOLVING LENDERS" shall have the meaning assigned to such term in Section 2.19(d).

          "PREFERRED STOCK" shall mean, with respect to any person, any and all preferred or preference Equity Interests (however designated) of such person whether now outstanding or issued after the Closing Date.

          "PREMISES" shall have the meaning assigned thereto in any applicable Mortgage.

          "PRO FORMA BASIS" shall mean on a basis (i) in accordance with GAAP and Regulation S-X or (ii) reflecting cost savings directly attributable to a Permitted Acquisition or Asset Sale or Permitted Subordinated Debt Incurrence and that are related to actions implemented or to be implemented, that are of a type reasonably expected to be realized within one year of the date of the Permitted Acquisition, Asset Sale or Permitted Subordinated Debt Incurrence and that are supportable and quantifiable by the underlying accounting records of such business or otherwise factually supportable and reasonably identifiable, in each case, as certified by a Financial Officer and otherwise reasonably satisfactory to the Administrative Agent.

          "PRO RATA PERCENTAGE" of any Revolving Lender at any time shall mean the percentage of the total Commitments of all Revolving Lenders represented by such Lender's Commitment.

          "PROPERTY" shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

          "PROPERTY MATERIAL ADVERSE EFFECT" shall have the meaning assigned thereto in a Mortgage.

          "PURCHASE MONEY OBLIGATION" shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred within one year after such acquisition of or installation, construction or improvement with respect to such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.

          "QUALIFIED CAPITAL STOCK" of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.

          "REAL PROPERTY" shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

          "REFINANCING" shall mean the repayment in full and the termination of any commitment to make extensions of credit under all of the outstanding indebtedness listed on Schedule 1.01(a) of Borrower or any of its Subsidiaries.

          "REGISTER" shall have the meaning assigned to such term in Section 10.04(c).

          "REGULATION D" shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

          "REGULATION S-X" shall mean Regulation S-X promulgated under the Securities Act.

          "REGULATION T" shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

          "REGULATION U" shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

          "REGULATION X" shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

          "REGULATORY ACTION LEVEL" small mean the Regulatory Action Level risk-based capital threshold, as defined by NAIC, or, in any state that has not adopted the NAIC definition, as defined by the applicable state Governmental Authority.

          "REIMBURSEMENT OBLIGATIONS" shall mean Borrower's obligations under
Section 2.18(e) to reimburse LC Disbursements.

          "RELATED PARTIES" shall mean, with respect to any person, such person's Affiliates and the partners, directors, officers, employees, agents and advisors of such person and of such person's Affiliates.

          "RELEASE" shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

          "REQUIRED ADVANCES" means advances required by HMO Regulators to be made by any member of the Consolidated Group to a Contract Provider.

          "REQUIRED LENDERS" shall mean Lenders having more than 50% of all Commitments or, after the Revolving Commitments have terminated, more than 50% of all Revolving Exposure.

          "REQUIREMENTS OF LAW" shall mean, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law (including all applicable HMO Regulations, Medicare Regulations and Medicaid Regulations).

          "RESPONSE" shall mean (a) "response" as such term is defined in CERCLA, 42 U.S.C. Section 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the environment;
(ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.

          "RESPONSIBLE OFFICER" of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.

          "REVOLVING AVAILABILITY PERIOD" shall mean the period from and including the Closing Date to but excluding the earlier of (i) the Business Day preceding the Maturity Date and (ii) the date of termination of the Revolving Commitments.

          "REVOLVING BORROWING" shall mean a Borrowing comprised of Revolving Loans.

          "REVOLVING COMMITMENT" shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder up to the amount set forth on Schedule I to the Lender Addendum executed and delivered by such Lender or by an Increase Joinder, or in the Assignment and Assumption pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be
(a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The aggregate amount of the Lenders' Revolving Commitments on the Closing Date is $75,000,000.

          "REVOLVING EXPOSURE" shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender's LC Exposure, plus the aggregate amount at such time of such Lender's Swingline Exposure.

          "REVOLVING LENDER" shall mean a Lender with a Revolving Commitment.

          "REVOLVING LOAN" shall mean a Loan made by the Lenders to Borrower pursuant to Section 2.01. Each Revolving Loan shall either be an ABR Loan or a Eurodollar Loan.

          "RISK-BASED CAPITAL" means, with respect to each HMO Subsidiary, at any time, the amount of capital that an HMO Subsidiary must hold in reserve, as determined by the risk-based capital formula promulgated by the NAIC.

          "RS ADVANCES" shall mean ordinary course advances made by HMO Subsidiaries to Contract Providers on a per member per month basis designed to cover such Contract Providers' anticipated professional risk, which advances are then adjusted on a periodic basis (and in any event no less than quarterly) between the HMO Subsidiaries and the Contract Providers based on actual experience measured against pre-determined sharing ratios.

          "SALE AND LEASEBACK TRANSACTION" has the meaning assigned to such term in Section 6.03.

          "SAP" shall mean, with respect to each HMO Subsidiary, the statutory accounting principles and procedures prescribed or permitted by applicable HMO Regulations for such HMO Subsidiary, applied on a consistent basis.

          "SCHIP" shall mean the State Children's Health Insurance Program, a federal/state matching program that provides health care coverage to children not otherwise covered by Medicaid or other insurance programs and that may be administered by states through their Medicaid programs.

          "SECURED OBLIGATIONS" shall mean (a) the Obligations, (b) the due and punctual payment and performance of all obligations of Borrower and the other Loan Parties under each Hedging Agreement relating to the Facilities entered into with any counterparty that is a Secured Party at the time such Hedging Agreement is entered into and (c) the due and punctual payment and performance of all obligations of Borrower and the other Loan Parties (including overdrafts and related liabilities) under each Treasury Services Agreement entered into with a counterparty that is a Secured Party.

          "SECURED PARTIES" shall mean, collectively, the Administrative Agent, the Collateral Agent, each other Agent, the Lenders and each party to a Hedging Agreement or Treasury Services Agreement if at the date of entering into such Hedging Agreement or Treasury Services Agreement such person was a Lender or an Affiliate of a Lender and such person executes and delivers to the Administrative Agent a letter agreement in form and substance reasonably acceptable to the Administrative Agent pursuant to which such person (i) appoints the Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Sections 10.03 and 10.09.

          "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

          "SECURITIES COLLATERAL" shall have the meaning assigned to such term in the Security Agreement.

          "SECURITY AGREEMENT" shall mean a Security Agreement substantially in the form of Exhibit M among the Loan Parties and Collateral Agent for the benefit of the Secured Parties.

          "SECURITY AGREEMENT COLLATERAL" shall mean all property pledged or granted as collateral pursuant to the Security Agreement delivered (a) on the Closing Date or (b) thereafter pursuant to Section 5.11.

          "SECURITY DOCUMENTS" shall mean the Security Agreement, any Mortgages and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the Secured Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Security Agreement, any Mortgage or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to the Security Agreement or any Mortgage and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as collateral for the Secured Obligations.

          "SIGNIFICANT SUBSIDIARY" shall mean any Subsidiary of Borrower that individually, or any group of Subsidiaries of Borrower that together, would be a "Significant Subsidiary" of Borrower within the meaning of Rule 1-02 under Regulation S-X promulgated by the Securities and Exchange Commission.

          "SOCIAL SECURITY ACT" shall mean the Social Security Act of 1965 as set forth in Title 42 of the United States Code, as amended, and any successor statute thereto, as interpreted by the rules and regulations promulgated thereunder.

          "SPONSOR" shall mean GTCR Golder Rauner, L.L.C and GTCR Golder Rauner Fund VIII.

          "STANDBY LETTER OF CREDIT" shall mean any standby letter of credit or similar instrument issued for the purpose of supporting (a) workers' compensation liabilities of Borrower or any of its Subsidiaries, (b) the obligations of third-party insurers of Borrower or any of its Subsidiaries arising by virtue of the laws of any jurisdiction requiring third-party insurers to obtain such letters of credit, (c) performance, payment, deposit or surety obligations of Borrower or any of its Subsidiaries if required by a Requirement of Law or in accordance with custom and practice in the industry, (d) Indebtedness of Borrower or any of its Subsidiaries permitted to be incurred under Section 6.01 or such other obligations as may be agreed by the Issuing Bank.

          "STARK LAW" means Section 1877 of the Social Security Act as set forth at Section 1395nn of Title 42 of the United States Code, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time.

          "STATUTORY RESERVES" shall mean for any Interest Period for any Eurodollar Borrowing in dollars, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against "Eurocurrency liabilities" (as such term is used in Regulation D). Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

          "SUBORDINATED INDEBTEDNESS" shall mean Indebtedness of Borrower or any Guarantor that is by its terms subordinated in right of payment to the Obligations of Borrower and such Guarantor, as applicable.

          "SUBSIDIARY" shall mean, with respect to any person (the "PARENT") at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the Voting Stock thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, "Subsidiary" refers to a Subsidiary of Borrower.

          "SURVEY" shall mean a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all material respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey, unless otherwise approved by the Collateral Agent and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by Section 4.01(o)(iii) or (b) otherwise reasonably acceptable to the Collateral Agent.

          "SWINGLINE COMMITMENT" shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.17, as the same may be reduced from time to time pursuant to Section 2.07 or Section 2.17. The amount of the Swingline Commitment shall initially be $2,500,000, but shall in no event exceed the Revolving Commitment.

          "SWINGLINE EXPOSURE" shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

          "SWINGLINE LENDER" shall have the meaning assigned to such term in the preamble hereto.

          "SWINGLINE LOAN" shall mean any loan made by the Swingline Lender pursuant to Section 2.17.

          "SYNDICATION AGENT" shall have the meaning assigned to such term in the preamble hereto.

          "TAX RETURN" shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.

          "TAXES" shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

          "TEST PERIOD" shall mean, at any date of determination, the four consecutive fiscal quarters of Borrower then last ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to Section 5.01(a) or (b).

          "TITLE COMPANY" shall mean any title insurance company as shall be retained by Borrower and reasonably acceptable to the Administrative Agent.

          "TITLE POLICY" shall mean a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of a Mortgage as a valid first mortgage Lien on the Mortgaged Property and fixtures described therein in the amount equal to not less than 100% of the fair market value of such Mortgaged Property and fixtures, which policy (or such marked up commitment) shall (A) be issued by the Title Company, (B) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Collateral Agent, (C) contain a "tie-in" or "cluster" endorsement, if available under applicable law (i.e., policies that together insure against losses regardless of location or allocated value of the insured property up to a stated maximum aggregate coverage amount), (D) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Collateral Agent) as shall be reasonably requested by the Collateral Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, revolving credit, and so-called comprehensive coverage over covenants and restrictions), and (E) contain no exceptions to title other than exceptions reasonably acceptable to the Collateral Agent.

          "TOTAL ADJUSTED CAPITAL" means, with respect to each HMO Subsidiary, at any time, the Total Adjusted Capital (as defined by the NAIC on the date of determination and as determined in accordance with SAP) of such HMO Subsidiary.

          "TOTAL LEVERAGE RATIO" shall mean, at any date of determination, the ratio of Consolidated Indebtedness on such date to Consolidated EBITDA for the Test Period then most recently ended.

          "TRANSACTIONS" shall mean, collectively, the transactions to occur on or prior to the Closing Date, including (a) the Refinancing and (b) the payment of all fees, costs and expenses to be paid on or prior to the Closing Date and owing in connection with the Refinancing.

          "TRANSFERRED GUARANTOR" shall have the meaning assigned to such term in Section 7.09.

          "TREASURY SERVICES AGREEMENT" shall mean any agreement relating to treasury, depositary and cash management services or automated clearinghouse transfer of funds.

          "TYPE," when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

          "UCC" shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

          "UNITED STATES" shall mean the United States of America.

          "VOTING STOCK" shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which (or for purposes of the definition of "Affiliate" only, any class or classes of Equity Interests freely convertible at the holder's option at any time into a class of Equity Interest pursuant to which), the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

          "WHOLLY OWNED SUBSIDIARY" shall mean, as to any person, (a) any corporation 100% of whose capital stock or membership interests (other than directors' qualifying shares or other nominal amount of capital stock or membership interests required to comply with local laws) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.

          "WITHDRAWAL LIABILITY" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

          SECTION 1.02 CLASSIFICATION OF LOANS AND BORROWINGS. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan") or by Type (e.g., a "Eurodollar Loan") or by Class and Type (e.g., a "Eurodollar Revolving Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing") or by Type (e.g., a "Eurodollar Borrowing") or by Class and Type (e.g., a "Eurodollar Revolving Borrowing").

          SECTION 1.03 TERMS GENERALLY. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person's permitted successors and assigns, (c) the words "herein," "hereof" and "hereunder," and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time,
(f) the words "asset" and "property" shall be construed to have the same meaning and effect and, as the context requires, to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (g) "on," when used with respect to the Mortgaged Property or any property adjacent to the Mortgaged Property, means "on, in, under, above or about," and (h) the phrase "to the knowledge of" or similar phrases shall mean, where used in reference to Borrower or any of its Affiliates, the actual or constructive knowledge of any Responsible Officer.

          SECTION 1.04 ACCOUNTING TERMS; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect as set forth in the next sentence unless otherwise agreed to by Borrower and the Required Lenders. In the event that any "Accounting Change" (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then Borrower and the Administrative Agent agree to enter into negotiations in good faith in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Change with the desired result that the criteria for evaluating Borrower's financial condition shall be the same after such Accounting Change as if such Accounting Change had not occurred. Until such time as such amendment shall have been executed and delivered by Borrower and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. "ACCOUNTING CHANGE" refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting

Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission (or successors thereto or agencies with similar functions).

          SECTION 1.05 RESOLUTION OF DRAFTING AMBIGUITIES. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

                                   ARTICLE II

                                  THE CREDITS

          SECTION 2.01 COMMITMENTS. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Revolving Lender, severally and not jointly, agrees to make Revolving Loans to Borrower, at any time and from time to time during the Revolving Availability Period in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender's Revolving Exposure exceeding such Lender's Revolving Commitment.

          Within the limits set forth above and subject to the terms, conditions and limitations set forth herein, Borrower may borrow, pay or prepay and reborrow Revolving Loans.

          SECTION 2.02 LOANS.

          (a) Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make its Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.18(e)(ii), (x) ABR Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $250,000 and not less than $250,000 or (ii) equal to the remaining available balance of the applicable Commitments and (y) the Eurodollar Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $250,000 and not less than $250,000 or (ii) equal to the remaining available balance of the applicable Commitments.

          (b) Subject to Sections 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided that Borrower shall not be entitled to request any Borrowing that, if made, would result in more than eight Eurodollar Borrowings outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

          (c) Except with respect to Loans deemed made pursuant to Section 2.18(e)(ii), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 12:00 noon, New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by Borrower in the applicable Borrowing Request maintained with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

          (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above, and the Administrative Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and Borrower severally agrees to repay to the Administrative Agent forthwith on written demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and
(ii) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement, and Borrower's obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease.

          (e) Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

          SECTION 2.03 BORROWING PROCEDURE. To request a Revolving Borrowing, Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

          (a) the aggregate amount of such Borrowing;

          (b) the date of such Borrowing, which shall be a Business Day;

          (c) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

          (d) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period";

          (e) the location and number of Borrower's account to which funds are to be disbursed; and

          (f) that the conditions set forth in Sections 4.02(b)-(c) have been satisfied as of the date of the notice.

          If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

          SECTION 2.04 EVIDENCE OF DEBT; REPAYMENT OF LOANS.

          (a) Promise to Repay. Borrower hereby unconditionally promises to pay
(i) to the Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan of such Lender on the Maturity Date and (ii) to the Swingline Lender, the then unpaid principal amount of each Swingline Loan on the earlier of (x) the Maturity Date and (y) the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that solely in the case of repayments pursuant to clause (ii)(y) and so long as notice is given pursuant to Section 2.03 and the conditions in
Section 4.02 are satisfied, such repayments may be made by converting Swingline Loans into Revolving Loans; provided further that on each date that a Revolving Borrowing is made, Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

          (b) Lender and Administrative Agent Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder; and
(iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof. The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrower to repay the Loans in accordance with their terms.

          (c) Promissory Notes. Any Lender by written notice to Borrower (with a copy to the Administrative Agent) may request that Loans of any Class made by it be evidenced by a Note. In such event, Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered permitted assigns) in the applicable form. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more Notes in such form payable to the order of the payee named therein (or, if such Note is a registered note, to such payee and its registered permitted assigns).

          SECTION 2.05 FEES.

          (a) Commitment Fee. Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (a "COMMITMENT FEE") equal to 0.375% per annum on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the date hereof to but excluding the date on which the Revolving Commitment terminates. Accrued Commitment Fees shall be payable in arrears (A) on the last Business Day of March, June, September and December of each year, commencing on the last Business Day of June 2006, and (B) on the date on which the Revolving Commitment terminates. Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Commitment Fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose); provided that Defaulting Lenders shall not be entitled to receive any Commitment Fee accrued during a Default Period.

          (b) Administrative Agent Fees. Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees payable in the amounts and at the times separately agreed upon between Borrower and the Administrative Agent (the "ADMINISTRATIVE AGENT FEES").

          (c) LC and Fronting Fees. Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee ("LC PARTICIPATION FEE") with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Margin from time to time used to determine the interest rate on Eurodollar Loans pursuant to Section
2.06 on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date on which such Lender's Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee ("FRONTING FEE"), which shall accrue at the rate of 0.25% (or such other percentage as may be agreed upon by an Issuing Bank and Borrower) per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank's customary and reasonable fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued LC Participation Fees and Fronting Fees shall be payable in arrears (i) on the last Business Day of March, June, September and December of each year, commencing on the last Business Day of June 2006, and
(ii) on the date on which the Revolving Commitments terminate. Any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable on the last Business Day of March, June, September or December. All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

          (d) Generally. All Fees shall be paid on the dates due, in immediately available funds in dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders (other than Defaulting Lenders during a Default Period with respect thereto), except that Borrower shall pay the Fronting Fees directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

          SECTION 2.06 INTEREST ON LOANS.

          (a) ABR Loans. Subject to the provisions of Section 2.06(c), the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

          (b) Eurodollar Loans. Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

          (c) Default Rate. Notwithstanding the foregoing, (i) if any principal of or interest on any Loan or any fee or other amount payable by Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount for so long as such amount remains overdue and
(ii) upon the occurrence and during the continuation of an Event of Default under Section 8.01(g) or (h), all Obligations, in each case shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.06 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in Section 2.06(a) (in either case, the "DEFAULT RATE").

          (d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that
(i) interest accrued pursuant to Section 2.06(c) shall be payable on demand,
(ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan or a Swingline Loan without a permanent reduction in Revolving Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

          (e) Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

          SECTION 2.07 TERMINATION AND REDUCTION OF COMMITMENTS.

          (a) Termination of Commitments. The Revolving Commitments, the Swingline Commitment and the LC Commitment shall automatically terminate on the Maturity Date.

          (b) Optional Terminations and Reductions. At its option, Borrower may at any time terminate, or from time to time permanently reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $250,000 and not less than $250,000 and (ii) the Revolving Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the aggregate amount of Revolving Exposures would exceed the aggregate amount of Revolving Commitments.

          (c) Borrower Notice. Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce Revolving Commitments under
Section 2.07(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Lenders of the contents thereof. Each notice delivered by Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of Revolving Commitments delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments.

          SECTION 2.08 INTEREST ELECTIONS.

          (a) Generally. Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than eight Eurodollar Borrowings outstanding hereunder at any one time. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

          (b) Interest Election Notice. To make an election pursuant to this Section, Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section
2.03 if Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable. Each Interest Election Request shall specify the following information in compliance with Section 2.02:

          (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

          (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

          (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

          (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period."

          If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month's duration.

          Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

          (c) Automatic Conversion to ABR Borrowing. If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if (x) an Event of Default of the type specified in clauses (a), (b),
(g) or (h) of Section 8.01 has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (y) any Event of Default other than those specified in clauses (a), (b), (g) or (h) of Section
8.01 has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to Borrower, that no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing in excess of one month during the continuance of such Event of Default.

          SECTION 2.09 [RESERVED]

          SECTION 2.10 OPTIONAL AND MANDATORY PREPAYMENTS OF LOANS.

          (a) Optional Prepayments. Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part (including accrued and unpaid interest thereon), subject to the requirements of this
Section 2.10; provided that each partial prepayment shall be in an amount that is an integral multiple of $250,000 and not less than $250,000 or, if less, the outstanding principal amount of such Borrowing, together with any accrued and unpaid interest thereon.

          (b) Revolving Loan Prepayments.

          (i) In the event of the termination of all the Revolving Commitments, Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Borrowings and all outstanding Swingline Loans, in each case including accrued and unpaid interest thereon, and replace all outstanding Letters of Credit or cash collateralize all outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i).

          (ii) In the event of any partial reduction of the Revolving Commitments, then (x) at or prior to the effective date of such reduction, the Administrative Agent shall notify Borrower and the Revolving Lenders of the sum of the Revolving Exposures after giving effect thereto and (y) if the sum of the Revolving Exposures would exceed the aggregate amount of Revolving Commitments after giving effect to such reduction, then Borrower shall, on the date of such reduction, first, repay or prepay Swingline Loans, second, repay or prepay Revolving Borrowings and third, to the extent necessary, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.

          (iii) In the event that the sum of all Lenders' Revolving Exposures exceeds the Revolving Commitments then in effect, Borrower shall, without notice or demand, immediately first, repay or prepay Revolving Borrowings, and second, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.

          (iv) In the event that the aggregate LC Exposure exceeds the LC Commitment then in effect, Borrower shall, without notice or demand, immediately replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.

          (c) [Reserved]

          (d) [Reserved]

          (e) [Reserved]

          (f) [Reserved]

          (g) [Reserved]

          (h) Application of Prepayments. Prior to any optional prepayment hereunder, Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to
Section 2.10(i), subject to the provisions of this Section 2.10(h).

          Amounts to be applied pursuant to this Section 2.10 to the prepayment of Revolving Loans shall be applied first to reduce outstanding ABR Loans and any amounts remaining after such application shall be applied to prepay Eurodollar Loans. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.10 shall be in excess of the amount of the ABR Loans at the time outstanding (an "EXCESS AMOUNT"), only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of Borrower, the Excess Amount shall be either (A) deposited in an escrow account on terms satisfactory to the Collateral Agent and applied to the prepayment of Eurodollar Loans on the last day of the then next-expiring Interest Period for Eurodollar Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Loans and (ii) at any time while a Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.13.

          (i) Notice of Prepayment. Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of prepayment and (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such termination is revoked in accordance with Section 2.07. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Credit Extension of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.10. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

          SECTION 2.11 ALTERNATE RATE OF INTEREST. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

          (a) the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

          (b) the Administrative Agent is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

          SECTION 2.12 YIELD PROTECTION.

          (a) Increased Costs Generally. If any Change in Law shall:

          (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate) or the Issuing Bank;

          (ii) subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.15 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank); or

          (iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, the Issuing Bank or such Lender's or the Issuing Bank's holding company, if any, of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such

Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then, upon written request of such Lender or the Issuing Bank, Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

          (b) Capital Requirements. If any Lender or the Issuing Bank determines (in good faith, but in its reasonable discretion) that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender's or the Issuing Bank's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction suffered (it being understood that this Section 2.12 shall not impose duplicative obligations on Borrower relative to Section 2.15).

          (c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.12 and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

          (d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Issuing Bank's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof) .

          SECTION 2.13 BREAKAGE PAYMENTS. In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto (including as a result of the occurrence or continuance of an Event of Default),
(b) the conversion of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.16(b), then, in any such event, Borrower shall compensate each applicable Lender for the loss, cost and expense (other than loss of anticipated profit) attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such

Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

          SECTION 2.14 PAYMENTS GENERALLY; PRO RATA TREATMENT; SHARING OF
SETOFFS.

          (a) Payments Generally. Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or Reimbursement Obligations, or of amounts payable under Section 2.12, 2.13, 2.15 or 10.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim (except as expressly provided herein). Any amounts received after such time on any date may, in the reasonable discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 677 Washington Boulevard, Stamford, Connecticut, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.12, 2.13, 2.15 and 10.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars, except as expressly specified otherwise.

          (b) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Reimbursement Obligations, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and Reimbursement Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Reimbursement Obligations then due to such parties.

          (c) Sharing of Setoff. If any Lender (and/or the Issuing Bank, which shall be deemed a "Lender" for purposes of this Section 2.14(c)) shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender's receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

          (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

          (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully (and subject to the same limitations regarding payroll, tax, withholding, trust and petty cash accounts) as if such Lender were a direct creditor of such Loan Party in the amount of such participation. If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(c) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(c) to share in the benefits of the recovery of such secured claim.

          (d) Borrower Default. Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

          (e) Lender Default. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.14(d), 2.17(d), 2.18(d), 2.18(e) or 10.03(c), then the Administrative Agent may, in its reasonable discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

          (f) Pro Rata Treatment.

          (i) Each payment by Borrower of interest in respect of the Revolving Loans shall be applied to the amounts of such obligations owing to the Revolving Lenders pro rata according to the respective amounts then due and owing to the Revolving Lenders.

          (ii) Each payment on account of principal of the Revolving Borrowings shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

          SECTION 2.15 TAXES.

          (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Loan Parties shall be required by applicable Requirements of Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Loan Party shall make such deductions and (iii) the applicable Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

          (b) Payment of Other Taxes by Borrower. Without limiting the provisions of paragraph (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

          (c) Indemnification by Borrower. Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 30 days after written demand therefor (including reasonable backup documentation supporting such request), for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if Borrower reasonably believes that such Taxes were not correctly or legally asserted, the Administrative Agent or such Lender, as the case may be, will use commercially reasonable efforts to cooperate with Borrower to obtain a refund of such Taxes at Borrower's expense; provided further that neither the Administrative Agent nor such Lender shall be required to take any action that in its good faith judgment would be disadvantageous to it; provided further that any such refund will be subject to Section 2.15(f). A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

          (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

          (e) Status of Lenders. Any Foreign Lender shall, to the extent it may lawfully do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

          (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

          (ii) duly completed copies of Internal Revenue Service Form W-8ECI,

          (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit Q, or any other form approved by the Administrative Agent, to the effect that such Foreign Lender is not (A) a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of Borrower within the meaning of
     Section 881(c)(3)(B) of the Code, or (C) a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

          (iv) any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit Borrower to determine the withholding or deduction required to be made.

          (f) Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Bank determines, in its sole good faith discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Loan Parties or with respect to which the Loan Parties have paid additional amounts pursuant to this Section, it shall promptly pay the Loan Parties an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Loan Parties, upon the written request of the Administrative Agent, such Lender or the Issuing Bank, agree to promptly repay the amount paid over to Loan Parties (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Loan Parties or any other person. Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to Loan Parties the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid in the first instance.

          SECTION 2.16 MITIGATION OBLIGATIONS; REPLACEMENT OF LENDERS.

          (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, or requires Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, or file any certificate or document with a Government Authority to the extent reasonably requested by Borrower and not materially adverse to such Lender if, in the reasonable judgment of such Lender, such designation, assignment or filing (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses shall be submitted by such Lender to Borrower and shall be conclusive absent manifest error.

          (b) Replacement of Lenders. If any Lender requests compensation under
Section 2.12, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to
Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, or if Borrower exercises its replacement rights under Section 10.02(d), then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

          (i) Borrower shall have paid to the Administrative Agent the processing and recordation fee specified in Section 10.04(b);

          (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13), assuming for this purpose (in the case of a Lender being replaced pursuant to Section 10.02(d)) that the Loans of such Lender were being prepaid) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

          (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to
     Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter; and

          (iv) such assignment does not conflict with applicable Requirements of Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

          (c) Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Revolving Lender ("DEFAULTING LENDER") defaults (a "FUNDING DEFAULT") in its obligation to fund any Revolving Loan (a "DEFAULTED LOAN") in accordance with Section 2.02, then (i) after the occurrence and during any Funding Default (a "DEFAULT PERIOD") with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a "Revolving Lender" for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents and (ii) to the extent permitted by applicable law during the Default Period any voluntary prepayment of the Loans pursuant to Section 2.10 shall, if Borrower so requests at the time of making such voluntary prepayment and if the Administrative Agent, in its sole discretion, consents thereto, be applied to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding and the Revolving Exposure of such Defaulting Lender were zero, and if the Administrative Agent does not so elect, the portion attributable to the Defaulting Lender shall be held by the Administrative Agent for the benefit of the

Defaulting Lender, and as security (along with earnings, if any) for its obligations (y) under this agreement to the Agents and the Lenders and (z) when all such obligations (contingent and otherwise) have been satisfied, paid to Borrower, (iii) upon the Administrative Agent providing written consent (not to be unreasonably withheld) such Defaulting Lender's Revolving Commitment and outstanding Loans, and such Defaulting Lender's pro rata share of the LC Disbursements, shall be excluded for purposes of calculating the Commitment Fee in respect of any day during any Default Period with respect to such Defaulting Lender, and upon the Administrative Agent providing written consent (not to be unreasonably withheld), such Defaulting Lender shall not be entitled to receive any Commitment Fee with respect to such Defaulting Lender's Revolving Commitment in respect of any Defaulted Loan with respect to such Defaulting Lender and (iv) any portion of the Commitment Fee allocated to the Defaulting Lender shall be held by Administrative Agent for the benefit of the Defaulting Lender and as security (along with earnings, if any) for its obligations owed (y) under this Agreement to the Agents and the Lenders and (z) when all such obligations (contingent and otherwise) have been satisfied, paid to Borrower.

          SECTION 2.17 SWINGLINE LOANS.

          (a) Swingline Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $2,500,000 or (ii) the sum of the total Revolving Exposures exceeding the total Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, repay and reborrow Swingline Loans.

          (b) Swingline Loans. To request a Swingline Loan, Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Borrowing Request to the Administrative Agent and the Swingline Lender, not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan. Each Swingline Loan shall be an ABR Loan. The Swingline Lender shall make each Swingline Loan available to Borrower to an account as directed by Borrower in the applicable Borrowing Request maintained with the Administrative Agent (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.18(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan. Borrower shall not request a Swingline Loan if at the time of or immediately after giving effect to the Credit Extension contemplated by such request a Default has occurred and is continuing or would result therefrom. Swingline Loans shall be made in minimum amounts of $100,000 and integral multiples of $100,000 above such amount.

          (c) Prepayment. Borrower shall have the right at any time and from time to time to repay any Swingline Loan, in whole or in part, upon giving written notice to the Swingline Lender and the Administrative Agent before 12:00
(noon), New York City time, on the proposed date of repayment. Borrower may repay any Swingline Loan with the proceeds of a Revolving Loan made in accordance with the terms of this Agreement.

          (d) Participations. The Swingline Lender may at any time in its reasonable discretion by written notice given to the Administrative Agent (provided such notice requirement shall not apply if the Swingline Lender and the Administrative Agent are the same entity) not later than 1:00 p.m., New York City time, on the next succeeding Business Day following such notice require the Revolving

Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans then outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender's Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender's Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (so long as such payment shall not cause such Lender's Revolving Exposure to exceed such Lender's Revolving Commitment). Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify Borrower of any participations in any Swingline Loan acquired by the Revolving Lenders pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from Borrower (or other party on behalf of Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent. Any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve Borrower of any default in the payment thereof.

          SECTION 2.18 LETTERS OF CREDIT

          (a) General. Subject to the terms and conditions set forth herein, Borrower may request the Issuing Bank, and the Issuing Bank agrees, to issue Letters of Credit for its own account or the account of Borrower or a Subsidiary in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period (provided that Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary). The Issuing Bank shall have no obligation to issue, and Borrower shall not request the issuance of, any Letter of Credit at any time if after giving effect to such issuance, the LC Exposure would exceed the LC Commitment or the total Revolving Exposure would exceed the total Revolving Commitments. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

          (b) Request for Issuance, Amendment, Renewal, Extension; Certain Conditions and Notices. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, Borrower shall deliver, by hand or telecopier (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank), an LC Request to the Issuing Bank and the Administrative Agent not later than 1:00 p.m New York City time on the third Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is acceptable to the Issuing Bank).

          A request for an initial issuance of a Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank:

          (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);

          (ii) the amount thereof;

          (iii) the expiry date thereof (which shall not be later than the close of business on the Letter of Credit Expiration Date except as provided in clause (c) below);

          (iv) the name and address of the beneficiary thereof;

          (v) whether the Letter of Credit is to be issued for its own account or for the account of one of its Guarantors (provided that Borrower shall be a co-applicant, and therefore jointly and severally liable, with respect to each Letter of Credit issued for the account of a Guarantor);

          (vi) the documents to be presented by such beneficiary in connection with any drawing thereunder;

          (vii) the full text of any certificate to be presented by such beneficiary in connection with any drawing thereunder; and

          (viii) such other matters as the Issuing Bank may reasonably require.

          A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank:

          (i) the Letter of Credit to be amended, renewed or extended;

          (ii) the proposed date of amendment, renewal or extension thereof (which shall be a Business Day);

          (iii) the nature of the proposed amendment, renewal or extension; and

          (iv) such other matters as the Issuing Bank may reasonably require.

If requested by the Issuing Bank, Borrower also shall submit a letter of credit application on the Issuing Bank's standard form in connection with any request for a Letter of Credit; provided that to the extent such standard form is inconsistent with the Loan Documents, such Loan Documents shall supersede. A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed the LC Commitment, (ii) the total Revolving Exposures shall not exceed the total Revolving Commitments and (iii) the conditions set forth in Article IV in respect of such issuance, amendment, renewal or extension shall have been satisfied. Unless the Issuing Bank shall agree otherwise, no Letter of Credit shall be in an initial amount less than $100,000.

          Upon the issuance of any Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit, the Issuing Bank shall promptly notify the Administrative Agent, who shall promptly notify each Revolving Lender, thereof, which notice shall be accompanied by a copy of such Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit and the amount of such Lender's respective participation in such Letter of Credit pursuant to Section 2.18(d). On the first Business Day of each calendar month, the Issuing Bank shall provide to the Administrative Agent a report listing all outstanding Letters of Credit and the amounts and beneficiaries thereof and the Administrative Agent shall promptly provide such report to each Revolving Lender.

          (c) Expiration Date.

          (1) Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) in the case of a Standby Letter of Credit, (x) the date which is one year after the date of the issuance of such Standby Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit Expiration Date and (ii) in the case of a Commercial Letter of Credit, (x) the date that is 180 days after the date of issuance of such Commercial Letter of Credit (or, in the case of any renewal or extension thereof, 180 days after such renewal or extension) and (y) the Letter of Credit Expiration Date; provided that notwithstanding the foregoing, Letters of Credit may expire later than the Letter of Credit Expiration Date (but no later than one year (in the case of a standby letter of credit) or 180 days (in the case of a Commercial Letter of Credit) from the date of issuance thereof) provided that Borrower agrees to cash collateralize such Letters of Credit in an amount equal to 105% of the aggregate amount available to be drawn under such Letters of Credit by the date that is thirty (30) days prior to the Maturity Date on terms and conditions reasonably satisfactory to the Issuing Bank, and Borrower hereby agrees so to cash collateralize such Letters of Credit by such date, it being understood that no Lenders shall be released from any and all obligations to purchase participations or make Loans in respect of such Letters of Credit until such Letters of Credit shall have expired or been terminated.

          (2) If Borrower so requests in any Letter of Credit Request, the Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an "AUTO RENEWAL LETTER OF CREDIT"); provided that any such Auto Renewal Letter of Credit must permit the Issuing Bank to prevent any such renewal at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, Borrower shall not be required to make a specific request to the Issuing Bank for any such renewal. Once an Auto Renewal Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the earlier of (i) one year from the date of such renewal and (ii) the Letter of Credit Expiration Date; provided that the Issuing Bank shall not permit any such renewal if (x) the Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.18(l), 4.02 or otherwise), or
(y) it has received notice on or before the day that is two Business Days before the date that has been agreed upon pursuant to the proviso of the first sentence of this paragraph from the Administrative Agent that any Revolving Lender directly affected thereby has elected not to permit such renewal.

          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby irrevocably grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender's Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of

Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender's Pro Rata Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by Borrower on the date due as provided in Section 2.18(e), or of any reimbursement payment required to be refunded to Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, or expiration, termination or cash collateralization of any Letter of Credit and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

          (e) Reimbursement.

          (i) If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, Borrower shall reimburse such LC Disbursement by paying to the Issuing Bank an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on the date that such LC Disbursement is made if Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., New York City time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 3:00 p.m., New York City time, on the Business Day immediately following the day that Borrower receives such notice; provided that Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with ABR Loans or Swingline Loans in an equivalent amount and, to the extent so financed, Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Loans or Swingline Loans. Notwithstanding the foregoing, if such LC Disbursement is made after Borrower cash collateralized such Letter of Credit in accordance with Section 2.18(c), the Issuing Bank shall first apply such cash collateral as reimbursement in an amount equal to such LC Disbursement. If the LC Disbursement exceeds the cash collateral, then Borrower shall reimburse the Issuing Bank for such excess promptly after Borrower receives notice of such excess. Following the expiration or termination of any Letter of Credit that is cash collateralized pursuant to
Section 2.18(c), the Issuing Bank shall forward any remaining cash collateral with respect to such Letter of Credit to Borrower.

          (ii) If Borrower fails to make such payment when due or the amount due is not refunded pursuant to clause (i) above, the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from Borrower in respect thereof and such Revolving Lender's Pro Rata Percentage thereof. Each Revolving Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Revolving Lender shall have received such notice later than 12:00 noon, New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Revolving Lender's Pro Rata Percentage of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02(c) with respect to Revolving Loans made by such Revolving Lender, and the Administrative Agent will promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from Borrower pursuant to the above paragraph prior to the time that any Revolving Lender makes any payment pursuant to the preceding sentence and any such amounts received by the Administrative Agent from Borrower thereafter will be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made such payments and to the Issuing Bank, as appropriate.

          (iii) If any Revolving Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the Administrative Agent as provided above, each of such Revolving Lender and Borrower severally agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of Borrower, the rate per annum set forth in
Section 2.18(h) and (ii) in the case of such Lender, at a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

          (f) Obligations Absolute. The Reimbursement Obligation of Borrower as provided in Section 2.18(e) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that fails to comply with the terms of such Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.18, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of Borrower hereunder; (v) the fact that a Default shall have occurred and be continuing; or (vi) any material adverse change in the business, property, results of operations, prospects or condition, financial or otherwise, of Borrower and its Subsidiaries. None of the Agents, the Lenders, the Issuing Bank or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable Requirements of Law) suffered by Borrower that are caused by the Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

          (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly give written notice to the Administrative Agent and Borrower of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its Reimbursement Obligation to the Issuing Bank and the Revolving Lenders with respect to any such LC

Disbursement (other than with respect to the timing of such Reimbursement Obligation set forth in Section 2.18(e)).

          (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the date such LC Disbursement is made to but excluding the date that Borrower reimburses such LC Disbursement, at the rate per annum determined pursuant to Section 2.06(c). Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.18(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

          (i) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) reasonably demanding the deposit of cash collateral pursuant to this paragraph, Borrower shall deposit on terms and in accounts reasonably satisfactory to the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Revolving Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrower described in Section 8.01(g) or (h). Funds so deposited shall be applied by the Collateral Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of outstanding Reimbursement Obligations or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of Borrower under this Agreement. If Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount plus any accrued interest or realized profits with respect to such amounts (to the extent not applied as aforesaid) shall be returned to Borrower within three Business Days after all Events of Default have been cured or waived.

          (j) Additional Issuing Banks. Borrower may, at any time and from time to time, designate one or more additional Revolving Lenders to act as an issuing bank under the terms of this Agreement, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), the Issuing Bank and such Revolving Lender(s). Any Lender designated as an issuing bank pursuant to this paragraph (j) shall be deemed (in addition to being a Revolving Lender) to be the Issuing Bank with respect to Letters of Credit issued or to be issued by such Revolving Lender, and all references herein and in the other Loan Documents to the term "Issuing Bank" shall, with respect to such Letters of Credit, be deemed to refer to such Revolving Lender in its capacity as Issuing Bank, as the context shall require.

          (k) Resignation or Removal of the Issuing Bank. The Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 30 days' prior notice to the Lenders, the Administrative Agent and Borrower. The Issuing Bank may be replaced at any time by written agreement among Borrower, each Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank or any such additional Issuing Bank. At the time any such resignation or replacement shall become effective, Borrower shall pay all unpaid and invoiced fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(c). From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such addition and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. If at any time there is more than one Issuing Bank hereunder, Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.

          (l) Other. The Issuing Bank shall be under no obligation to issue any Letter of Credit if

          (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it; or

          (ii) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank.

The Issuing Bank shall be under no obligation to amend any Letter of Credit if
(A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

          SECTION 2.19 INCREASE IN COMMITMENTS.

          (a) Borrower Request. Borrower may by written notice to the Administrative Agent elect to request no more than three times prior to the Maturity Date, an increase to the existing Revolving Commitments by an amount not in excess of $50,000,000 in the aggregate and not less than $10,000,000 individually. Each such notice shall specify (i) the date (each, an "INCREASE EFFECTIVE Date") on which Borrower proposes that the increased or new Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Eligible Assignee to whom Borrower proposes any portion of such increased or new Commitments be allocated and the amounts of such allocations; provided that any existing Lender requested to provide all or a portion of the increased or new Commitments may elect or decline, in its sole discretion, to provide such increased or new Commitment.

          (b) Conditions. The increased or new Commitments shall become effective, as of such Increase Effective Date; provided that:

          (i) each of the conditions set forth in Section 4.02 shall be satisfied (or waived);

          (ii) no Default shall have occurred and be continuing or would result from the borrowings to be made on the Increase Effective Date;

          (iii) after giving effect to the borrowings to be made on the Increase Effective Date and to any change in Consolidated EBITDA and any increase or decrease in Indebtedness resulting from the consummation of any Permitted Acquisition concurrently with such borrowings on a Pro Forma Basis as of the date of the most recent financial statements delivered pursuant to
     Section 5.01(a) or (b), Borrower shall be in compliance with Section 6.10(a), in each case for the applicable Test Period;

          (iv) Borrower shall make any payments required pursuant to Section
     2.13 in connection with any adjustment of Revolving Loans pursuant to
     Section 2.19(d); and

          (v) Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.

          (c) Terms of New Loans and Commitments. The terms and provisions of Revolving Loans made pursuant to new Commitments shall be identical to the Revolving Loans. The increased or new Commitments shall be effected by a joinder agreement (the "INCREASE JOINDER") executed by Borrower, the Administrative Agent and each Lender making such increased or new Commitment, in form and substance reasonably satisfactory to each of them. The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.19; provided that such amendment or amendments shall be otherwise in compliance with Section 10.02.

          (d) Adjustment of Revolving Loans. Each of the Lenders having a Revolving Commitment prior to such Increase Effective Date (the "PRE-INCREASE REVOLVING LENDERS") shall assign to any Revolving Lender which is acquiring a new or additional Revolving Commitment on the Increase Effective Date (the "POST-INCREASE REVOLVING LENDERS"), and such Post-Increase Revolving Lenders shall purchase from each Pre-Increase Revolving Lender, at the principal amount thereof, such interests in the Revolving Loans and participation interests in LC Exposure and Swingline Loans outstanding on such Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participation interests in LC Exposure and Swingline Loans will be held by Pre-Increase Revolving Lenders and Post-Increase Revolving Lenders ratably in accordance with their Revolving Commitments after giving effect to such increased Revolving Commitments.

          (e) [Reserved]

          (f) Equal and Ratable Benefit. The Loans and Commitments established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such new Commitments. In addition, unless otherwise specifically provided herein, all references in the Loan Documents to

Revolving Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Loans made pursuant to new Commitments made pursuant to this Agreement.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

          Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders that:

          SECTION 3.01 ORGANIZATION; POWERS. Each Company (a) is a corporation, limited partnership or limited liability company duly organized or formed and, with respect to each Company that is a corporation or limited liability company, validly existing, under the laws of the jurisdiction of its organization, (b) has all requisite organizational power and authority and all requisite governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to own and lease its property and (c) is registered or qualified to do business and in good standing (to the extent such concept is applicable in the applicable jurisdiction) in every jurisdiction where such registered or qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. There is no existing default under any Organizational Document of any Company or any event that, with the giving of notice or passage of time or both, would constitute a default by any party thereunder that could reasonably be expected to result in a Material Adverse Effect.

          SECTION 3.02 AUTHORIZATION; ENFORCEABILITY. The Transactions to be entered into by each Loan Party are within such Loan Party's organizational powers and have been duly authorized by all necessary organizational action on the part of such Loan Party. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

          SECTION 3.03 NO CONFLICTS. The Transactions (a) do not require any consent or approval of, registration or filing with or other action by any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Loan Documents and (iii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Company, (c) will not violate any Requirement of Law except to the extent such violation could not be reasonably expected to result in a Material Adverse Effect, (d) will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon any Company or its property, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any property of any Company, except Liens created by the Loan Documents and Permitted Liens.

          SECTION 3.04 FINANCIAL STATEMENTS; PROJECTIONS.

          (a) Historical Financial Statements. Borrower has heretofore delivered to the Lenders (i) the consolidated balance sheets of Borrower as of December 31, 2005 and the related statements of income, stockholders' equity and cash flows of Borrower for the ten month period from March 1, 2005 to December 31, 2005 and the consolidated balance sheets of NewQuest, LLC as of December 31, 2004 and the related statements of income, members' equity and cash flows of NewQuest, LLC for the two month period from January 1, 2005 to February 28, 2005 and for the fiscal years ended December 31, 2004 and 2003, in each case audited by and accompanied by the unqualified opinion of KPMG, LLP, independent public accountants; and (ii) the balance sheets and related statements of income, stockholders' equity and cash flows for each HMO Subsidiary as of and for the fiscal years ended 2004 and 2003. Such financial statements have been and all financial statements delivered pursuant to Sections 5.01(a), (b) and (c) will be prepared in accordance with GAAP (or, as applicable with respect to HMO Subsidiaries, SAP) and present fairly in all material respects the financial condition and results of operations and cash flows of Borrower or the HMO Subsidiaries as of the dates and for the periods to which they relate.

          (b) No Material Adverse Effect. Since December 31, 2005 there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.

          (c) [Reserved].

          (d) Forecasts. On or prior to the Closing Date, Borrower has delivered to the Lenders forecasts of the financial performance of Borrower and its subsidiaries for the period ending December 31, 2010 prepared by Borrower. The forecasts of financial performance of Borrower and its subsidiaries furnished to the Lenders have been prepared in good faith by Borrower and based on assumptions believed by Borrower to be reasonable when made, it being understood by the Lenders, however, that forecasts as to the future events are not historical facts and that the actual results during the period or periods covered by the forecasts may differ from the forecasted results and that the differences may be material.

          SECTION 3.05 PROPERTIES.

          (a) Generally. Each Company has legal title to, or valid leasehold interests in, all its property material to its business, free and clear of all Liens except for Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, do not interfere in any material way with its ability to conduct its business as currently conducted or to utilize in any material way such property for its intended purpose. The property of the Companies, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear and damage by casualty excepted) except to the extent that failure to be in such condition could not be reasonably expected to result in a Material Adverse Effect and (ii) constitutes all the property that is reasonably required for the business and operations of the Companies as presently conducted.

          (b) Real Property. Schedules 8(a) and 8(b) to the Perfection Certificate dated the Closing Date contain a true and complete list of each parcel of Real Property leased, subleased or otherwise occupied or utilized by any Company, as lessee, sublessee, franchisee or licensee, as of the Closing Date. No Company owns in fee any Real Property as of the Closing Date.


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          (c) No Casualty Event. No Company has received any written notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any portion of its property and that could reasonably be expected to result in a Material Adverse Effect. No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 5.04.

          (d) Collateral. Each Loan Party owns or has rights to use all of the Collateral and all rights with respect to any of the foregoing necessary for or material to each Loan Party's business as currently conducted. The use by each Loan Party of such Collateral and all such rights with respect to the foregoing do not infringe on the rights of any person other than such infringement that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To Borrower's knowledge, no claim has been made and remains outstanding that any Loan Party's use of any Collateral does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

          SECTION 3.06 INTELLECTUAL PROPERTY.

          (a) Ownership/No Claims. Each Loan Party owns, or is licensed to use, all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the "INTELLECTUAL PROPERTY"), except for those the failure to own or have a license to use, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim. The use of such Intellectual Property by each Loan Party does not infringe the rights of any person, except for such claims of infringement that could not reasonably be expected to result in a Material Adverse Effect.

          (b) Registrations. Except pursuant to licenses and other user agreements entered into by each Loan Party that are listed in Schedule 12(a) or 12(b) to the Perfection Certificate or as could otherwise not be reasonably expected to result in a Material Adverse Effect, on and as of the date hereof each Loan Party owns and possesses the right to use, and has done nothing to authorize or enable any other person to use, any copyright, patent or trademark (as such terms are defined in the Security Agreement) listed in Schedule 12(a) or 12(b) to the Perfection Certificate. Each Loan Party has taken commercially reasonable action to maintain and protect all material patent, copyright and trademark registrations listed in Schedule 12(a) or 12(b) to the Perfection Certificate.

          (c) No Violations or Proceedings. To each Loan Party's knowledge, on and as of the date hereof, there is no material violation by others of any right of such Loan Party with respect to any copyright, patent or trademark listed in
Schedule 12(a) or 12(b) to the Perfection Certificate, pledged by it under the name of such Loan Party.

          SECTION 3.07 EQUITY INTERESTS AND SUBSIDIARIES.

          (a) Equity Interests. Schedules 1(a) and 10(a) to the Perfection Certificate dated the Closing Date set forth a list of (i) all the Subsidiaries of Borrower, their jurisdictions of organization as of the Closing Date and whether such Subsidiary is an HMO Subsidiary and (ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the Closing Date and the number of units or shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Closing Date. All Equity Interests of each Subsidiary of Borrower that are owned by Borrower or any of its Subsidiaries are duly and validly issued and are fully paid (except as to the general partner interests of GulfQuest, L.P.) and non-assessable (except, in the case of (1) GulfQuest, L.P., as assessments could be required on its outstanding limited partnership interests in respect of the matters described in Sections 3.03(a) and 6.07 of the Texas Revised Limited Partnership Act (the "TRLPA"), and as nonassessability of its outstanding general partner interests may be affected by the matters referred to in Section 4.03(b) of the TRLPA and GulfQuest L.P.'s Limited Partnership Agreement dated as of November 30, 2002 (the "PARTNERSHIP AGREEMENT") and (2) each Subsidiary that is a limited liability company, as assessments could be required on its outstanding limited liability company interests in respect of the matters referred to in Section
5.09 of the Texas Limited Liability Company Act, Section 48-236-105 of the Tennessee Limited Liability Company Act, Section 18-607 of the Delaware Limited Liability Company Act, Section 10-12-29 of the Alabama Limited Liability Company Act and Section 25-30 of the Illinois Limited Liability Company Act), and are owned by Borrower, directly or indirectly through Wholly Owned Subsidiaries. As of the Closing Date, contributions on the outstanding Equity Interests of any Company that is a limited liability company could not be required under the applicable Limited Liability Company Act. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the Security Agreement, free of any and all Liens, rights or claims of other persons, except the security interest created by the Security Agreement and Permitted Liens, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests (except for rights of first refusal under the Partnership Agreement).

          (b) No Consent of Third Parties Required. Except for consents obtained on or prior to the Closing Date, no consent of any person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary (from the perspective of a secured party) in connection with the creation, perfection or first priority status of the security interest of the Collateral Agent in any Equity Interests pledged to the Collateral Agent for the benefit of the Secured Parties under the Security Agreement or the exercise by the Collateral Agent of the voting or other rights provided for in the Security Agreement or the exercise of remedies in respect thereof.

          (c) Organizational Chart. An accurate organizational chart, showing the ownership structure of Borrower and each Subsidiary on the Closing Date, is set forth on Schedule 10(a) to the Perfection Certificate dated the Closing Date.

          SECTION 3.08 LITIGATION; COMPLIANCE WITH LAWS. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Loan Party, threatened against any Company or any business, property or rights of any Company or any of Borrower's Responsible Officers (i) that involve any Loan Document or any of the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. No Company or any of its property is in violation of, nor will the continued operation of its property as currently conducted violate, any Requirements of Law (including any zoning or building ordinance, code or approval or any building permits) or any requirements of a Medical Reimbursement Program or is in default with respect to any Requirement of Law, where in each case such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

          Without limiting the generality of the foregoing, with respect to each member of the Consolidated Group:

          (i) there is (A) no member of the Consolidated Group or Responsible Officer of any member of the Consolidated Group or, to the knowledge of any Loan Party, any other individual employed by any member of the Consolidated Group, in each case that would reasonably be expected to have criminal culpability or to be excluded from participation in any Medical Reimbursement Program for corporate or individual actions or failures to act where such culpability or exclusion has resulted or could reasonably be expected to result in an Exclusion Event; and (B) no officer continuing to be employed by the Consolidated Group who may reasonably be expected to have individual culpability for matters under investigation by the OIG or other Governmental Authority unless such officer has been, within a reasonable period of time after discovery of such actual or potential culpability, either suspended or removed from positions of responsibility related to those activities under challenge by the OIG or other Governmental Authority;

          (ii) current billing policies, arrangements, protocols and instructions comply with requirements of Medical Reimbursement Programs and are administered by properly trained personnel, except where any such failure to comply would not reasonably be expected to result in an Exclusion Event; and

          (iii) current medical director compensation arrangements comply with state and federal anti-kick back, fraud and abuse and Stark Law requirements, except where any such failure to comply would not reasonably be expected to result in an Exclusion Event.

          SECTION 3.09 AGREEMENTS. No Company is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound, where in any such case such default could reasonably be expected to result in a Material Adverse Effect, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default.

          SECTION 3.10 FEDERAL RESERVE REGULATIONS. No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose in contravention of the provisions of the regulations of the Board, including Regulation T, Regulation U or Regulation X. The pledge of the Securities Collateral pursuant to the Security Agreement does not violate such regulations.

          SECTION 3.11 INVESTMENT COMPANY ACT. No Company is registered or required to be registered as an "investment company" or a company "controlled" by an "investment company," as defined in the Investment Company Act of 1940, as amended.

          SECTION 3.12 USE OF PROCEEDS. Borrower will use the proceeds of any Revolving Loans and Swingline Loans on the Closing Date to effect the Transactions and after the Closing Date for general corporate purposes (including to effect Permitted Acquisitions, working capital and other purposes not prohibited by applicable Requirements of Law).

          SECTION 3.13 TAXES. Except as described on Schedule 3.13, each Company has (a) timely filed or caused to be timely filed all federal Tax Returns and all material Tax Returns or materials required to have been filed by it and all such Tax Returns are true and correct in all material respects and (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all Taxes (whether or not shown on any Tax Return) due and payable, collectible or remittable by it and all assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP. As used herein, "timely" shall mean that the required action has been taken prior to delinquency, taking into account any extensions to which such Company is entitled. Each Company has made adequate provision in accordance with GAAP for all Taxes not yet due and payable. Each Company is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. No Company has ever been a party to any understanding or arrangement constituting a "tax shelter" within the meaning of Section 6662(d)(2)(C)(iii) of the Code or within the meaning of Section 6111(c) or
Section 6111(d) of the Code as in effect immediately prior to the enactment of the American Jobs Creation of 2004, or has ever "participated" in a "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4, except as could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

          SECTION 3.14 NO MATERIAL MISSTATEMENTS. No written information, report, financial statement, certificate, Borrowing Request, LC Request, exhibit or schedule furnished by or on behalf of any Company to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, contained or contains any untrue statement of a material fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not materially misleading as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each Company represents only that it acted in good faith and utilized assumptions it believed to be reasonable at the time of the preparation of such information, report, financial statement, exhibit or schedule, it being understood by the Lenders, however, that forecasts as to the future events are not historical facts and that the actual results during the period or periods covered by the forecasts may differ from the forecasted results and that the differences may be material.

          SECTION 3.15 LABOR MATTERS. As of the Closing Date, there are no strikes, lockouts or slowdowns against any Company pending or, to the knowledge of any Company, threatened. The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters in any manner that could reasonably be expected to result in a Material Adverse Effect. All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound.


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

          SECTION 3.16 SOLVENCY. On the Closing Date and immediately following the making of each Loan, and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the properties of Borrower (on a consolidated basis with its Subsidiaries) on a going concern basis will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of Borrower (on a consolidated basis with its Subsidiaries) on a going concern basis will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) Borrower (on a consolidated basis with its Subsidiaries) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) Borrower (on a consolidated basis with its Subsidiaries) will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

          SECTION 3.17 EMPLOYEE BENEFIT PLANS. Except as could not be reasonably expected to result in a Material Adverse Effect, each Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of any Company or any of its ERISA Affiliates that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or the imposition of a Lien on any of the property of any Company that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the property of all such underfunded Plans except where such underfunding could not be reasonably expected to result in a Material Adverse Effect. Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of each Company or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 3.18 ENVIRONMENTAL MATTERS.

          (a) Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

          (i) The Companies and their businesses, operations and Real Property are and in the last six years have been in compliance with, and the Companies have no liability under, Environmental Laws;

          (ii) The Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law, all such Environmental Permits are valid and in good standing and, under the currently effective business plan of the Companies, no expenditures or operational adjustments will be required in order to renew or modify such Environmental Permits during the next five years;

          (iii) There has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by the Companies or their predecessors in interest that could reasonably be expected to result in liability by the Companies under Environmental Law;

          (iv) There is no Environmental Claim pending or, to the knowledge of the Companies, threatened against the Companies, or relating to the Real Property currently or formerly owned, leased or operated by the Companies or relating to the operations of the Companies, and there are no actions, activities, circumstances, conditions, events or incidents that could form the basis of such an Environmental Claim; and

          (v) No person with an indemnity or contribution obligation to the Companies relating to compliance with or liability under Environmental Law is in default with respect to such obligation.

          (b) (i) Except as, individually or in the aggregate, could not be reasonably expected to result in a Material Adverse Effect, no Company is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any written and binding order, decree, judgment or agreement by which it is bound or has assumed by contract or agreement, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location;

          (ii) Except as, individually or in the aggregate, could not be reasonably expected to result in a Material Adverse Effect, no Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Companies, no Real Property or facility formerly owned, operated or leased by the Companies or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or
(ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority including any such list relating to petroleum;

          (iii) Except as, individually or in the aggregate, could not be reasonably expected to result in a Material Adverse Effect, no Lien has been recorded or, to the knowledge of any Company, threatened under any Environmental Law with respect to any Real Property or other assets of the Companies;

          (iv) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other Environmental Law; and

          (v) The Companies have made available to the Lenders all material records and files in the possession, custody or control of, or otherwise reasonably available to, the Companies concerning compliance with or liability under Environmental Law, including those concerning the existence of Hazardous Material at, on, under or from Real Property or facilities currently or formerly owned, operated, leased or used by the Companies.

          This Section 3.18 sets forth the sole representations and warranties of the Companies with respect to matters generally applicable to Environmental Laws.

          SECTION 3.19 INSURANCE. Schedule 3.19 sets forth a true, complete and correct description in all material respects of all insurance maintained by each Company as of the Closing Date. All insurance maintained by the Companies is in full force and effect, all premiums have been duly paid, no Company has received notice of violation or cancellation thereof, any Premises, and the use, occupancy and operation thereof, comply in all material respects with all Insurance Requirements, and there exists no material default under any Insurance Requirement. Each Company has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations with similar risks and liabilities.

          SECTION 3.20 SECURITY DOCUMENTS.

          (a) Security Agreement. The Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal and valid Liens on, and security interests in, the Security Agreement Collateral and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate and
(ii) upon the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreement), the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral (other than such Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens. Notwithstanding anything to the contrary, the Collateral does not include any rights or Intellectual Property or intent-to-use trademark applications in each case solely to the extent that any law applicable to such rights or Intellectual Property prohibits the creation of a security interest or would otherwise result in a loss of rights from the creation of security interests therein.

          (b) Intellectual Property Filing. When the Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office, together with the filings referred to in (a) above, the Liens created by such Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Patents, Trademarks, Registered Copyrights and Registered Copyright Licenses (each as defined in such Security Agreement), in each case to the extent perfection can be so accomplished and subject to no Liens other than Permitted Liens.

          (c) Mortgages. Each Mortgage, if any, when filed in the office identified in the local counsel opinion delivered with respect thereto, is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal and valid first priority Liens on, and security interests in, all of the Loan Parties' right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Liens or other Liens reasonably acceptable to the Collateral Agent, and when each Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 5.11 and 5.12, the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in any Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Permitted Liens.

          (d) Valid Liens. Each Security Document delivered pursuant to Sections
5.11 and 5.12 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal and valid Liens on, and security interests in, all of the Loan Parties' right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which such possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Security Document), the Liens created by such Security Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than Permitted Liens.

          SECTION 3.21 [RESERVED]

          SECTION 3.22 ANTI-TERRORISM LAW.

          (a) No Loan Party and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering ("ANTI-TERRORISM LAWS"), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the "EXECUTIVE ORDER"), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56.

          (b) No Loan Party and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:

          (i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

          (ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

          (iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

          (iv) a person that commits, threatens or conspires to commit or supports "terrorism" as defined in the Executive Order; or

          (v) a person that is named as a "specially designated national and blocked person" on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control ("OFAC") at its official website or any replacement website or other replacement official publication of such list.

          (c) No Loan Party and, to the knowledge of the Loan Parties, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b)(i) above or determined to be subject to the Executive Order, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or
(iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

          SECTION 3.23 [RESERVED]

          SECTION 3.24 FRAUD AND ABUSE. To the knowledge of the Responsible Officers of the Loan Parties, no Loan Party or any of their respective officers, directors or Contract Providers with respect to their relationships with Borrower or any of its Subsidiaries have engaged in any activities that are prohibited under any applicable provision of the Social Security Act and the regulations promulgated thereunder, including HIPAA, Medicare Regulations and Medicaid Regulations, if such activities could reasonably be expected to result in a Material Adverse Effect.

          SECTION 3.25 LICENSING AND ACCREDITATION. Except to the extent a failure to do so could not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each HMO Subsidiary: (i) has obtained and maintains in good standing without restriction, all required licenses and certificates of authority, (ii) to the extent prudent and customary in the industry, has obtained and maintains in good standing without restriction, accreditation from applicable recognized accrediting agencies, (iii) has entered into and maintains in good standing without restriction its status under each Medical Reimbursement Program Provider Agreement to which it is a party, (iv) has implemented and maintains a compliance program designed to provide effective internal controls to promote adherence to, and to prevent and detect material violations of, any applicable HMO Regulations, Medicaid Regulations and Medicare Regulations, and (v) has implemented and maintains policies consistent with HIPAA on or before the date that any provision thereof becomes applicable to any HMO Subsidiary. The Loan Parties require each Contract Provider to provide evidence, in accordance with re-credentialing requirements, that such Contract Provider is duly licensed by each Governmental Authority having jurisdiction over the provision of such service by such person in the locations where the Loan Parties and HMO Subsidiaries conduct business, to the extent such licensing is required to enable such person to provide the professional services provided by such person. To the knowledge of the Loan Parties, on the date hereof, all such required licenses are in full force and effect and have not been revoked or suspended or otherwise limited.

                                   ARTICLE IV

                         CONDITIONS TO CREDIT EXTENSIONS

          SECTION 4.01 CONDITIONS TO INITIAL CREDIT EXTENSION. The obligation of each Lender and, if applicable, each Issuing Bank to fund the initial Credit Extension requested to be made by it shall be subject to the prior or concurrent satisfaction or deemed satisfaction of each of the conditions precedent set forth in this Section 4.01.

          (a) Loan Documents. All legal matters incident to this Agreement, the Credit Extensions hereunder and the other Loan Documents shall be reasonably satisfactory to the Lenders, to the Issuing Bank and to the Administrative Agent and there shall have been delivered to the Administrative Agent an executed counterpart of each of the Loan Documents and the Perfection Certificate.

          (b) Corporate Documents. The Administrative Agent shall have received:

               (i) a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i));

               (ii) a certificate of the secretary or assistant secretary of each HMO Subsidiary of any Loan Party dated the Closing Date, certifying that attached thereto is a true and complete copy of each Organizational Document of such HMO Subsidiary certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization;

               (iii) a certificate as to the good standing of each Loan Party and each of their HMO Subsidiaries (in so-called "long-form" if available) as of a recent date, from such Secretary of State (or other applicable Governmental Authority); and

               (iv) such other organizational documents as the Lenders, the Issuing Bank or the Administrative Agent may reasonably request.

          (c) Officer's Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of Borrower, confirming compliance with the conditions precedent set forth in this Section 4.01 and Sections 4.02(b) and (c).

          (d) Other Transactions, Etc.

          (i) The Lenders shall be satisfied with any changes to (compared with Borrower's audited financial statements as of and for the year ended December 31, 2005) the capitalization and the corporate or other organizational structure of the Companies.

          (ii) The Refinancing shall have been consummated in full with all liens in favor of the existing lenders being repaid in connection with the Refinancing being unconditionally released (or committed to be released in a manner satisfactory to the Administrative Agent); the Administrative Agent shall have received a "pay-off" letter in form and substance reasonably satisfactory to the Administrative Agent with respect to all debt being refinanced in the Refinancing; and the Administrative Agent shall have received from any person holding any Lien securing any such debt, such UCC termination statements (or authorization to file same), mortgage releases, releases of assignments of leases and rents, releases of security interests in Intellectual Property and other instruments, in each case in proper form for recording, as the Administrative Agent shall have reasonably requested to release and terminate of record the Liens securing such debt.

          (e) Financial Statements; Projections. The Lenders shall have received and shall be satisfied with the financial statements described in Section
     3.04 and with the forecasts of the financial performance of Borrower and its Subsidiaries.

          (f) Indebtedness. After giving effect to the Transactions and the other transactions contemplated hereby, no Company shall have outstanding any Indebtedness and none of Borrower or any of its Subsidiaries shall have outstanding any Preferred Stock other than (i) the Loans and Credit Extensions hereunder, (ii) the Indebtedness listed on Schedule 6.01(b), and (iii) Indebtedness owed to Borrower or any Guarantor.

          (g) Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself, the other Agents, the Arrangers, the Lenders and the Issuing Bank, a written opinion of (i) Bass, Berry & Sims PLC, special counsel for the Loan Parties, substantially to the effect set forth in Exhibit N-1, and (ii) the general counsel of Borrower and its Subsidiaries substantially to the effect set forth in Exhibit N-2, in each case (A) dated the Closing Date, (B) addressed to the Agents, the Issuing Bank and the Lenders and (C) covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request.

          (h) Solvency Certificate. The Administrative Agent shall have received a solvency certificate in the form of Exhibit O, dated the Closing Date and signed by the chief financial officer of Borrower.

          (i) Requirements of Law. The Lenders shall be reasonably satisfied that Borrower, its Subsidiaries and the Transactions shall be in compliance with all material Requirements of Law, including Regulations T, U and X of the Board.

          (j) Consents. The Lenders shall be reasonably satisfied that all requisite Governmental Authorities and third parties shall have approved or consented to the Transactions, and there shall be no governmental or judicial action, actual or threatened, that has or would have, singly or in the aggregate, a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Transactions or the other transactions contemplated hereby.

          (k) Litigation. There shall be no litigation, public or private, or administrative proceedings (private or governmental), governmental investigation (to the knowledge of the Companies) or other legal or regulatory developments, actual or to the knowledge of the Companies, threatened, that, singly or in the aggregate, has a reasonable likelihood of an adverse result and if adversely decided could reasonably be expected to result in a Material Adverse Effect, or could materially and adversely affect the ability of the parties to consummate the financings contemplated hereby.

          (l) [Reserved].

          (m) Fees. The Arrangers and Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including the legal fees and expenses of Cahill Gordon & Reindel LLP, special counsel to the Agents, and the fees and expenses of any local counsel, foreign counsel, appraisers, consultants and other advisors) required to be reimbursed or paid by Borrower hereunder or under any other Loan Document.

          (n) Personal Property Requirements. The Collateral Agent shall have received:

               (i) all certificates, agreements or instruments representing or evidencing the Securities Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank;

               (ii) the Intercompany Note executed by and among Borrower and each of the Guarantors, accompanied by instruments of transfer undated and endorsed in blank;

               (iii) all other certificates, agreements or instruments necessary to perfect the Collateral Agent's security interest in all Chattel Paper and all Instruments and all Investment Property of each Loan Party (as each such term is defined in the Security Agreement and to the extent required by the Security Agreement);

               (iv) UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents under applicable Requirements of Law in each jurisdiction as may be necessary or appropriate or, in the reasonable opinion of the Collateral Agent, desirable to perfect the Liens created, or purported to be created, by the Security Documents;

               (v) certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any property of any Loan Party is located and the state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that the Collateral Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Permitted Liens or any other Liens acceptable to the Collateral Agent);

               (vi) with respect to each location set forth on Schedule 4.01(n)(vi), a Landlord Access Agreement; provided that no such Landlord Access Agreement shall be required with respect to any Real Property that could not be obtained after the Loan Party that is the lessee shall have used all commercially reasonable efforts to do so; and

               (vii) evidence reasonably acceptable to the Collateral Agent of payment or arrangements for payment by the Loan Parties of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Security Documents.

          (o) Insurance. The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by
     Section 5.04 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a "standard" or "New York" lender's loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance reasonably satisfactory to the Administrative Agent.

          (p) HIPAA. The Business Associate Agreement shall have been executed and delivered by each party thereto.

          (q) USA Patriot Act. The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information that may be required by the Lenders in order to enable compliance with applicable "know your customer" and anti-money laundering rules and regulations, including the United States PATRIOT Act (Title III of P.L. 107-56 (signed into law October 26, 2001)) including the information described in Section 10.03.

          SECTION 4.02 CONDITIONS TO ALL CREDIT EXTENSIONS. The obligation of each Lender and each Issuing Bank to make any Credit Extension (including the initial Credit Extension) shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.

          (a) Notice. The Administrative Agent shall have received a notice or a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, substantive amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received notice or a LC Request as required by Section 2.18(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a Borrowing Request as required by Section 2.17(b).

          (b) No Default. Borrower and each other Loan Party shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and, at the time of and immediately after giving effect to such Credit Extension and the application of the proceeds thereof, no Default shall have occurred and be continuing on such date.

          (c) Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to "materiality" or "Material Adverse Effect" shall be true and correct in all respects) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

          Each of the delivery of a Borrowing Request or an LC Request and the acceptance by Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by Borrower and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in Sections 4.02(b) - (c) have been satisfied (or waived).

                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

          Each Loan Party warrants, covenants and agrees with each Lender that, so long as this Agreement shall remain in effect (excluding contingent indemnification obligations for which no claim has been asserted) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full or cash collateralized (in an amount equal to the 105% of the LC Exposure then outstanding plus any related fees and expenses), unless the Required Lenders shall otherwise consent in writing, each Loan Party will, and will cause each of its Subsidiaries to:

          SECTION 5.01 FINANCIAL STATEMENTS, REPORTS, ETC. Furnish to the Administrative Agent and each Lender (via Intralinks or other website or any other method reasonably acceptable to the Administrative Agent):

          (a) Annual Reports. As soon as available and in any event within 90 days after the end of each fiscal year, (i) the audited consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, cash flows and stockholders' equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year (it being understood that financial statements for the year ended December 31, 2005 shall be presented on a combined basis for Borrower and the predecessor entity, NewQuest, LLC, in a manner consistent with the presentation in Borrower's Form 10-K for the year ended December 31, 2005), and the notes thereto, and accompanied by an opinion of KPMG, LLP or other independent public accountants of recognized national standing reasonably satisfactory to the Administrative Agent (which opinion shall not be qualified as to scope or contain any going concern or other qualification), stating that such consolidated financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower and its Subsidiaries as of the dates and for the periods specified in accordance with GAAP, (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth (A) a statement of income items and Consolidated EBITDA of Borrower and its Subsidiaries for such fiscal year, showing variance, by dollar amount and percentage, from amounts for the previous fiscal year and budgeted amounts (it being understood that statements of income items and related amounts for the year ended December 31, 2005 shall be presented on a combined basis for Borrower and the predecessor entity, NewQuest, LLC, in a manner consistent with the presentation under the caption "Selected Financial Data" in Borrower's Form 10-K for the year ended December 31,
     2005) along with a brief discussion and analysis by management with respect to any material variances from budgeted amounts and (B) key operational information and statistics for such fiscal year consistent with internal and industry-wide reporting standards, and (iii) a narrative report and management's discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations of Borrower and its Subsidiaries for such fiscal year, as compared to amounts for the previous fiscal year (it being understood that (x) the information required by clauses (i) and (iii) may be furnished in the form of a Form 10-K and (y) the information required by clause (ii) may be provided in a single, consolidated report);

          (b) Quarterly Reports. As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year, beginning with the fiscal quarter ending March 31, 2006, (i) the unaudited consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal quarter and the related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year (it being understood that financial statements for fiscal periods ended during 2005 shall be presented on a combined basis for Borrower and the predecessor entity, NewQuest, LLC, in a manner consistent with the presentation in Borrower's Form 10-K for the year ended December 31, 2005), and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower and its Subsidiaries as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause
     (a) of this Section, subject to normal year-end audit adjustments, (ii) a management report in a form reasonably satisfactory to the Administrative

     Agent setting forth (A) a statement of income items and Consolidated EBITDA of Borrower and its Subsidiaries for such fiscal quarter and for the then elapsed portion of the fiscal year, showing variance, by dollar amount and percentage, from amounts for the comparable periods in the previous fiscal year and budgeted amounts (it being understood that statements of income items and related amounts for fiscal periods ended during 2005 shall be presented on a combined basis for Borrower and the predecessor entity, NewQuest, LLC in a manner consistent with the presentation in Borrower's Form 10-K for the year ended December 31, 2005) along with a brief discussion and analysis by management with respect to any material variances from budgeted amounts and (B) key operational information and statistics for such fiscal quarter and for the then elapsed portion of the fiscal year consistent with internal and industry-wide reporting standards, and (iii) a narrative report and management's discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year (it being understood that (x) the information required by clauses (i) and (iii) may be furnished in the form of a Form 10-Q and (y) the information required by clause (ii) may be provided in a single, consolidated report;

          (c) HMO Subsidiary Reports. Within 15 Business Days after the date that such annual and quarterly financial statements of each HMO Subsidiary are required to be filed pursuant to any HMO Regulation, such annual and quarterly financial statements prepared in accordance with SAP;

          (d) Financial Officer's Certificate. (i) Concurrently with any delivery of financial statements under Section 5.01(a) or (b), a Compliance Certificate (A) certifying that to the knowledge of such Financial Officer no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (B) beginning with the fiscal quarter ending March 31, 2006, setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.07(f) and 6.10 (including the aggregate amount of any sale or issuances of Qualified Capital Stock after the Closing Date for such period and the uses therefor), (C) showing a reconciliation of Consolidated EBITDA to the net income set forth on the statement of income and (D) stating whether there have been any changes to
     Schedule 1(a) to the Perfection Certificate (as supplemented); (ii) concurrently with any delivery of financial statements under Section 5.01(a) above, beginning with the fiscal year ending December 31, 2006, a report of the accounting firm opining on or certifying such financial statements stating that in the course of its regular audit of the financial statements of Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge that any Default insofar as it relates to financial or accounting matters has occurred or, if in the opinion of such accounting firm such a Default has occurred, specifying the nature and extent thereof; and (iii) concurrently with the delivery of financial statements under
     Section 5.01(b), (A) written notification of Investments during such fiscal quarter by any member of the Consolidated Group in any HMO Subsidiary that, individually or in the aggregate in any fiscal year of Borrower, exceed 10% of the Company Action Level or, in any state that has not adopted the NAIC definition, the relevant state's reserve requirements, as applicable, (in each case as determined in accordance with SAP at the immediately preceding fiscal-year-end determination thereof) of such HMO Subsidiary; provided that, to the extent such Investments, individually or in the aggregate, materially deviate from the business plan and budget delivered pursuant to
     Section 5.01(h), written notification of such Investments shall be provided not later than fifteen days following the end of the calendar month during which such Investments are made and (B) evidence of any requirement by an HMO Regulator for any member of the Consolidated Group to make a Required Advance in excess of $100,000;

          (e) Financial Officer's Certificate Regarding Collateral. Concurrently with any delivery of financial statements under Section 5.01(a), a certificate of a Financial Officer setting forth the information required pursuant to the Perfection Certificate Supplement or confirming that there has been no change in such information since the date of the Perfection Certificate or latest Perfection Certificate Supplement;

          (f) Public Reports. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Company with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to holders of its Material Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor), as the case may be;

          (g) Management Letters. Promptly after the receipt thereof by any Company, a copy of any final "management letter" received by any such person from its certified public accountants and the management's responses thereto;

          (h) Budgets. Within 30 days after the beginning of each fiscal year starting in 2007, a budget for Borrower in form reasonably satisfactory to the Administrative Agent including balance sheets, statements of income and sources and uses of cash, for each quarter of such fiscal year prepared in detail with appropriate presentation and discussion of the principal assumptions upon which such budget is based;

          (i) Reinsurance. Within 120 days after the end of each fiscal year of Borrower, a schedule setting forth in reasonable detail the reinsurance arrangements maintained by each of the HMO Subsidiaries as of the end of such fiscal year (with any subsequent changes described therein); and

          (j) Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request (other than privileged information or confidential information relating to individual patients).

          SECTION 5.02 LITIGATION AND OTHER NOTICES. Furnish to the Administrative Agent (for each Lender) written notice of the following promptly and in any event within five Business Days after Borrower obtains knowledge thereof:

          (a) any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

          (b) the filing or commencement of, or any known threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Company or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;

          (c) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect;

          (d) [Reserved];

          (e) the institution of any investigation or proceeding against such person to terminate (or that could reasonably be expected to result in the termination of) the contract of any of the HMO Subsidiaries to be a Medicare Advantage Program contractor or state Medicaid Program contractor or its status under any Medical Reimbursement Program or any investigation or proceeding that could reasonably be expected to result in an Exclusion Event;

          (f) its receipt of any notice of intent to exclude or any notice of proposal to exclude issued by the OIG (together with a copy of any such notice);

          (g) its receipt of any notice of, compliance order or adverse reporting regarding loss or threatened loss of accreditation, loss of participation under any reimbursement program or loss of applicable health care license or certificate of authority of any HMO Subsidiary, and any other material deficiency notices, compliance orders or adverse reports issued by any HMO Regulator or other Governmental Authority or private insurance company pursuant to a provider agreement that, if not promptly complied with or cured, could result in the suspension or forfeiture of any license, certification, or accreditation necessary for such HMO Subsidiary to carry on its business substantially as then conducted or the termination of any insurance or reimbursement program available to any HMO Subsidiary (in each case together with a copy of any such notice);

          (h) its receipt of any correspondence from an HMO Regulator asserting that Borrower or any of its Subsidiaries is not in compliance in all material respects with HMO Regulations or threatening action against Borrower or any of its Subsidiaries under the HMO Regulations (together with a copy of such correspondence);

          (i) the incurrence of any material Lien (other than Permitted Liens) on, or claim asserted against any of the Collateral; and

          (j) with respect to any HMO Subsidiary operating in a state that has adopted the NAIC definition of Company Action Level, any failure of such HMO Subsidiary to maintain its capital reserve requirements at or above the Company Action Level.

          SECTION 5.03 EXISTENCE; BUSINESSES AND PROPERTIES.

          (a) Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05 or Section 6.06 or, in the case of Borrower or any Subsidiary, where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          (b) Do or cause to be done all things reasonably necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, certifications, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; except as permitted by Section 6.15 maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply with all applicable Requirements of Law (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental

Authority, whether now in effect or hereafter enacted, except, in each case, where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business and damage by casualty) and from time to time make, or cause to be made, all needful repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 5.03(b) shall prevent (i) sales of property, consolidations or mergers by or involving any Company in accordance with Section 6.05 or Section 6.06; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Company of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such person reasonably determines are not necessary to the conduct of the Companies' business, taken as a whole, or no longer commercially desirable or economically practical to maintain.

          SECTION 5.04 INSURANCE.

          (a) Generally. Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance as is reasonably prudent in the good faith judgment of the Responsible Officers of Borrower or otherwise, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations and with similar risk factors, including insurance with respect to any Mortgaged Properties and other properties material to the business of the Companies against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, including (i) physical hazard insurance on an "all risk" basis, (ii) commercial general liability against claims for bodily injury, death or property damage covering any and all claims insurable at reasonable expense, (iii) explosion insurance in respect of any boilers, machinery or similar apparatus constituting Collateral,
(iv) business interruption insurance (or an alternative form of insurance that provides coverage to compensate for losses arising from business interruptions) and (v) worker's compensation insurance and such other insurance as may be required by any Requirement of Law; provided that with respect to physical hazard insurance, neither the Collateral Agent nor the applicable Company shall agree to the adjustment of any claim thereunder in excess of $1,000,000 without the consent of the other (such consent not to be unreasonably withheld or delayed); provided, further, that no consent of any Company shall be required during the continuance of an Event of Default.

          (b) Requirements of Insurance. All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Collateral Agent of written notice thereof to the extent available on commercially reasonable terms, (ii) name the Collateral Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance but excluding business interruption insurance), as applicable and (iii) if reasonably requested by the Collateral Agent, include a breach of warranty clause.

          (c) Notice to Agents. Notify the Administrative Agent and the Collateral Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.04 is taken out by any Company; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.

          (d) Flood Insurance. With respect to any Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time require, if at any time the area in which any improvements located on any Mortgaged Property is designated a "flood hazard area" in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

          (e) Broker's Report. Deliver to the Administrative Agent and the Collateral Agent a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Administrative Agent or the Collateral Agent may from time to time reasonably request (absent the occurrence and continuation of an Event of Default, no more than once in any fiscal year).

          (f) Mortgaged Properties. No Loan Party that is an owner of Mortgaged Property, if any, shall take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Loan Party's respective Mortgage or that could be the basis for a defense to any claim under any Insurance Policy maintained in respect of the Premises, and each Loan Party shall otherwise comply in all material respects with all Insurance Requirements in respect of the Premises; provided, however, that each Loan Party may, at its own expense and with written notice to the Administrative Agent, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section
5.04 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this
Section 5.04.

          SECTION 5.05 OBLIGATIONS AND TAXES.

          (a) Payment of Obligations. Discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (x)(i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Company shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP and (ii) such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien.

          (b) Filing of Returns. Timely file all material Tax Returns required to be filed by it. Withhold, collect and remit all Taxes that it is required to collect, withhold or remit except to the extent the failure to withhold, collect and remit could not be reasonably expected to result in a Material Adverse Effect.

          SECTION 5.06 EMPLOYEE BENEFITS. (a) Comply with the applicable provisions of ERISA and the Code with respect to Plans except to the extent any non-compliance could not be reasonably expected to result in a Material Adverse Effect and (b) furnish to the Administrative Agent (x) as soon as possible after, and in any event within 10 days after any Responsible Officer of any Company or any ERISA Affiliates of any Company knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Companies or the imposition of a Lien, in each case in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect, a statement of a Financial Officer of Borrower setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto, and (y) upon the reasonable request by the Administrative Agent, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Company or any ERISA Affiliate with the Employee Benefits Security Administration with respect to each Plan;
(ii) the most recent actuarial valuation report for each Plan; (iii) all written notices received by any Company or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan (or employee benefit plan sponsored or contributed to by any Company) as the Administrative Agent shall reasonably request.

          SECTION 5.07 MAINTAINING RECORDS; ACCESS TO PROPERTIES AND INSPECTIONS; ANNUAL MEETINGS.

          (a) Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and in all material respects with all Requirements of Law are made of all dealings and transactions in relation to its business and activities. Each Company will permit any representatives designated by the Administrative Agent or any Lender (through the Administrative Agent) to visit and inspect the financial records and the property of such Company at reasonable times during normal business hours with reasonable prior notice and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender (through the Administrative Agent) to discuss (other than privileged information or confidential information about individual patients) the affairs, finances, accounts and condition of any Company with the officers and employees thereof and advisors therefor (including independent accountants); provided that (i) this Section 5.07(a) shall not apply to HMO Subsidiaries to the extent prohibited by any Requirements of Law, (ii) a representative of Borrower shall be given the opportunity to be present for any communication with Borrower's independent accountants, (iii) the Loan Parties shall not be required to pay the expenses of more than one such visit and inspection during any fiscal year unless any Event of Default has occurred and is continuing and (iv) each Lender shall at times coordinate with Administrative Agent the frequency and timing of any such visits and inspections so as to reasonably minimize the burden imposed on the Loan Parties.

          (b) Within 150 days after the end of each fiscal year of the Companies, at the reasonable request of the Administrative Agent or Required Lenders, use commercially reasonable efforts to hold a meeting (at a mutually agreeable location, venue and time or, at the option of the Administrative Agent in consultation with Borrower by conference call, the costs of such venue or call to be paid by Borrower) with all Lenders who choose to attend such meeting, at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Companies and the budgets presented for the current fiscal year of the Companies. The Administrative Agent shall use commercially reasonable efforts to provide Lenders reasonable notice of any such meeting.

          SECTION 5.08 USE OF PROCEEDS. Use the proceeds of the Loans only for the purposes set forth in Section 3.12 and request the issuance of Letters of Credit only for the purposes set forth in the definition of Commercial Letter of Credit or Standby Letter of Credit, as the case may be.


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

          SECTION 5.09 COMPLIANCE WITH ENVIRONMENTAL LAWS; ENVIRONMENTAL
REPORTS.

          (a) Comply, and cause all lessees and other persons occupying Real Property of any Company to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; obtain and renew all material Environmental Permits applicable to its operations and Real Property; and conduct, in all material respects, all Responses required by, and in accordance with, Environmental Laws; provided that no Company shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

          (b) If a Default caused by reason of a breach of Section 3.18 or
Section 5.09(a) shall have occurred and be continuing for more than 20 days without the Companies commencing activities reasonably likely to cure such Default in accordance with Environmental Laws, at the reasonable written request of the Administrative Agent or the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such reasonable request, at the expense of Borrower, an environmental assessment report regarding the matters that are the subject of such Default, including, where appropriate, soil and/or groundwater sampling, prepared by an environmental consulting firm and, in the form and substance, reasonably acceptable to the Administrative Agent and indicating where appropriate in light of the subject matter of the request the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them.

          SECTION 5.10 [RESERVED]

          SECTION 5.11 ADDITIONAL COLLATERAL; ADDITIONAL GUARANTORS.

          (a) Subject to this Section 5.11, with respect to any personal property (other than real property leasehold interests) acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, promptly (and in any event within 30 days after the acquisition thereof) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements (prepared by the applicable Agent or its counsel) to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. Borrower shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents against such after-acquired properties.

          (b) With respect to any person that is or becomes a Subsidiary after the Closing Date in accordance with Section 6.14, promptly (and in any event within 30 days after such person becomes a Subsidiary) (i) the applicable Loan Party shall deliver to the Collateral Agent the certificates, if any, representing all of such Subsidiary's Equity Interests such Loan Party holds, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause such new Subsidiary (if a Domestic Subsidiary) (A) to execute a Joinder Agreement or such comparable documentation to become a Guarantor and a joinder agreement to the Security Agreement, substantially in the form annexed thereto, (B) to take all actions necessary or advisable in the reasonable opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent and
(C) execute a Business Associate Agreement. Notwithstanding the foregoing, (1) the Equity Interests required to be delivered to the Collateral Agent pursuant to clause (i) of this Section 5.11(b) shall not include more than 65% of any Voting Stock of a "first tier" Foreign Subsidiary created or acquired after the Closing Date, (2) no Foreign Subsidiary shall be required to take the actions specified in clause (ii) of this Section 5.11(b) and (3) no HMO Subsidiary shall be required to take the actions specified in clause (ii) of this Section 5.11(b).

          (c) Promptly (and in any event, within 60 days of the acquisition thereof), (i) grant to the Collateral Agent a security interest in and Mortgage on each Real Property owned in fee by such Loan Party as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a fair market value of at least $2,500,000, and (ii) use its commercially reasonable efforts to grant to the Collateral Agent a security interest in and Mortgage on, unless the Collateral Agent otherwise consents, each leased Real Property of such Loan Party which lease individually has a fair market value of at least $2,500,000 in each case, as additional security for the Secured Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 6.02). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Collateral Agent and shall constitute legal and valid perfected Liens subject only to Permitted Liens and other Liens reasonably acceptable to the Collateral Agent. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a Title Policy, a Survey and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) in respect of such Mortgage).

          SECTION 5.12 SECURITY INTERESTS; FURTHER ASSURANCES. Promptly, upon the reasonable request of the Administrative Agent or the Collateral Agent, at Borrower's expense, (a) execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Security Document or Permitted Liens, or use commercially reasonable efforts to obtain any consents or waivers as may be necessary or appropriate in connection therewith, and (b) deliver or cause to be delivered to the Administrative Agent and the Collateral Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent as the Administrative Agent and the Collateral Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents. Notwithstanding anything to the contrary herein, for purposes of Intellectual Property, no Loan Party shall have any obligation to perfect the Collateral Agent's or the

Secured Parties' interest in Intellectual Property outside the United States under any Security Documents. Upon the exercise by the Administrative Agent, the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document that requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Lender may reasonably require. If the Administrative Agent, the Collateral Agent or the Required Lenders determine that they are required by a Requirement of Law to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise reasonably satisfactory to the Administrative Agent and the Collateral Agent.

          SECTION 5.13 INFORMATION REGARDING COLLATERAL. Not effect any change
(i) in any Loan Party's legal name (including as a result of a changing identity or organizational structure), (ii) in any Loan Party's Federal Taxpayer Identification Number or organizational identification number, if any, or (iii) in any Loan Party's jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agent not less than 15 days' prior written notice, or such lesser notice period agreed to by the Collateral Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Collateral Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable, to the extent required under any Loan Document. Each Loan Party agrees to promptly provide the Collateral Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence. Each Loan Party also agrees to promptly notify the Collateral Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral is located (including the establishment of any such new office or facility), other than changes in location to a Mortgaged Property or a leased property subject to a Landlord Access Agreement.

          SECTION 5.14 COMPANY ACTION LEVEL. Any HMO Subsidiary operating in a state that has adopted the NAIC definition of Company Action Level that has capital reserves below such Company Action Level shall comply with all requirements under applicable HMO Regulations with respect to providing information to the applicable Governmental Authority.

          SECTION 5.15 [RESERVED]

          SECTION 5.16 COMPLIANCE WITH LAWS.

          (a) Comply with all applicable laws, rules, regulations, orders, writs, injunctions and decrees of any Governmental Authority (including Titles XVIII and XIX of the Social Security Act, Medicare Regulations, Medicaid Regulations, HMO Regulations and HIPAA), whether now existing or hereafter enacted, except where the failure to comply therewith, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          (b) Obtain and maintain all material certifications, licenses, permits, authorizations and approvals of all applicable Governmental Authorities as are required for the conduct of its business as currently conducted and as proposed to be conducted, including licenses and contracts with Medicare and

Medicaid, except where the failure to comply therewith, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

                                   ARTICLE VI

                               NEGATIVE COVENANTS

          Each Loan Party warrants, covenants and agrees with each Lender that, so long as this Agreement shall remain in effect (excluding contingent indemnification obligations for which no claim has been asserted) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full or cash collateralized (in an amount equal to 105% of the LC Exposure then outstanding plus fees and expenses related thereto), unless the Required Lenders shall otherwise consent in writing, no Loan Party will, nor will they cause or permit any Subsidiary to:

          SECTION 6.01 INDEBTEDNESS. Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:

          (a) Indebtedness incurred under this Agreement and the other Loan Documents;

          (b) (i) Indebtedness outstanding on the Closing Date and listed on
     Schedule 6.01(b) and (ii) refinancings and renewals of the Indebtedness described in clause (i); provided that (A) any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith, (B) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed or refinanced, (C) the covenants, events of default, subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to Borrower than those contained in the Indebtedness being renewed or refinanced and (D) any refinancing or renewal of Indebtedness of Borrower or any Guarantor shall be Indebtedness of Borrower or any Guarantor;

          (c) Indebtedness of Borrower or any Guarantor under Hedging Obligations with respect to interest rates, foreign currency exchange rates or commodity prices, in each case not entered into for speculative purposes; provided that if such Hedging Obligations relate to interest rates, (i) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and
     (ii) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

          (d) Indebtedness permitted by Section 6.04(f);

          (e) Indebtedness in respect of Purchase Money Obligations and Capital Lease Obligations, and refinancings or renewals thereof, in an aggregate amount not to exceed $10,000,000 at any time outstanding;

          (f) Indebtedness incurred by HMO Subsidiaries owed to third parties in an aggregate amount not to exceed $2,000,000 at any time outstanding;

          (g) Indebtedness in respect of appeal, bid, performance or surety or similar bonds, workers' compensation claims, self-insurance obligations and bankers acceptances issued for the account of any Company in the ordinary course of business, including guarantees or obligations of any Company with respect to letters of credit supporting such bid, performance or surety bonds, workers' compensation claims, self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed);

          (h) Contingent Obligations of any Loan Party in respect of Indebtedness otherwise permitted under this Section 6.01;

          (i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within ten days of incurrence;

          (j) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

          (k) other Indebtedness of Borrower or any Guarantor in an aggregate amount not to exceed $25,000,000 at any time outstanding;

          (l) subordinated (on terms reasonably satisfactory to the Administrative Agent) Indebtedness of Borrower or any Guarantor issued to sellers in connection with Permitted Acquisitions not to exceed $25,000,000 in aggregate principal amount at any one time outstanding;

          (m) subordinated (on terms reasonably satisfactory to the Administrative Agent) Indebtedness of Borrower or any Guarantor consisting of promissory notes issued to current or former directors, consultants, managers, officers and employees or their spouses or estates to purchase or redeem an Equity Interest of Borrower issued to such person not to exceed $5.0 million in aggregate principal amount per fiscal year and $10.0 million in aggregate principal amount prior to the Maturity Date; provided that such amount shall be reduced dollar-for-dollar by payments made pursuant to Section 6.08(b) (other than payments made with proceeds from issuances of Qualified Capital Stock attributed thereto);

          (n) Indebtedness incurred in connection with the financing of insurance premiums in an aggregate amount at any time outstanding not to exceed the premiums owed under such policy;

          (o) Indebtedness of a person that is acquired in a Permitted Acquisition which Indebtedness was in existence at the time of such Permitted Acquisition and not incurred in contemplation thereof in an aggregate principal amount not to exceed $25,000,000 at any time outstanding;

          (p) Contingent Obligations to financial institutions, in each case to the extent in the ordinary course of business and on terms and conditions that are within the general parameters customary in the banking industry, entered into to obtain cash management services or deposit account overdraft protection services (in amount similar to those offered for comparable services in the financial industry) or other services in connection with the management or opening of deposit accounts or incurred as a result of endorsement of negotiable instruments for deposit or collection purposes and other customary Contingent Obligations of Borrower and its Subsidiaries incurred in the ordinary course of business;

          (q) Permitted Subordinated Debt and (without duplication) related guarantees not to exceed $50,000,000 in aggregate principal amount at any one time outstanding; provided, however, that after giving effect to any incurrence of such Permitted Subordinated Debt (a "PERMITTED SUBORDINATED DEBT INCURRENCE") on a Pro Forma Basis, Borrower shall be in compliance with Section 6.10(a) as of the most recent Test Period (assuming, for purposes of Section 6.10(a), that such Permitted Subordinated Debt Incurrence, and all other Permitted Subordinated Debt Incurrences consummated since the first day of the relevant Test Period for Section 6.10(a) ending on or prior to the date of such Permitted Subordinated Debt Incurrence, had occurred on the first day of such relevant Test Period);

          (r) unsecured guarantees by Borrower or any Guarantor of facility leases of any Company; and

          (s) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations or from guarantee obligations, in each case in connection with acquisitions, dispositions or Investments, in each case permitted hereunder.

          SECTION 6.02 LIENS. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the "PERMITTED LIENS"):

          (a) Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which (i) are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property on account of such Lien, or (ii) in the case of any Lien that has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

          (b) Liens in respect of property of any Company imposed by Requirements of Law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers', warehousemen's, materialmen's, landlords', workmen's, suppliers', repairmen's and mechanics' Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the property of the Companies, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Companies, taken as a whole, (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property on account of such Lien, and (iii) in the case of any such Lien that has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

          (c) any Lien in existence on the Closing Date and set forth on
     Schedule 6.02(c) and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) except as permitted by Section 6.01(b)(ii)(A), does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Closing Date and (ii) does not encumber any property other than the property subject thereto on the Closing Date (any such Lien, an "EXISTING LIEN");

          (d) easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies, on or with respect to any Real Property, in each case whether now or hereafter in existence, not, (i) securing Indebtedness or (ii) individually or in the aggregate materially impairing the value or marketability of the Real Property of the Companies taken as a whole;

          (e) Liens arising out of judgments, attachments or awards not resulting in an Event of Default and in respect of which such Company shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been obtained a subsisting stay of execution pending such appeal or proceedings and, in the case of any such Lien that has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

          (f) Liens (x) imposed by Requirements of Law or deposits made in connection therewith in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of Indebtedness for borrowed money) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (i) with respect to clauses
     (x), (y) and (z) of this paragraph (f), such Liens are for amounts not yet delinquent or, to the extent such amounts are so delinquent, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings or orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the property subject to any such Lien, (ii) to the extent such Liens are not imposed by Requirements of Law, such Liens shall in no event encumber any property other than cash and Cash Equivalents (other than clause (g) of the definition of Cash Equivalents), (iii) in the case of any such Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions and (iv) in the case of Liens in respect of surety bonds as permitted under clause (y) of this paragraph (f) such Liens shall only secure the project for which such surety bonds were obtained;

          (g) Leases, licenses or sublicenses of the assets or properties of any Company, in each case entered into in the ordinary course of such Company's business;

          (h) Liens securing Indebtedness incurred pursuant to Section 6.01(e); provided that any such Liens attach only to the property being financed pursuant to such Indebtedness and do not encumber any other property of any Company;

          (i) bankers' Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness for borrowed money;

          (j) Liens on property of a person existing at the time such person is acquired or merged with or into or consolidated with any Company to the extent permitted hereunder (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than such existing Lien;

          (k) Liens granted pursuant to the Security Documents to secure the Secured Obligations;

          (l) licenses or sublicenses of Intellectual Property granted by any Company in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Companies;

          (m) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

          (n) Liens incurred in the ordinary course of business with respect to obligations that do not in the aggregate exceed $15,000,000 at any time outstanding, so long as no more than $5,000,000 of the obligations secured by such Liens, to the extent covering any Collateral, are not junior to the Liens granted pursuant to the Security Documents;

          (o) Liens for the benefit of a seller deemed to attach solely to cash earnest money deposits in connection with a letter of intent or acquisition agreement with respect to a Permitted Acquisition;

          (p) Liens deemed to exist in connection with Investments permitted under Section 6.04 that constitute repurchase obligations and in connection with related setoff rights;

          (q) Liens in favor of any Loan Party and Liens (other than on assets of a Loan Party) in favor of any HMO Subsidiary;

          (r) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

          (s) Liens of sellers of goods to Borrower or any of its Subsidiaries arising under Article 2 of the UCC in effect in the relevant jurisdiction in the ordinary course of business, covering only the goods sold and covering only the unpaid purchase price for such goods and related expenses;

          (t) any interest or title of a lessor, sublessor, licensor or licensee under any lease or license entered into by Borrower or any of its Subsidiaries in the ordinary course of business; and

          (u) Liens on an insurance policy of Borrower or any of its Subsidiaries and the identifiable cash proceeds thereof in favor of the issuer of such policy and securing Indebtedness permitted under Section 6.01(n);

provided, however, that no consensual Liens shall be permitted to exist, directly or indirectly, on any Securities Collateral issued by Borrower or any of its Subsidiaries, other than Liens granted pursuant to the Security Documents.

          SECTION 6.03 SALE AND LEASEBACK TRANSACTIONS. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a "SALE AND LEASEBACK TRANSACTION") unless (i) the sale of such property is permitted by Section 6.06,
(ii) any Liens arising in connection with its use of such property are permitted by Section 6.02 and (iii) any related Capital Lease Obligation is permitted by
Section 6.01(e).

          SECTION 6.04 INVESTMENTS, LOANS AND ADVANCES. Directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, "INVESTMENTS"), except that the following shall be permitted:

          (a) [Reserved];

          (b) Investments outstanding on the Closing Date and identified on
     Schedule 6.04(b);

          (c) the Companies may (i) acquire and hold accounts receivable owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits or any other deposits permitted under Section 6.02, in each case in the ordinary course of business;

          (d) Hedging Obligations incurred pursuant to Section 6.01(c);

          (e) loans and advances to directors, employees and officers of Borrower and the Subsidiaries for bona fide business purposes and to purchase Equity Interests of Borrower, in aggregate amount not to exceed $5,000,000 at any time outstanding;

          (f) Investments (i) by Borrower in any Guarantor, (ii) by any Company in Borrower or any Guarantor, (iii) by a Guarantor in another Guarantor and
     (iv) by a Subsidiary that is not a Guarantor in any other Subsidiary that is not a Guarantor; provided that any Investment in the form of a loan or advance owed to a Loan Party by a Loan Party shall be evidenced by the Intercompany Note and, in the case of a loan or advance by a Loan Party, pledged by such Loan Party as Collateral pursuant to the Security Documents;

          (g) Investments in securities of trade creditors or customers in the ordinary course of business received in settlement of a bona fide dispute or judgment or upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

          (h) Investments made by Borrower or any Guarantor as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.06;

          (i) Investments of Borrower or any Guarantor in HMO Subsidiaries outstanding on the Closing Date and Investments by Borrower or any Guarantor in HMO Subsidiaries made after the Closing Date in an aggregate amount not to exceed (i) $5,000,000 plus the amount dividended, distributed or otherwise paid to any Loan Party by an HMO Subsidiary that are reinvested in a different HMO Subsidiary within 180 days of such dividend, distribution or other payment plus (ii) other amounts as required by applicable Requirements of Law (including minimum capital requirements);

          (j) Permitted Acquisitions (and Investments owned by the acquired person at the time of such Permitted Acquisition), to the extent permitted by Section 6.07(f);

          (k) (A) Required Advances, (B) RS Advances and (C) other advances to Contract Providers in an amount not to exceed $1,000,000 at any time outstanding;

          (l) other Investments for less than 50% of the Equity Interests of any person made by Borrower or any Guarantor in an aggregate amount not to exceed the amount of any issuances of Qualified Capital Stock attributed therefor, at any time outstanding;

          (m) guarantees and other Contingent Obligations permitted under
     Section 6.01;

          (n) Investments that constitute an increase in value of existing Investments;

          (o) Loan Parties may cancel, forgive, set-off or accept prepayments with respect to Indebtedness or other obligations owed to them and/or their Equity Interests to the extent not otherwise prohibited hereunder;

          (p) any Company may capitalize or forgive any Indebtedness owed to it by a Loan Party;

          (q) pledges and deposits permitted under Section 6.02;

          (r) Investments consisting of earnest money required in connection with a Permitted Acquisition;

          (s) Investments in deposit accounts; and

          (t) other Investments made by Borrower or any Guarantor in an aggregate amount not to exceed $10,000,000 at any time outstanding.

          SECTION 6.05 MERGERS AND CONSOLIDATIONS. Wind up, liquidate or dissolve its affairs or enter into any merger or consolidation (or enter into a definitive written agreement to merge or consolidate at a future time without any material conditions to closing), except that the following shall be permitted:

          (a) [Reserved];

          (b) Asset Sales in compliance with Section 6.06;

          (c) acquisitions in compliance with Section 6.07;

          (d) any Guarantor may merge or consolidate with or into Borrower or any other Guarantor (as long as Borrower is the surviving person in the case of any merger or consolidation involving Borrower and a Guarantor is the surviving person in any other case); provided that the Lien on and security interest in any Collateral granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.11 or Section 5.12, as applicable; and

          (e) any Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect.

          To the extent the Required Lenders waive the provisions of this
Section 6.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.05, such Collateral (unless sold to a Loan Party) shall be sold free and clear of the Liens created by the Security Documents, and the Agents shall take all actions they deem appropriate or reasonably requested by Borrower in order to effect the foregoing.

          SECTION 6.06 ASSET SALES. Effect any Asset Sale (or enter into a definitive written agreement to effect any Asset Sale at a future time without any material conditions to closing), except that the following shall be permitted:

          (a) [Reserved];

          (b) Asset Sales; provided that the aggregate consideration received in respect of all Asset Sales pursuant to this clause (b) shall not exceed $5,000,000 in the aggregate after the Closing Date;

          (c) leases or subleases of real or personal property in the ordinary course of business and in accordance with the applicable Security Documents;

          (d) [Reserved];

          (e) mergers and consolidations in compliance with Section 6.05;

          (f) Investments in compliance with Section 6.04;

          (g) sales of non-core assets acquired in a Permitted Acquisition; provided that such sales shall be consummated within 270 days of the Permitted Acquisition;

          (h) Permitted Liens; and

          (i) any sale or other disposition (including cancellation of Indebtedness) of any Investment permitted hereunder.

          To the extent the Required Lenders waive the provisions of this
Section 6.06 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.06, such Collateral (unless sold to a Loan Party) shall be sold free and clear of the Liens created by the Security Documents, and the Agents shall take all actions they deem appropriate or reasonably requested by Borrower in order to effect the foregoing.

          SECTION 6.07 ACQUISITIONS. Purchase or otherwise acquire (in one or a series of related transactions) any part of the property (whether tangible or intangible) of any other person (or agree to do any of the foregoing at any future time without any material conditions to closing), except that the following shall be permitted:

          (a) acquisitions of fixed or capital assets used or useful in any business activity permitted by Section 6.15;

          (b) purchases and other acquisitions of inventory, materials, equipment and intangible property in the ordinary course of business;

          (c) Investments in compliance with Section 6.04;

          (d) leases or licenses of real or personal property in the ordinary course of business and in accordance with the applicable Security Documents;

          (e) [Reserved];

          (f) Borrower and the Guarantors may consummate Permitted Acquisitions; and

          (g) mergers and consolidations in compliance with Section 6.05.

          SECTION 6.08 DIVIDENDS. Authorize, declare or pay, directly or indirectly, any Dividends with respect to any Company, except that the following shall be permitted:

          (a) Dividends by any Subsidiary to the holders of its Equity Interests; provided that any such Dividends shall be made on a pro rata basis;

          (b) payments by Borrower to repurchase or redeem Qualified Capital Stock of Borrower held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Company, upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions and payments shall not exceed, in any fiscal year, $5,000,000 plus any proceeds from sales or issuances of Qualified Capital Stock attributed thereto and, in the aggregate since the Closing Date, $10,000,000 plus any proceeds from sales or issuances of Qualified Capital Stock attributed thereto plus the proceeds of any "key-man" life insurance policies; provided that such amount shall be reduced dollar-for-dollar by payments made in respect of Indebtedness incurred pursuant to Section 6.01(m);

          (c) [Reserved];

          (d) [Reserved];

          (e) Dividends by any HMO Subsidiary to the holders of its Equity Interests; provided that any such Dividends shall be made on a pro rata basis;

          (f) cashless exercise of stock options; and

          (g) Dividends by Borrower so long as no Default or Event of Default shall have occurred and be continuing or would occur as a result thereof, in an aggregate amount not to exceed the Net Cash Proceeds from sales or issuances of Qualified Capital Stock made in connection with such Dividend.

          SECTION 6.09 TRANSACTIONS WITH AFFILIATES. Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than between or among Borrower and one or more of its Subsidiaries), other than on terms and conditions taken as a whole at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm's-length transaction with a person other than an Affiliate, except that the following shall be permitted:

          (a) Dividends permitted by Section 6.08;

          (b) Indebtedness permitted by Section 6.01 and Investments permitted by Sections 6.04(e), (f), (i), (m), and (p);

          (c) director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Board of Directors of Borrower;

          (d) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents;

          (e) [Reserved]

          (f) the existence of, and the performance by any Company of its obligations under the terms of, any limited liability company, limited partnership or other Organizational Document or securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Closing Date and that has been disclosed to the Lenders as in effect on the Closing Date, and similar agreements that it may enter into thereafter; provided, however, that the existence of, or the performance by any Company of obligations under, any amendment to any such existing agreement or any such similar agreement entered into after the Closing Date shall only be permitted by this Section 6.09(f) to the extent not more adverse to such Company in any material respect, when taken as a whole, than any of such documents and agreements as in effect on the Closing Date;

          (g) sales of Qualified Capital Stock of Borrower to Affiliates of Borrower not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith; and

          (h) any transaction with an Affiliate where the only consideration paid by any Loan Party is Qualified Capital Stock of Borrower.

          SECTION 6.10 FINANCIAL COVENANTS.

          (a) Maximum Total Leverage Ratio. Permit the Total Leverage Ratio, at the last day of any Test Period prior to the Maturity Date to exceed 2.50 to 1.00.

          (b) Risk-Based Capital. As of the end of each of Borrower's fiscal quarters:

          (i) With respect to each HMO Subsidiary operating in a state that statutorily applies a Risk-Based Capital methodology (each such HMO Subsidiary being an "RBC HMO"), each such RBC HMO shall maintain a Total Adjusted Capital amount equal to or greater than 10% above the upper limit of the Regulatory Action Level in such state; and

          (ii) With respect to each HMO Subsidiary that is not an RBC HMO (each such HMO Subsidiary being a "NON-RBC HMO"), each such Non-RBC HMO shall maintain a capital reserve at a level equal to or greater than 110% of the applicable capital reserve requirement as determined by the state Governmental Authority; provided that: (A) during the first year after the Closing Date, the Non-RBC HMO operating in Tennessee shall maintain a capital reserve at a level equal to or greater than 105% of the applicable capital reserve requirement as determined by the Tennessee Governmental Authority and (B) in no event will the amount required pursuant to this clause (ii) for Non-RBC HMOs be greater than the amount that would be required if clause (i) were applicable to such Non-RBC HMO;

provided in each case that, so long as each HMO Subsidiary maintains at least the applicable minimum risk-based capital threshold of the state in which it operates, (A) unrestricted cash-on-hand held by Borrower and the Guarantors and
(B) any of the aggregate amount of unused Revolving Commitment at such date may be included in the computation of Total Adjusted Capital if necessary to comply with the Risk-Based Capital requirement. Compliance with the Risk-Based Capital requirement will be determined at the end of each fiscal quarter (using as the denominator in each case, for the first three fiscal quarters of each year, the prescribed level as of the end of the preceding fiscal year, and for the last fiscal quarter of each year, the prescribed level as of the end of such fiscal year).

          (c) Minimum Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio, at the last day of any Test Period ending prior to the Maturity Date to be less than 1.75 to 1.00.

          SECTION 6.11 PREPAYMENTS OF OTHER INDEBTEDNESS; MODIFICATIONS OF ORGANIZATIONAL DOCUMENTS AND OTHER DOCUMENTS, ETC. Directly or indirectly:

          (a) make (or give any irrevocable notice in respect thereof) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Indebtedness outstanding under any Subordinated Indebtedness;

          (b) [Reserved]; or

          (c) terminate, amend, modify (including electing to treat any Pledged Interests (as defined in the Security Agreement) as a "security" under
     Section 8-103 of the UCC) or change any of its Organizational Documents (including by the filing or modification of any certificate of designation) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders' agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments, modifications or changes or such new agreements which are not adverse in any material respect to the interests of the Lenders; provided that Borrower may issue such Equity Interests, so long as such issuance is not prohibited by Section 6.13 or any other provision of this Agreement, and may amend its Organizational Documents to authorize any such Equity Interests.

          SECTION 6.12 LIMITATION ON CERTAIN RESTRICTIONS ON SUBSIDIARIES. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Borrower or any Subsidiary, or pay any Indebtedness owed to any Loan Party, (b) make loans or advances to any Loan Party or (c) transfer any of its properties to any Loan Party, except for such encumbrances or restrictions existing under or by reason of (i) applicable Requirements of Law; (ii) this Agreement and the other Loan Documents; (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary; (iv) customary provisions restricting assignment of any agreement entered into by a Company in the ordinary course of business; (v) any Lien permitted by Section 6.02 restricting the transfer of the property subject thereto; (vi) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale;
(vii) any agreement in effect at the time a Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of Borrower and amendments or refinancings thereof that are otherwise permitted hereunder; (viii) without affecting the Loan Parties' obligations under Section 5.11, customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person; (ix) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business; (x) any instrument or agreement governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person so acquired; (xi) in the case of any joint venture which is not a Loan Party, in respect of any matters referred to in clauses (b) and (c) above, restrictions in such person's Organizational Documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Equity Interests of or property held in the subject joint venture or other entity; or (xii) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (vii) above; provided that such amendments or refinancings are not materially more restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

          SECTION 6.13 LIMITATION ON ISSUANCE OF CAPITAL STOCK.

          (a) With respect to Borrower, issue any Equity Interest that is not Qualified Capital Stock.

          (b) With respect to any Subsidiary of Borrower, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (i) for stock splits, stock dividends and additional issuances of Equity Interests that do not decrease the percentage ownership of Borrower or any Subsidiaries in any class of the Equity Interest of such Subsidiary; (ii) Subsidiaries of Borrower formed after the Closing Date in accordance with
Section 6.14 may issue Equity Interests to Borrower or the Subsidiary of Borrower that is to own such Equity Interests; and (iii) issuances of Equity Interests of an HMO Subsidiary to certain Contract Providers affiliated with such HMO Subsidiary; provided that each HMO Subsidiary shall remain at least 80% owned by Borrower and Guarantors (in terms of both Voting Stock and the economic interest of Equity Interests) at all times. All Equity Interests issued in accordance with this Section 6.13(b) and held by a Loan Party shall, to the extent required by Sections 5.11 and 5.12 or any Security Agreement, be delivered to the Collateral Agent for pledge pursuant to the applicable Security Agreement.

          SECTION 6.14 LIMITATION ON CREATION OF SUBSIDIARIES. Establish, create or acquire any additional Subsidiaries without the prior written consent of the Required Lenders; provided that, without such consent, Borrower or any Guarantor may (i) establish or create one or more direct Wholly Owned Subsidiaries that are Domestic Subsidiaries or domiciled in Puerto Rico, (ii) establish, create or acquire one or more Domestic Subsidiaries or Puerto Rican Subsidiaries in connection with an Investment permitted to be made pursuant to Section 6.04 (other than a Permitted Acquisition) or (iii) acquire one or more direct Domestic Subsidiaries or Puerto Rican Subsidiaries in connection with a Permitted Acquisition, so long as, in each case, Section 5.11(b) shall be complied with to the extent applicable. Notwithstanding anything to the contrary, no HMO Subsidiary shall establish, create or acquire any Subsidiary without the prior written consent of the Required Lenders.

          SECTION 6.15 BUSINESS. Engage (directly or indirectly) in any business other than those businesses of the types in which Borrower and its Subsidiaries are engaged on the Closing Date as described in the Form 10-K of Borrower for the fiscal year ended December 31, 2005 (or, in the good faith judgment of the Board of Directors, that are substantially related thereto or are reasonable extensions thereof).

          SECTION 6.16 FISCAL YEAR. Change its fiscal year-end to a date other than December 31.

          SECTION 6.17 No Further Negative Pledge. Enter into any agreement, instrument, deed or lease that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, or that requires the grant of any security for an obligation if security is granted for another obligation, except the following: (1) this Agreement and the other Loan Documents; (2) covenants in documents creating Liens permitted by Section
6.02 prohibiting further Liens on the properties encumbered thereby; (3) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Secured Obligations and does not require the direct or indirect granting of any Lien securing any other Indebtedness or obligation by virtue of the granting of Liens on or pledge of property of any Loan Party to secure the Secured Obligations; and (4) any prohibition or limitation that (a) exists pursuant to applicable Requirements of Law, (b) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale, (c) restricts subletting or assignment of any lease governing a leasehold interest,
(d) exists in any agreement in effect at the time a Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary, (e) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents or the contracts, instruments or obligations referred to in clause (4)(d); provided that such amendments and refinancings are not materially more restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing; (f) customary provisions restricting assignment of any agreement entered into by a Company in the ordinary course of business; (g) customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person; (h) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business; (i) any instrument or agreement governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person so acquired; and (j) in the case of any joint venture that is not a Loan Party, in respect of any matters referred to in clauses (b) and (c) of Section 6.12 above, restrictions in such person's Organizational Documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Equity Interests of or property held in the subject joint venture or other entity.

          SECTION 6.18 ANTI-TERRORISM LAW; ANTI-MONEY LAUNDERING.

          (a) Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.22(b), (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence reasonably requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties' compliance with this Section 6.18).

          (b) Cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Requirement of Law.

          SECTION 6.19 EMBARGOED PERSON. Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law ("EMBARGOED PERSON" or "EMBARGOED PERSONS") that is identified on (1) the "List of Specially Designated Nationals and Blocked Persons" maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including the International Emergency Economic Powers Act, 50 U.S.C. Sections 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Requirement of Law promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Requirement of Law, or the Loans made by the Lenders would be in violation of a Requirement of Law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Requirement of Law or the Loans are in violation of a Requirement of Law.

                                   ARTICLE VII

                                    GUARANTEE

          SECTION 7.01 THE GUARANTEE. The Guarantors hereby jointly and severally guarantee, as a primary obligor and not as a surety, to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Hedging Agreement or Treasury Services Agreement and entered into with a counterparty that is a Secured Party, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the "GUARANTEED Obligations"). The Guarantors hereby jointly and severally agree that if Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

          SECTION 7.02 OBLIGATIONS UNCONDITIONAL. The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

          (i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

          (ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

          (iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

          (iv) any Lien or security interest granted to, or in favor of, Issuing Bank or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

          (v) the release of any other Guarantor pursuant to Section 7.09.

          To the extent not prohibited by applicable law, the Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. To the extent not prohibited by applicable law, the Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

          SECTION 7.03 REINSTATEMENT. The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

          SECTION 7.04 SUBROGATION; SUBORDINATION. Each Guarantor hereby agrees that until the payment and satisfaction in full of all Guaranteed Obligations (other than unasserted, contingent indemnification obligations) and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 6.01(d) shall be subordinated to such Loan Party's Secured Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

          SECTION 7.05 REMEDIES. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.01) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

          SECTION 7.06 INSTRUMENT FOR THE PAYMENT OF MONEY. Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

          SECTION 7.07 CONTINUING GUARANTEE. The guarantee in this Article VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

          SECTION 7.08 GENERAL LIMITATION ON GUARANTEE OBLIGATIONS. In any action or proceeding involving any state corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 7.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

          SECTION 7.09 RELEASE OF GUARANTORS. If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests or property of any Guarantor (a "TRANSFERRED GUARANTOR") are sold or otherwise transferred to a person or persons, none of which is Borrower or a Subsidiary, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement (including under Section 10.03 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Security Agreements shall be automatically released, and the Collateral Agent shall take such actions as are necessary or reasonably requested by Borrower to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents.

          SECTION 7.10 RIGHT OF CONTRIBUTION. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder that has not paid its proportionate share of such payment. Each Guarantor's right of contribution shall be subject to the terms and conditions of Section 7.04. The provisions of this Section 7.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent, the Issuing Bank, the Swingline Lender and the Revolving Lenders, and each Guarantor shall remain liable to the Administrative Agent, the Issuing Bank, the Swingline Lender and the Revolving Lenders for the full amount guaranteed by such Guarantor hereunder.

                                  ARTICLE VIII

                                EVENTS OF DEFAULT

          SECTION 8.01 EVENTS OF DEFAULT. Upon the occurrence and during the continuance of the following events ("EVENTS OF DEFAULT"):

          (a) default shall be made in the payment of any principal of any Loan or any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

          (b) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

          (c) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

          (d) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Section 5.02, 5.03(a) or 5.08 or in Article VI;

          (e) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or unwaived or shall not be waived for a period of 30 days after receipt of written notice thereof from the Administrative Agent or any Lender to Borrower;

          (f) any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer purchase by the obligor; provided that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $7,500,000 at any one time (provided that, in the case of Hedging Obligations, the amount counted for this purpose shall be the amount owed by all Companies if such Hedging Obligations were terminated at such time);

          (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Borrower or any Significant Subsidiary, or of a substantial part of the property of Borrower or any Significant Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any Significant Subsidiary or for a substantial part of the property of Borrower or any Significant Subsidiary; or (iii) the winding-up or liquidation of Borrower or any Significant Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

          (h) Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any Significant Subsidiary or for a substantial part of the property of Borrower or any Significant Subsidiary;
     (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate;

          (i) one or more judgments, orders or decrees for the payment of money in an aggregate amount in excess of $7,500,000 (in excess of insurance therefor for which coverage is not denied) shall be rendered against any Company or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Company to enforce any such judgment;

          (j) one or more ERISA Events shall have occurred that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect;

          (k) other than with respect to de minimis items of Collateral not to exceed $500,000 in the aggregate, the security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document (including a perfected first priority security interest in and Lien on all of the Collateral thereunder (except as otherwise expressly provided hereunder or in such Security Document, including Permitted Liens)) in favor of the Collateral Agent, or shall be asserted by Borrower or any other Loan Party not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document, including Permitted Liens) security interest in or Lien on the Collateral covered thereby;

          (l) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny any portion of its liability or obligation for the Obligations;

          (m) there shall have occurred a Change in Control;

          (n) (i) there shall have occurred an HMO Event with respect to any member of the Consolidated Group that would reasonably be expected to materially and adversely affect such person and the circumstances that triggered such HMO Event shall remain unremedied and/or such order shall remain unsatisfied for 90 days after the occurrence thereof (or such lesser period of time, if any, as the HMO Regulator administering the HMO Regulations shall have imposed for the cure of such HMO Event), or (ii) any HMO Subsidiary shall suffer a net loss of 25% or more of the aggregate of its commercial and Medicare plan Members (other than as the result of any Asset Sale permitted hereunder), as measured from the beginning of the previous month or from the close of its immediately preceding fiscal year-end, that results in a Material Adverse Effect; or

          (o) there shall occur any Exclusion Event that would result in a Material Adverse Effect;

then, and in every such event (other than an event with respect to Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by written notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans and Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and Reimbursement Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, upon the occurrence of an Event of Default with respect to Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans and Reimbursement Obligations then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding.

          SECTION 8.02 RESCISSION. If at any time after termination of the Commitments or acceleration of the maturity of the Loans, Borrower shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations owing by it that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to
Section 10.02, then upon the written consent of the Required Lenders and written notice to Borrower, the termination of the Commitments or the acceleration and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders and the Issuing Bank to a decision that may be made at the election of the Required Lenders, and such provisions are not intended to benefit Borrower and do not give Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

          SECTION 8.03 APPLICATION OF PROCEEDS. The proceeds received by the Collateral Agent in respect of any realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies in accordance with the terms of the Loan Documents shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as follows:

          (a) First, to the payment of all reasonable out-of-pocket costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the

     Collateral Agent and its agents and counsel, and all reasonable expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith and all amounts for which the Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

          (b) Second, to the payment of all other reasonable out-of-pocket costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all reasonable costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

          (c) Third, without duplication of amounts applied pursuant to clauses
     (a) and (b) above, to the payment in full, pro rata, of interest and other amounts constituting Obligations (other than principal and Reimbursement Obligations) and any fees, premiums and scheduled periodic payments due under Hedging Agreements or Treasury Services Agreements constituting Secured Obligations and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

          (d) Fourth, to the payment in full, pro rata, of principal of the Obligations (including Reimbursement Obligations) and any breakage, termination or other payments under Hedging Agreements or Treasury Services Agreements constituting Secured Obligations and any interest accrued thereon; and

          (e) Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

          In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 8.03, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

          SECTION 8.04 REINSTATEMENT. The obligations of Borrower under this Agreement shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or another Loan Party in respect of the Obligations is rescinded or must be otherwise restored by any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

                                   ARTICLE IX

                THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

          SECTION 9.01 APPOINTMENT AND AUTHORITY. Each of the Lenders and the Issuing Bank hereby irrevocably appoints UBS AG, Stamford Branch, to act on its behalf as the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and authorizes such Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agents by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Bank, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

          SECTION 9.02 RIGHTS AS A LENDER. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.

          SECTION 9.03 EXCULPATORY PROVISIONS. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

          (i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

          (ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its reasonable judgment or the reasonable judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law; and

          (iii) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (y) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by Borrower, a Lender or the Issuing Bank.

          No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term "agent" in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term us used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

          SECTION 9.04 RELIANCE BY AGENT. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

          SECTION 9.05 DELEGATION OF DUTIES. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

          SECTION 9.06 RESIGNATION OF AGENT. Each Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent (not to be unreasonably withheld, delayed or conditioned) of Borrower except after and during the continuance of an Event of Default, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Agent meeting the qualifications set forth above with Borrower's consent (not to be unreasonably withheld, delayed or conditioned) except after and during the continuance of any Event of Default; provided that if the Agent shall notify Borrower and the Lenders that no qualifying person has accepted such appointment or Borrower has not consented, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through an Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders, with the consent (not to be unreasonably withheld, delayed or conditioned) of Borrower except after and during the continuance of an Event of

Default, appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor's appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

          SECTION 9.07 NON-RELIANCE ON AGENT AND OTHER LENDERS. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has reviewed each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

          SECTION 9.08 NO OTHER DUTIES, ETC. Anything herein to the contrary notwithstanding, none of the Syndication Agent, the Documentation Agent or the Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities as such under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or an Issuing Bank hereunder.

                                    ARTICLE X

                                  MISCELLANEOUS

          SECTION 10.01 NOTICES.

          (a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

          (i) if to any Loan Party, to Borrower at:

              HealthSpring, Inc.
              44 Vantage Way, Suite 300
              Nashville, TN 37228
              Attention: Chief Financial Officer
              Telecopier No.: (615) 291-7011

          (ii) if to the Administrative Agent, the Collateral Agent or Issuing Bank, to it at:

              UBS AG, Stamford Branch
              677 Washington Boulevard
              Stamford, Connecticut 06901
              Attention: Christopher Aitkin
              Telecopier No.: (203) 719-4176
              Email: christopher.aitkin@ubs.com

          (iii) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire; and

          (iv) if to the Swingline Lender, to it at:

              UBS Loan Finance LLC
              677 Washington Boulevard
              Stamford, Connecticut 06901
              Attention: Christopher Aitkin
              Telecopier No.: (203) 719-4176
              Email: christopher.aitkin@ubs.com

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

          (b) Electronic Communications. Notices and other communications to the Administrative Agent, Collateral Agent or Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Collateral Agent or Borrower may, in its reasonable discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

          Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

          (c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

          SECTION 10.02 WAIVERS; AMENDMENT.

          (a) Generally. No failure or delay by any Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

          (b) Required Consents. Subject to Sections 10.02(c) and (d), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Security Document) and the Loan Party or Loan Parties that are party thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall be effective if the effect thereof would:

          (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Commitment of any Lender);

          (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than interest pursuant to Section 2.06(c)) (other than waiver of default interest), or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii));

          (iii) (A) change the scheduled final maturity of any Loan, (B) postpone the date for payment of any Reimbursement Obligation or any interest or fees payable hereunder, (C) change the amount of, waive or excuse any such payment (other than waiver of any increase in the interest rate pursuant to Section 2.06(c)), or (D) postpone the scheduled date of expiration of any Commitment or any Letter of Credit beyond the Maturity Date, in any case, without the written consent of each Lender directly affected thereby;

          (iv) increase the maximum duration of Interest Periods hereunder, without the written consent of each Lender directly affected thereby;

          (v) permit the assignment or delegation by Borrower of any of its rights or obligations under any Loan Document, without the written consent of each Lender;

          (vi) release all or substantially all of the Guarantors from their Guarantee (except as expressly provided in Article VII), or limit their liability in respect of such Guarantee, without the written consent of each Lender;

          (vii) release all or substantially all or a portion of the Collateral from the Liens of the Security Documents, in each case without the written consent of each Lender (it being understood that additional Classes of Loans pursuant to Section 2.19 or consented to by the Required Lenders may be equally and ratably secured by the Collateral with the then existing Secured Obligations under the Security Documents);

          (viii) change any provision of this Section 10.02(b) or Section 10.02(c) or (d), without the written consent of each Lender directly affected thereby;

          (ix) reduce the percentage set forth in the definition of "Required Lenders," or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;

          (x) change or waive any provision of Article IX as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent;

          (xi) change or waive any obligation of the Lenders relating to the issuance of or purchase of participations in Letters of Credit, without the written consent of the Administrative Agent and the Issuing Bank;

          (xii) change or waive any provision hereof relating to Swingline Loans (including the definition of "Swingline Commitment"), without the written consent of the Swingline Lender; or

          (xiii) change Section 2.14(b), (c) or (d) in a manner that would alter the pro rata sharing of payments or setoffs required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders of Loan disbursements, including the requirements of Sections 2.02(a), 2.17(d) and 2.18(d), without the written consent of each Lender directly affected thereby.

          (c) Collateral. Without the consent of any other person, the applicable Loan Party or Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law.

          (d) Dissenting Lenders. If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 10.02(b), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more persons pursuant to
Section 2.16 so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination.

          SECTION 10.03 EXPENSES; INDEMNITY; DAMAGE WAIVER.

          (a) Costs and Expenses. Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, Citigroup Global Markets Inc., UBS Securities LLC and UBS Loan Finance LLC (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and/or the Collateral Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution and delivery, amendment, waiver or modification (including proposed amendments, waivers or modifications) of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated or such amendments or modifications become effective), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank (including the reasonable fees, charges and disbursements of one counsel (plus any local and/or special regulatory counsel), unless the interests of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank are sufficiently divergent, and one third-party workout consultant for the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.03, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and
(iv) all documentary and similar taxes and charges in respect of the Loan Documents.

          (b) Indemnification by Borrower. Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing persons (each such person being called an "INDEMNITEE"), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and reasonable related expenses (including the reasonable fees, charges and disbursements of one counsel (plus any local and/or special regulatory counsel) for all Indemnitees unless the interests of such Indemnitees are sufficiently divergent) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Loan Party arising out of or relating to (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit),

(iii) any actual or alleged presence or Release or threatened
Release of Hazardous Materials on, at, under or from any property owned, leased or operated by any Company at any time, or any Environmental Claim related in any way to any Company, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have been incurred primarily by reason of the gross negligence or willful misconduct of such Indemnitee or of such Indemnitee's directors, officers, employees, advisors or agents. No Loan Party shall be liable for any settlement of any such proceeding effected without its written consent, but if settled with such consent or if there shall be a final judgment for the plaintiff, such Loan Party shall indemnify the Indemnitee from and against any loss or liability by reason of such settlement or judgment, subject to such Loan Party's rights in this paragraph to claim exemption from its indemnity obligations. No Loan Party shall, without the prior written consent of any Indemnitee, effect any settlement of any pending or threatened proceeding in respect of which such Indemnitee is or could have been a party and indemnity could have been sought hereunder by such Indemnitee, unless such settlement (i) includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) does not include a statement as to or an admission of fault, culpability, or a failure to act by or on behalf of any Indemnitee.

          (c) Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 10.03 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent, the Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Swingline Lender or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Swingline Lender or Issuing Bank in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.14. For purposes hereof, a Lender's "pro rata share" shall be determined based upon its share of the sum of the total Revolving Exposure and unused Commitments at the time.

          (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Requirements of Law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above nor any Company shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

          (e) Payments. All amounts due under this Section shall be payable not later than 10 Business Days after written demand therefor.

          SECTION 10.04 SUCCESSORS AND ASSIGNS.

          (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Lender, the Swingline Lender and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this
Section 10.04, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 10.04 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by Borrower or any Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

          (i) except in the case of (x) any assignment made in connection with the primary syndication of the Commitment and Loans by either of the Arrangers, (y) an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or (z) an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5.0 million (treating multiple, contemporaneous assignments by or to Approved Funds of a single Lender as a single assignment for such purpose), unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

          (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment assigned; and

          (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (treating multiple, contemporaneous assignments by or to Approved Funds of a single Lender as a single assignment for such purpose), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.04, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15 and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.04.

          (c) Register. The Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in Stamford, Connecticut a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "REGISTER"). The entries in the Register shall be conclusive (absent manifest error), and Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, the Issuing Bank, the Collateral Agent, the Swingline Lender and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

          (d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender sell participations to any person (other than a natural person or Borrower or any of Borrower's Affiliates or Subsidiaries) (each, a "PARTICIPANT") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent and the Lenders and Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

          Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause
(i), (ii) or (iii) of the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 (subject to the requirements of those Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

          (e) Limitations on Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.12, 2.13, 2.15 and 10.04(d) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower's prior written consent.

          (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto (or entitle any such pledgee to vote as a Lender). In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrower or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

          SECTION 10.05 SURVIVAL OF AGREEMENT. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.14, 2.15, 2.18 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the replacement of the Lender, the payment of the Reimbursement Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof (other than Section 10.12 which shall solely survive and remain in full force and effect for a period of two years thereafter).

          SECTION 10.06 COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION.

          (a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier or Adobe PDF file shall be effective as delivery of a manually executed counterpart of this Agreement.

          (b) Electronic Execution of Assignments. The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

          SECTION 10.07 SEVERABILITY. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

          SECTION 10.08 RIGHT OF SETOFF. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) but excluding payroll, tax, withholding, trust and petty cash accounts at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be unmatured. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender and the Issuing Bank agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

          SECTION 10.09 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

          (a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

          (b) Submission to Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

          (c) Waiver of Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (d) Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in
Section 10.01; provided that service of process by such means shall be effective only upon receipt (which may be evidenced by a return receipt). Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.

          SECTION 10.10 WAIVER OF JURY TRIAL. Each party hereto hereby waives, to the fullest extent permitted by applicable Requirements of Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

          SECTION 10.11 HEADINGS. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

          SECTION 10.12 TREATMENT OF CERTAIN INFORMATION; CONFIDENTIALITY. Each of the Administrative Agent, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the NAIC; provided that to the extent practicable and permitted by applicable Requirements of Law, the party requested to disclose the Information will provide prompt written notice of such request to Borrower, will allow Borrower a reasonable opportunity to seek appropriate protective measures prior to disclosure, and will disclose the minimum amount of Information required by applicable law), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to
(i) any assignee of or Participant in, or any bona fide prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or bona fide prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations or (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Lender, (g) with the prior consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective

Affiliates on a nonconfidential basis from a source other than Borrower. For purposes of this Section, "INFORMATION" means all information received from Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by Borrower or any of its Subsidiaries (other than information received from a third party who was known by the recipient of such information to be in breach of a confidentiality obligation. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information, which in any event shall be a commercially reasonable standard.

          SECTION 10.13 USA PATRIOT ACT NOTICE. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "ACT"), it is required to obtain, verify and record information that identifies Borrower, which information includes the name, address and tax identification number of Borrower and other information regarding Borrower that will allow such Lender or the Administrative Agent, as applicable, to identify Borrower in accordance with the Act. This notice is given in accordance with the requirements of the Act and is effective as to the Lenders and the Administrative Agent.

          SECTION 10.14 INTEREST RATE LIMITATION. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable Requirements of Law or are otherwise subject to applicable usury laws (collectively, the "CHARGES"), shall exceed the maximum lawful rate (the "MAXIMUM RATE") that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

          SECTION 10.15 LENDER ADDENDUM. Each Lender to become a party to this Agreement on the date hereof shall do so by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, Borrower and the Administrative Agent.

                            [Signature Pages Follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                      HEALTHSPRING, INC.


                                      By: /s/ Herbert A. Fritch
                                          --------------------------------------
                                      Name: Herbert A. Fritch
                                      Title: Chairman of the Board of Directors,
                                      President and Chief Executive Officer


                                      NEWQUEST, INC.

                                      GULFQUEST, LP
                                      By: TexQuest, L.L.C., its General Partner
                                      HEALTH SPRING EMPLOYER SERVICES, INC.
                                      HEALTHSPRING MANAGEMENT, INC.
                                      HEALTHSPRING USA, LLC
                                      HOUQUEST, L.L.C.
                                      NEWQUEST, LLC
                                      NEWQUEST MANAGEMENT OF ALABAMA, LLC
                                      NEWQUEST MANAGEMENT OF ILLINOIS, LLC
                                      SIGNATURE HEALTH ALLIANCE, INC.
                                      TEXQUEST, L.L.C.


                                      By: /s/ Kevin McNamara
                                          --------------------------------------
                                      Name: Kevin McNamara
                                      Title: Authorized Officer

                               [Credit Agreement]

                                      UBS SECURITIES LLC, as Joint Lead Arranger
                                         and Joint Bookrunner


                                      By: /s/ Shaw Kassab
                                          --------------------------------------
                                      Name: Shaw Kassab
                                      Title: Director


                                      By: /s/ Eric H. Coombs
                                          --------------------------------------
                                      Name: Eric H. Coombs
                                      Title: Managing Director


                                      UBS AG, STAMFORD BRANCH, as Issuing Bank,
                                         Administrative Agent and Collateral
                                         Agent


                                      By: /s/ Richard L. Tavrow
                                          --------------------------------------
                                      Name: Richard L. Tavrow
                                      Title: Director


                                      By: /s/ Vladimira Holeckova
                                          --------------------------------------
                                      Name: Vladimira Holeckova
                                      Title: Associate Director


                                      UBS LOAN FINANCE LLC, as Swingline Lender


                                      By: /s/ Richard L. Tavrow
                                          --------------------------------------
                                      Name: Richard L. Tavrow
                                      Title: Director


                                      By: /s/ Sailoz Sikka
                                          --------------------------------------
                                      Name: Sailoz Sikka
                                      Title: Associate Director

                               [Credit Agreement]

                                      CITIGROUP GLOBAL MARKETS INC.
                                         as Joint Lead Arranger and Joint
                                         Bookrunner


                                      By: /s/ Allen Fisher
                                          --------------------------------------
                                      Name: Allen Fisher
                                      Title: Managing Director

                                      CITICORP USA, INC.
                                         as Syndication Agent


                                      By: /s/ Chris Conway
                                          --------------------------------------
                                      Name: Chris Conway
                                      Title: Director

                                      BANK OF AMERICA, N.A.
                                         as Documentation Agent


                                      By: /s/ Elizabeth L. Knoy
                                          --------------------------------------
                                      Name: Elizabeth L. Knoy
                                      Title: SVP

                                                                         ANNEX I

                                APPLICABLE MARGIN

                  REVOLVING LOANS
    TOTAL        -----------------
LEVERAGE RATIO   EURODOLLAR    ABR
--------------   ----------   ----
    LEVEL I         1.75%     0.75%
--------------
   >2.0:1.0
   -
   LEVEL II         1.50%     0.50%
--------------
 <2.0:1.0 BUT

   >1.5:1.0
   -
   LEVEL III        1.25%     0.25%
--------------
 <1.5:1.0 BUT

   >1.0:1.0
   -
   LEVEL IV         1.00%     0.00%
--------------
   <1.0:1.0

          Each change in the Applicable Margin resulting from a change in the Total Leverage Ratio shall be effective with respect to all Loans and Letters of Credit outstanding on and after the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(d), respectively, indicating such change until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change. Notwithstanding the foregoing, the Total Leverage Ratio shall be deemed to be in (i) Level IV from the Closing Date to the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(d) for the first full fiscal period ended after the Closing Date and (ii) Level I at any time during which Borrower has failed to deliver the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(d), respectively.

                                                                     EXHIBIT K-1

                                     FORM OF

                                 REVOLVING NOTE

     This Note and the Loan evidenced hereby may be transferred in whole or in part only by registration of such transfer on the Register maintained for such purpose by or on behalf of the undersigned as provided in Section 10.04(c) of the Credit Agreement (as defined below).

                                 PROMISSORY NOTE

                                                            Dated: [___________]
$___________                                                  New York, New York

     FOR VALUE RECEIVED, HealthSpring, Inc., a Delaware corporation (the "Borrower"), hereby promises to pay to the order of [___________] (the "Lender"), for the account of Lender's applicable lending office provided for by the Credit Agreement, at the principal office of the Administrative Agent, the principal sum of [____________] Dollars ($[__________]) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Revolving Loans made by the Lender to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Revolving Loan, at such office, in like money and funds, for the period commencing on the date of such Revolving Loan until such Revolving Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

     The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Revolving Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the obligation of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder.

     This Note is one of the Revolving Notes referred to in the Credit Agreement, dated as of April 21, 2006 (as modified and supplemented and in effect from time to time, the "Credit Agreement"), among HealthSpring, Inc., as Borrower and the guarantors party thereto, as Guarantors, certain lenders, UBS Securities LLC, as Joint Lead Arranger and Joint Bookrunner, Citigroup Global Markets Inc., as Joint Lead Arranger and Joint Bookrunner, Bank of America, N.A., as Documentation Agent, Citicorp USA, Inc., as Syndication Agent, UBS AG, Stamford Branch, as Issuing Bank, Administrative Agent and Collateral Agent and UBS Loan Finance LLC, as Swingline Lender, and evidences Revolving Loans made by the Lender thereunder.

Terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.

     The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence and continuation of certain Events of Default and for prepayments of Loans upon the terms and conditions specified therein.

     Except as permitted by Section 10.04(b) of the Credit Agreement, this Note may not be assigned by the Lender to any other Person.

     THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

                            [Signature Page Follows]

                                        HEALTHSPRING, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                           SCHEDULE OF REVOLVING LOANS

     This Note evidences Revolving Loans made, Continued or Converted under the within-described Credit Agreement to the Borrower, on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below, subject to the payments, Continuations, Conversions and prepayments of principal set forth below:

   Date
  Made,                                                    Amount Paid,
Continued   Principal                          Duration      Prepaid,       Unpaid
    or        Amount      Type    Interest   of Interest   Continued or   Principal   Notation
Converted    of Loan    of Loan     Rate        Period       Converted      Amount     Made By
---------   ---------   -------   --------   -----------   ------------   ---------   --------


                                                                     EXHIBIT K-2

                                     FORM OF

                                 SWINGLINE NOTE

     This Note and the Loan evidenced hereby may be transferred in whole or in part only by registration of such transfer on the Register maintained for such purpose by or on behalf of the undersigned as provided in Section 10.04(c) of the Credit Agreement (as defined below).

                                 PROMISSORY NOTE

                                                           Dated:[_____________]
$____________                                                 New York, New York

     FOR VALUE RECEIVED, HealthSpring, Inc., a Delaware corporation (the "Borrower"), hereby promises to pay to the order of [______________] (the "Lender"), for the account of its applicable lending office provided for by the Credit Agreement, at the principal office of the Administrative Agent, the principal sum of [_____________] Dollars ($[______________]) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Swingline Loans made by the Lender to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Swingline Loan, at such office, in like money and funds, for the period commencing on the date of such Swingline Loan until such Swingline Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

     The date, amount and interest rate of each Swingline Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Swingline Loans made by the Lender.

     This Note is the Swingline Note referred to in the Credit Agreement, dated as of April 21, 2006 (as modified and supplemented and in effect from time to time, the "Credit Agreement"), among HealthSpring, Inc., as Borrower and the guarantors party thereto, as Guarantors, the lenders party thereto, UBS Securities LLC, as Joint Lead Arranger and Joint Bookrunner, Citigroup Global Markets Inc., as Joint Lead Arranger and Joint Bookrunner, Bank of America, N.A., as Documentation Agent, Citicorp USA, Inc., as Syndication Agent, UBS AG, Stamford Branch, as Issuing Bank, Administrative Agent and Collateral Agent and UBS Loan Finance LLC, as Swingline Lender, and evidences the Swingline Loans made by the Lender thereunder. Terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.

     The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence and continuation of certain Events of Default and for prepayments of Loans upon the terms and conditions specified therein.

     Except as permitted by Section 10.04(b) of the Credit Agreement, this Note may not be assigned by the Lender to any other Person.

     THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

                            [Signature Page Follows]

                                        HEALTHSPRING, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                           SCHEDULE OF SWINGLINE LOANS

     This Note evidences the Swingline Loans made under the within-described Credit Agreement to the Borrower, on the dates, in the principal amounts, and bearing interest at the Alternate Base Rate, subject to the payments and prepayments of principal set forth below:

       Principal                         Unpaid
Date     Amount    Interest   Amount   Principal   Notation
Made    of Loan      Rate      Paid      Amount     Made By
----   ---------   --------   ------   ---------   --------


                                                                       EXHIBIT M

                                                     CAHILL GORDON & REINDEL LLP

                                                                     [EXHIBIT M]
                                                             TO CREDIT AGREEMENT

================================================================================

                               SECURITY AGREEMENT

                                       By

                               HEALTHSPRING, INC.
                                   as Borrower

                                       and

                           THE GUARANTORS PARTY HERETO

                                       and

                            UBS AG, STAMFORD BRANCH,
                               as Collateral Agent

                                   ----------

                           Dated as of April 21, 2006

================================================================================

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
PREAMBLE.................................................................      1
RECITALS.................................................................      1
AGREEMENT................................................................      2

                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATION

SECTION 1.1.     DEFINITIONS.............................................      2
SECTION 1.2.     INTERPRETATION..........................................      9
SECTION 1.3.     RESOLUTION OF DRAFTING AMBIGUITIES......................      9
SECTION 1.4.     PERFECTION CERTIFICATE..................................      9

                                   ARTICLE II

                    GRANT OF SECURITY AND SECURED OBLIGATIONS

SECTION 2.1.     GRANT OF SECURITY INTEREST..............................      9
SECTION 2.2.     FILINGS.................................................     10

                                   ARTICLE III

                  PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;
                            USE OF PLEDGED COLLATERAL

SECTION 3.1.     DELIVERY OF CERTIFICATED SECURITIES COLLATERAL..........     11
SECTION 3.2.     PERFECTION OF UNCERTIFICATED SECURITIES COLLATERAL......     12
SECTION 3.3.     FINANCING STATEMENTS AND OTHER FILINGS; MAINTENANCE OF
                    PERFECTED SECURITY INTEREST..........................     12
SECTION 3.4.     OTHER ACTIONS...........................................     12
SECTION 3.5.     JOINDER OF ADDITIONAL GUARANTORS........................     15
SECTION 3.6.     SUPPLEMENTS; FURTHER ASSURANCES.........................     15

                                                                            Page
                                                                            ----
                                   ARTICLE IV

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 4.1.     TITLE...................................................     16
SECTION 4.2.     VALIDITY OF SECURITY INTEREST...........................     17
SECTION 4.3.     DEFENSE OF CLAIMS; TRANSFERABILITY OF PLEDGED
                    COLLATERAL..........................................      17
SECTION 4.4.     CHIEF EXECUTIVE OFFICE; CHANGE OF NAME; JURISDICTION OF
                    ORGANIZATION.........................................     17
SECTION 4.5.     LOCATION OF INVENTORY AND EQUIPMENT.....................     17
SECTION 4.6.     DUE AUTHORIZATION AND ISSUANCE..........................     18
SECTION 4.7.     CONSENTS, ETC...........................................     18
SECTION 4.8.     PLEDGED COLLATERAL......................................     18
SECTION 4.9.     INSURANCE...............................................     18

                                    ARTICLE V

               CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL

SECTION 5.1.     PLEDGE OF ADDITIONAL SECURITIES COLLATERAL..............     18
SECTION 5.2.     VOTING RIGHTS; DISTRIBUTIONS; ETC.......................     19
SECTION 5.3.     DEFAULTS, ETC...........................................     20
SECTION 5.4.     CERTAIN AGREEMENTS OF PLEDGORS AS ISSUERS AND HOLDERS OF
                    EQUITY INTERESTS.....................................     21

                                   ARTICLE VI

                   CERTAIN PROVISIONS CONCERNING INTELLECTUAL
                               PROPERTY COLLATERAL

SECTION 6.1.     GRANT OF INTELLECTUAL PROPERTY LICENSE..................     21
SECTION 6.2.     PROTECTION OF COLLATERAL AGENT'S SECURITY...............     22
SECTION 6.3.     AFTER-ACQUIRED PROPERTY.................................     23
SECTION 6.4.     LITIGATION..............................................     23

                                   ARTICLE VII

                    CERTAIN PROVISIONS CONCERNING RECEIVABLES

SECTION 7.1.     MAINTENANCE OF RECORDS..................................     24
SECTION 7.2.     LEGEND..................................................     24

                                                                            Page
                                                                            ----
                                  ARTICLE VIII

                                    TRANSFERS

SECTION 8.1.     TRANSFERS OF PLEDGED COLLATERAL.........................     24

                                   ARTICLE IX

                                    REMEDIES

SECTION 9.1.     REMEDIES................................................     25
SECTION 9.2.     NOTICE OF SALE..........................................     26
SECTION 9.3.     WAIVER OF NOTICE AND CLAIMS.............................     27
SECTION 9.4.     CERTAIN SALES OF PLEDGED COLLATERAL.....................     27
SECTION 9.5.     NO WAIVER; CUMULATIVE REMEDIES..........................     28
SECTION 9.6.     CERTAIN ADDITIONAL ACTIONS REGARDING INTELLECTUAL
                    PROPERTY.............................................     29

                                    ARTICLE X

                                   [RESERVED]

                                   ARTICLE XI

                                  MISCELLANEOUS

SECTION 11.1.    CONCERNING COLLATERAL AGENT.............................     29
SECTION 11.2.    COLLATERAL AGENT MAY PERFORM; COLLATERAL AGENT APPOINTED
                    ATTORNEY-IN-FACT.....................................     30
SECTION 11.3.    CONTINUING SECURITY INTEREST; ASSIGNMENT................     31
SECTION 11.4.    TERMINATION; RELEASE....................................     31
SECTION 11.5.    MODIFICATION IN WRITING.................................     32
SECTION 11.6.    NOTICES.................................................     32
SECTION 11.7.    GOVERNING LAW, CONSENT TO JURISDICTION AND SERVICE OF
                    PROCESS; WAIVER OF JURY TRIAL........................     32
SECTION 11.8.    SEVERABILITY OF PROVISIONS..............................     32
SECTION 11.9.    EXECUTION IN COUNTERPARTS...............................     32
SECTION 11.10.   BUSINESS DAYS...........................................     32
SECTION 11.11.   NO CREDIT FOR PAYMENT OF TAXES OR IMPOSITION............     33
SECTION 11.12.   NO CLAIMS AGAINST COLLATERAL AGENT......................     33
SECTION 11.13.   NO RELEASE..............................................     33
SECTION 11.14.   OBLIGATIONS ABSOLUTE....................................     33

                                                                            Page
                                                                            ----
SIGNATURES...............................................................    S-1

SCHEDULE 1.01   Acquisition Documents

EXHIBIT 1       Form of Issuer's Acknowledgment
EXHIBIT 2       Form of Securities Pledge Amendment
EXHIBIT 3       Form of Joinder Agreement
EXHIBIT 4       [Reserved]
EXHIBIT 5       [Reserved]
EXHIBIT 6       Form of Copyright Security Agreement
EXHIBIT 7       Form of Patent Security Agreement
EXHIBIT 8       Form of Trademark Security Agreement

                               SECURITY AGREEMENT

          This SECURITY AGREEMENT dated as of April 21, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this "Agreement") made by HEALTHSPRING, INC., a Delaware corporation (the "Borrower") and THE GUARANTORS LISTED ON THE SIGNATURE PAGES HERETO (the "Original Guarantors") OR FROM TIME TO TIME PARTY HERETO BY EXECUTION OF A JOINDER AGREEMENT (the "Additional Guarantors," and together with the Original Guarantors, the "Guarantors"), as pledgors and debtors (the Borrower, together with the Guarantors, in such capacities and together with any successors in such capacities, the "Pledgors," and each, a "Pledgor"), in favor of UBS AG, STAMFORD BRANCH, in its capacity as collateral agent pursuant to the Credit Agreement (as hereinafter defined), as pledgee, assignee and secured party (in such capacities and together with any permitted successors in such capacities, the "Collateral Agent").

                                    RECITALS:

          A. The Borrower, the Original Guarantors, the Collateral Agent and the lending institutions listed therein (the "Lenders") have, in connection with the execution and delivery of this Agreement, entered into that certain credit agreement, dated as of April 21, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"; which term shall also include and refer to any increase in the amount of indebtedness under the Credit Agreement and any refinancing or replacement of the Credit Agreement (whether under a bank facility, securities offering or otherwise) or one or more successor or replacement facilities whether or not with a different group of agents or lenders (whether under a bank facility, securities offering or otherwise) and whether or not with different obligors upon the Administrative Agent's acknowledgment of the termination of the predecessor Credit Agreement).

          B. Each Guarantor has, pursuant to the Credit Agreement, unconditionally guaranteed the Secured Obligations.

          C. The Borrower and each Guarantor will receive substantial benefits from the execution, delivery and performance of the obligations under the Credit Agreement and the other Loan Documents and each is, therefore, willing to enter into this Agreement.

          D. This Agreement is given by each Pledgor in favor of the Collateral Agent for the benefit of the Secured Parties (as hereinafter defined) to secure the payment and performance of all of the Secured Obligations.

          F. It is a condition to (i) the obligations of the Lenders to make the Loans under the Credit Agreement, (ii) the obligations of the Issuing Bank to issue Letters of Credit and (iii) the performance of the obligations of the Secured Parties under the Hedging Agreements related to the Facilities that each Pledgor execute and deliver the applicable Loan Documents, including this Agreement.

                                   AGREEMENT:

          NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Pledgor and the Collateral Agent hereby agree as follows:

                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATION

          SECTION 1.1. Definitions.

          (a) Unless otherwise defined herein or in the Credit Agreement, capitalized terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC, including the following that are capitalized herein:

          "Accounts"; "Chattel Paper"; "Commercial Tort Claim"; "Commodity Account"; "Commodity Contract"; "Documents"; "Electronic Chattel Paper"; "Entitlement Order"; "Equipment"; "Financial Asset"; "Fixtures"; "Goods"; "Inventory"; "Letter-of-Credit Rights"; "Letters of Credit"; "Money"; "Payment Intangibles"; "Proceeds"; "Records"; "Securities Account"; "Securities Intermediary"; "Supporting Obligations"; and "Tangible Chattel Paper."

          (b) Terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement. Sections 1.03 and 1.05 of the Credit Agreement shall apply herein mutatis mutandis.

          (c) The following terms shall have the following meanings:

          "Account Debtor" shall mean each person who is obligated on a Receivable or Supporting Obligation related thereto.

          "Acquisition Documents" shall mean the collective reference to the purchase and exchange agreement dated as of November 10, 2004, as amended, with the persons named therein as sellers to acquire NewQuest Health Solutions, LLC and the other documents listed on Schedule 1.01 hereto.

          "Acquisition Document Rights" shall mean, with respect to each Pledgor, collectively, all of such Pledgor's rights, title and interest in, to and under the Acquisition Documents, including (i) all rights and remedies relating to monetary damages, including indemnification rights and remedies, and claims for damages or other relief pursuant to or in respect of the Acquisition

Documents, (ii) all rights and remedies relating to monetary damages, including indemnification rights and remedies, and claims for monetary damages under or in respect of the agreements, documents and instruments referred to in the Acquisition Documents or related thereto and (iii) all proceeds, collections, recoveries and rights of subrogation with respect to the foregoing.

          "Additional Guarantors" shall have the meaning assigned to such term in the Preamble hereof.

          "Agreement" shall have the meaning assigned to such term in the Preamble hereof.

          "Borrower" shall have the meaning assigned to such term in the Preamble hereof.

          "Collateral Agent" shall have the meaning assigned to such term in the Preamble hereof.

          "Collateral Support" shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Pledged Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

          "Contracts" shall mean, collectively, with respect to each Pledgor, all sale, service, performance, equipment or property lease contracts, agreements and grants and all other contracts, agreements or grants (in each case, whether written or oral, or third party or intercompany), between such Pledgor and any third party, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.

          "Control" shall mean (i) in the case of a Deposit Account, "control," as such term is defined in Section 9-104 of the UCC, (ii) in the case of a Security Entitlement, "control," as such term is defined in Section 8-106 of the UCC, and (iii) in the case of a Commodity Contract, "control," as such term is defined in Section 9-106 of the UCC.

          "Copyrights" shall mean, collectively, with respect to each Pledgor, all registered copyrights in the United States or any political subdivision thereof and all U.S. copyright registrations and applications made by such Pledgor, in each case, whether now owned or hereafter created or acquired by or assigned to such Pledgor, together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor's use of such copyrights, (ii) reissues, renewals, continuations and extensions thereof and amendments thereto, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

          "Copyright Security Agreement" shall mean an agreement substantially in the form annexed hereto as Exhibit 6.

          "Credit Agreement" shall have the meaning assigned to such term in Recital A hereof.

          "Deposit Accounts" shall mean, collectively, with respect to each Pledgor, all "deposit accounts" as such term is defined in the UCC and in any event shall include the LC Account and all accounts and sub accounts relating to any of the foregoing accounts.

          "Distributions" shall mean, collectively, with respect to each Pledgor, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to such Pledgor in respect of or in exchange for any or all of the Pledged Securities or Intercompany Notes.

          "Excluded Property" shall mean:

          (a) any Contract, permit, lease, license or Letter-of-Credit Rights held by any Pledgor that validly prohibits the creation by such Pledgor of a security interest therein or thereon (other than to the extent any such prohibition will be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law); and

          (b) any Contract, permit, lease, license or letter of credit rights held by any Pledgor to the extent that any Requirement of Law applicable thereto prohibits the creation of a security interest therein or thereof (other than to the extent any such prohibition will be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law);

          (c) Assets owned by any Pledgor on the date hereof or hereafter acquired that are subject to a Lien securing a Purchase Money Obligation or Capital Lease Obligation permitted to be incurred pursuant to the provisions of the Credit Agreement if the contract or other agreement in which such Lien is granted (or the documentation providing for such Purchase Money Obligation or Capital Lease Obligation) prohibits the creation of any other Lien on such Equipment; and

          (d) Any Intellectual Property Collateral, including intent-to-use trademark applications, for which the creation by a Pledgor of a security interest therein is prohibited by Requirement of Law or would otherwise result in the loss by any Loan Party of any material rights therein;

provided, however, that in each case described in clauses (a), (b), (c) and (d) of this definition (x) such property shall constitute "Excluded Property" only to the extent and for so long as such Contract permit, lease, license or Letter-of-Credit Rights or Requirement of Law or contractual obligation applicable thereto prohibits the creation of a Lien on such property in favor of the Collateral Agent and, upon the termination of such prohibition (howsoever occurring), such property shall cease to constitute "Excluded Property" and (y) any Proceeds, substitutions or replacements of any Excluded Property shall not constitute Excluded Property unless such Proceeds, substitutions or replacements otherwise would constitute Excluded Property.

          "General Intangibles" shall mean, collectively, with respect to each Pledgor, all "general intangibles," as such term is defined in the UCC, of such Pledgor and, in any event, shall include (i) all of such Pledgor's rights, title and interest in, to and under all insurance policies and Contracts, (ii) all know-how and warranties relating to any of the Pledged Collateral or the Mortgaged Property, (iii) any and all other rights, claims, choses-in-action and causes of action of such Pledgor against any other person and the benefits of any and all collateral or other security given by any other person in connection therewith, (iv) all guarantees, endorsements and indemnifications on, or of, any of the Pledged Collateral or any of the Mortgaged Property, (v) all lists, books, records, correspondence, ledgers, printouts, files (whether in printed form or stored electronically), tapes and other papers or materials containing information relating to any of the Pledged Collateral or any of the Mortgaged Property, including all customer or tenant lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, appraisals, recorded knowledge, surveys, studies, engineering reports, test reports, manuals, standards, processing standards, performance standards, catalogs, research data, computer and automatic machinery software and programs and the like, field repair data, accounting information pertaining to such Pledgor's operations or any of the Pledged Collateral or any of the Mortgaged Property and all media in which or on which any of the information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data, (vi) all licenses, consents, permits, variances, certifications, authorizations and approvals, however characterized, now or hereafter acquired or held by such Pledgor, including building permits, certificates of occupancy, environmental certificates, industrial permits or licenses and certificates of operation and
(vii) all rights to reserves, deferred payments, deposits, refunds, indemnification of claims and claims for tax or other refunds against any Governmental Authority.

          "Goodwill" shall mean, collectively, with respect to each Pledgor, the goodwill of such Pledgor connected with such Pledgor's business including all such goodwill connected with (i) the use of and symbolized by any Trademark or Trademark Intellectual Property License in which such Pledgor has any interest,
(ii) all know-how, trade secrets, customer and supplier lists, proprietary information, inventions, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any person, pricing and cost information, business and marketing plans and proposals, consulting agreements, engineering contracts and such other assets that relate to such goodwill and (iii) all product lines of such Pledgor's business.

          "Guarantors" shall have the meaning assigned to such term in the Preamble hereof.

          "Instruments" shall mean, collectively, with respect to each Pledgor, all "instruments," as such term is defined in Article 9 of the UCC, and shall include all promissory notes, drafts, bills of exchange or acceptances.

          "Intellectual Property Collateral" shall mean, collectively, the Patents, Trademarks, Copyrights, Intellectual Property Licenses and Goodwill.

          "Intellectual Property Licenses" shall mean, collectively, with respect to each Pledgor, all license and distribution agreements with, and covenants not to sue, any other party with respect to any Patent, Trademark or Copyright or any other patent, trademark or copyright, whether such Pledgor is a licensor or licensee or distributor or distributee under any such license or distribution agreement, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder, and with respect thereto, including damages and payments for past, present or future infringements or violations thereof, (iii) rights to sue for past, present and future infringements or violations thereof and (iv) other rights to use, exploit or practice any or all of the Patents, Trademarks or Copyrights or any other patent, trademark or copyright.

          "Intercompany Notes" shall mean, with respect to each Pledgor, all intercompany notes described in Schedule 11 annexed to the Perfection Certificate and intercompany notes hereafter acquired by such Pledgor and all certificates, instruments or agreements evidencing such intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof to the extent permitted pursuant to the terms hereof.

          "Investment Property" shall mean a security, whether certificated or uncertificated, Security Entitlement, Securities Account, Commodity Contract or Commodity Account, excluding, however, the Securities Collateral.

          "Joinder Agreement" shall mean an agreement substantially in the form annexed hereto as Exhibit 3.

          "LC Account" shall mean any account established and maintained in accordance with the provisions of Section 2.18(c)(1) or 2.18(i) of the Credit Agreement and all property from time to time on deposit in such LC Account.

          "Lenders" shall have the meaning assigned to such term in Recital A hereof.

          "Mortgaged Property" shall have the meaning assigned to such term in the Mortgages, if any.

          "Original Guarantors" shall have the meaning assigned to such term in the Preamble hereof.

          "Patents" shall mean, collectively, with respect to each Pledgor, all patents issued or assigned to, and all patent applications and registrations made by, such Pledgor (whether established or registered or recorded in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor's use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

          "Patent Security Agreement" shall mean an agreement substantially in the form annexed hereto as Exhibit 7.

          "Perfection Certificate" shall mean that certain perfection certificate dated April 21, 2006, executed and delivered by each Pledgor in favor of the Collateral Agent for the benefit of the Secured Parties, and each other Perfection Certificate (that shall be in form and substance reasonably acceptable to the Collateral Agent) executed and delivered by the applicable Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties contemporaneously with the execution and delivery of each Joinder Agreement executed in accordance with Section 3.5 hereof, in each case, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the Credit Agreement.

          "Pledge Amendment" shall have the meaning assigned to such term in
Section 5.1 hereof.

          "Pledged Collateral" shall have the meaning assigned to such term in
Section 2.1 hereof.

          "Pledged Securities" shall mean, collectively, with respect to each Pledgor, (i) all issued and outstanding Equity Interests of each issuer described in Schedule 10(a) annexed to the Perfection Certificate that are owned by such Pledgor and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer issued to such Pledgor, together with all rights, privileges, authority and powers of such Pledgor relating to such Equity Interests in each such issuer or under any Organizational Document of each such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Equity Interests, (ii) all Equity Interests of any Subsidiary hereafter acquired by or issued to such Pledgor and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such Subsidiary issued to such Pledgor, together with all rights, privileges, authority and powers of such Pledgor relating to such Equity Interests or under any Organizational Document of any such Subsidiary, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Equity Interests, from time to time acquired by such Pledgor in any manner, and (iii) all Equity Interests of any successor Subsidiary owned by such Pledgor (unless such successor is such Pledgor itself) formed by or resulting from any consolidation or merger in which any person listed in Schedule 1(a) annexed to the Perfection Certificate is not the surviving entity; provided, however, that Pledged Securities shall not include any Equity Interests that are not required to be pledged pursuant to Section 5.11(b) of the Credit Agreement.

          "Pledgor" shall have the meaning assigned to such term in the Preamble hereof.

          "Receivables" shall mean all (i) Accounts, (ii) Chattel Paper, (iii) Payment Intangibles, (iv) General Intangibles, (v) Instruments and (vi) to the extent not otherwise covered above, all other rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, regardless of how classified under the UCC together with all of Pledgors' rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Records relating thereto.

          "Secured Parties" shall mean, collectively, the Administrative Agent, the Collateral Agent, each other Agent, the Lenders and each party to a Hedging Agreement relating to the Loans if at the date of entering into such Hedging Agreement such person was a Lender or an Affiliate of a Lender and such person executes and delivers to the Administrative Agent a letter agreement in form and substance reasonably acceptable to the Administrative Agent pursuant to which such person (i) appoints the Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Section 9.03 of the Credit Agreement.

          "Securities Collateral" shall mean, collectively, the Pledged Securities, the Intercompany Notes and the Distributions.

          "Trademarks" shall mean, collectively, with respect to each Pledgor, all trademarks (including service marks), slogans, logos, certification marks, trade dress, corporate names and trade names, whether registered or unregistered, owned by or assigned to such Pledgor and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered in the United States or any other country or any political subdivision thereof except for "intent to use" applications filed pursuant to Section 1(b) of the Lanham Act, unless and until the amendment to alleged use or a statement of use under Section 1(c) or Section 1(d) of such Act has been filed), together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor's use of any trademarks, (ii) reissues, continuations, extensions and renewals thereof and amendments thereto,
(iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements thereof.

          "Trademark Security Agreement" shall mean an agreement substantially in the form annexed hereto as Exhibit 8.

          "UCC" shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent's and the Secured Parties' security interest in any item or portion of the Pledged Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term "UCC" shall mean the Uniform Commercial Code as in effect on the date hereof in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

          SECTION 1.2. Interpretation. The rules of interpretation specified in the Credit Agreement (including Section 1.03 thereof) shall be applicable to this Agreement.

          SECTION 1.3. Resolution of Drafting Ambiguities. Each Pledgor acknowledges and agrees that it was represented by counsel in connection with the execution and delivery hereof, that it and its counsel reviewed and participated in the preparation and negotiation hereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party (i.e., the Collateral Agent) shall not be employed in the interpretation hereof.

          SECTION 1.4. Perfection Certificate. The Collateral Agent and each Secured Party agree that the Perfection Certificate and all descriptions of Pledged Collateral, schedules, amendments and supplements thereto are and shall at all times remain a part of this Agreement.

                                   ARTICLE II

                    GRANT OF SECURITY AND SECURED OBLIGATIONS

          SECTION 2.1. Grant of Security Interest. As collateral security for the payment and performance in full of all the Secured Obligations, each Pledgor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties, a lien on and security interest in all of the right, title and interest of such Pledgor in, to and under the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the "Pledged Collateral"):

          (i)  all Accounts;

          (ii) all Equipment, Goods, Inventory and Fixtures;

          (iii) all Documents, Instruments and Chattel Paper;

          (iv) all Letters of Credit;

          (v)  all Securities Collateral;

          (vi) all Investment Property;

          (vii) all Intellectual Property Collateral;

          (viii) the Commercial Tort Claims described on Schedule 13 to the Perfection Certificate;

          (ix) all General Intangibles;

          (x)  all Money and all Deposit Accounts;

          (xi) all Acquisition Documents and Acquisition Document Rights;

          (xii) all Supporting Obligations (including Letter-of-Credit Rights);

          (xiii) all books and records relating to the Pledged Collateral; and

          (xiv) all other personal property of such Pledgor, whether tangible or intangible, and all Proceeds and products of each of the foregoing and all Accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to such Pledgor from time to time with respect to any of the foregoing.

Notwithstanding anything to the contrary contained in clauses (i) through (xiv) above, the security interest created by this Agreement shall not extend to, and the term "Pledged Collateral" shall not include, any Excluded Property and the Pledgors shall from time to time at the reasonable request of the Collateral Agent give written notice to the Collateral Agent identifying in reasonable detail the Excluded Property. Notwithstanding anything to the contrary contained herein, in the absence of a court order by a court of competent jurisdiction, the Collateral Agent shall not have a right (and such right is not being granted hereunder) to directly collect, direct the transfer of, or otherwise enforce against Medicare, Medicaid or CHAMPUS any rights to payment owing from Medicare, Medicaid or CHAMPUS, as the case may be, that are Collateral, if such collection, direction of transfer or other enforcement would be in violation of applicable Requirements of Law or would cause a forfeiture of a Pledgor's rights to payment as a direct result of such collection, direction of transfer or other enforcement.

          SECTION 2.2. Filings. (a) Each Pledgor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Pledged Collateral, including (i) whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor, (ii) any financing or continuation statements or other documents without the signature of such Pledgor where permitted by law, including the filing of a financing statement describing the Pledged Collateral as "all assets now owned or hereafter acquired by the Pledgor or in which Pledgor otherwise has rights" and (iii) in the case of a financing statement filed as a fixture filing or covering Pledged Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Pledged Collateral relates.

Each Pledgor agrees to provide all information described in the immediately preceding sentence to the Collateral Agent promptly upon reasonable request by the Collateral Agent.

          (b) Upon prior written notice to the Pledgors, each Pledgor hereby further authorizes the Collateral Agent to file filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country), including this Agreement, the Copyright Security Agreement, the Patent Security Agreement and the Trademark Security Agreement, or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Pledgor hereunder, without the signature of such Pledgor, and naming such Pledgor, as debtor, and the Collateral Agent, as secured party.

                                   ARTICLE III

                  PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;
                            USE OF PLEDGED COLLATERAL

          SECTION 3.1. Delivery of Certificated Securities Collateral. Each Pledgor represents and warrants that all certificates, agreements or instruments representing or evidencing the Securities Collateral in existence on the date hereof have been delivered to the Collateral Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank and that the Collateral Agent has a perfected first priority security interest therein subject only to Permitted Liens. Each Pledgor hereby agrees that all certificates, agreements or instruments representing or evidencing Securities Collateral acquired by such Pledgor after the date hereof shall promptly (and in any event within 10 Business Days) upon receipt thereof by such Pledgor be delivered to and held by or on behalf of the Collateral Agent pursuant hereto. All certificated Securities Collateral acquired by such Pledgor after the date hereof shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Agent. The Collateral Agent shall have the right, at any time upon the occurrence and during the continuance of any Event of Default, to endorse, assign or otherwise transfer to or to register in the name of the Collateral Agent or any of its nominees or endorse for negotiation any or all of the Securities Collateral, without any indication that such Securities Collateral is subject to the security interest hereunder; provided, however, following the cure and/or waiver of any such Event of Default, the Collateral Agent shall promptly, after written request by the applicable Pledgor, endorse, or otherwise transfer the Securities Collateral to the applicable Pledgor to the extent not previously disposed of or transferred as permitted by the terms hereof. In addition, upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right at any time to exchange certificates representing or evidencing Securities Collateral for certificates of smaller or larger denominations.

          SECTION 3.2. Perfection of Uncertificated Securities Collateral. Each Pledgor represents and warrants that the Collateral Agent has a perfected first priority security interest, subject to Permitted Liens, in all uncertificated Pledged Securities pledged by it hereunder that are in existence on the date hereof. Each Pledgor hereby agrees that if any of the Pledged Securities are at any time not evidenced by certificates of ownership, then each applicable Pledgor shall, to the extent permitted by applicable law, (A) cause such Pledged Securities to be certificated and delivered to the Collateral Agent or (B) (i) cause the issuer to execute and deliver to the Collateral Agent an acknowledgment of the pledge of such Pledged Securities substantially in the form of Exhibit 1 annexed hereto, (ii) if necessary to perfect a first priority security interest in such Pledged Securities, cause such pledge to be recorded on the equityholder register or the books of the issuer, execute any customary pledge forms or other documents necessary to complete the pledge and give the Collateral Agent the right to transfer such Pledged Securities under the terms hereof, and (iii) after the occurrence and during the continuance of any Event of Default, upon request by the Collateral Agent, promptly (A) cause the Organizational Documents of such issuer that is a Subsidiary to be amended to provide that such Pledged Securities shall be treated as "securities" for purposes of the UCC and (B) cause such Pledged Securities to become certificated and delivered to the Collateral Agent in accordance with the provisions of
Section 3.1.

          SECTION 3.3. Financing Statements and Other Filings; Maintenance of Perfected Security Interest. Each Pledgor represents and warrants that as of the Closing Date all financing statements, agreements, instruments and other documents necessary (to the extent such security interest can be perfected by filing) to perfect the security interest granted by it to the Collateral Agent in respect of the Pledged Collateral by filing have been delivered to the Collateral Agent in completed and, to the extent necessary, duly executed form for filing in each governmental, municipal or other office specified in Schedule 7 annexed to the Perfection Certificate (to the extent required to be listed on the schedules to the Perfection Certificate as of the date this representation is made or deemed made). Each Pledgor agrees that at the sole cost and expense of the Pledgors, such Pledgor will maintain the security interest created by this Agreement in the Pledged Collateral as a first priority security interest perfected by filing or, to the extent otherwise expressly required hereunder, possession or control, subject only to Permitted Liens.

          SECTION 3.4. Other Actions. In order to further insure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Collateral Agent's security interest in the Pledged Collateral, each Pledgor represents and warrants (as to itself) as follows and agrees, in each case at such Pledgor's own expense, to take the following actions with respect to the following Pledged Collateral:

          (a) Instruments and Tangible Chattel Paper. (i) No amounts payable under or in connection with any of the Pledged Collateral are evidenced by any Instrument or Tangible Chattel Paper other than such Instruments and Tangible Chattel Paper listed in Schedule 11 annexed to the Perfection Certificate (to the extent required to be listed on the schedules to the Perfection Certificate as of the date this representation is made or deemed made) and (ii) each Instrument and each item of Tangible Chattel Paper individually valued in excess of $250,000 listed in Schedule 11 annexed to the Perfection

     Certificate has been properly endorsed, assigned and delivered to the Collateral Agent, accompanied by instruments of transfer or assignment duly executed in blank. If any amount then payable under or in connection with any of the Pledged Collateral shall be evidenced by any Instrument or Tangible Chattel Paper, and such amount, together with all amounts payable evidenced by any Instrument or Tangible Chattel Paper not previously delivered to the Collateral Agent exceeds $1,000,000 in the aggregate for all Pledgors, the Pledgor acquiring such Instrument or Tangible Chattel Paper shall promptly (and in any event within 10 Business Days) endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably specify; provided that so long as no Event of Default has occurred and is continuing the Collateral Agent shall promptly (and in any event within 10 Business Days), after written request by the applicable Pledgor, return such Instrument or Tangible Chattel Paper to such Pledgor from time to time, solely to the extent necessary for collection in the ordinary course of such Pledgor's business.

          (b) Deposit Accounts. As of the date hereof each Pledgee has neither opened nor maintains any Deposit Accounts other than the accounts listed in
     Schedule 14 annexed to the Perfection Certificate. No Pledgor shall grant Control of any Deposit Account to any person other than the Collateral Agent.

          (c) Investment Property. (i) No Pledgor shall grant Control over any Investment Property to any person other than the Collateral Agent.

          (ii) If any Pledgor shall at any time hold or acquire any certificated securities constituting Investment Property (other than securities delivered to a Securities Account) valued individually in excess of $250,000, such Pledgor shall promptly endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank, all in form and substance reasonably satisfactory to the Collateral Agent.

          (iii) As between the Collateral Agent and the Pledgors, the Pledgors shall bear the investment risk with respect to the Investment Property and Pledged Securities, and, subject to Section 11.1(ii) hereof, the risk of loss of, damage to, or the destruction of the Investment Property and Pledged Securities, whether in the possession of, or maintained as a security entitlement or deposit by, or subject to the control of, the Collateral Agent, a Securities Intermediary, a Commodity Intermediary, any Pledgor or any other person; provided, however, that nothing contained in this Section 3.4(c) shall release or relieve any Securities Intermediary or Commodity Intermediary of its duties and obligations to the Pledgors or any other person under applicable law.

          (d) Electronic Chattel Paper and Transferable Records. No amount under or in connection with any of the Pledged Collateral is evidenced by any Electronic Chattel Paper or any "transferable record" (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform

     Electronic Transactions Act as in effect in any relevant jurisdiction) other than such Electronic Chattel Paper and transferable records listed in
     Schedule 11 annexed to the Perfection Certificate (to the extent required to be listed on the schedules to the Perfection Certificate as of the date this representation is made or deemed made). If any amount payable under or in connection with any of the Pledged Collateral shall be evidenced by any Electronic Chattel Paper or any transferable record, the Pledgor acquiring such Electronic Chattel Paper or transferable record shall promptly notify the Collateral Agent thereof and shall take such action as the Collateral Agent may reasonably request to vest in the Collateral Agent control of such Electronic Chattel Paper under Section 9-105 of the UCC or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The requirement in the preceding sentence shall apply to the extent that such amount, together with all amounts payable evidenced by Electronic Chattel Paper or any transferable record in which the Collateral Agent has not been vested control within the meaning of the statutes described in the immediately preceding sentence exceeds $1,000,000 in the aggregate for all Pledgors. The Collateral Agent agrees with such Pledgor that the Collateral Agent will arrange, pursuant to procedures reasonably satisfactory to the Collateral Agent and so long as such procedures will not result in the Collateral Agent's loss of control, for the Pledgor to make alterations to the Electronic Chattel Paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing.

          (e) Letter-of-Credit Rights. If any Pledgor is at any time a beneficiary under a Letter of Credit now or hereafter issued in favor of such Pledgor, other than a Letter of Credit issued pursuant to the Credit Agreement, such Pledgor shall promptly notify the Collateral Agent thereof and such Pledgor shall, at the reasonable request of the Collateral Agent, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) use commercially reasonable efforts to arrange for the issuer and any confirmer of such Letter of Credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under the Letter of Credit or (ii) use commercially reasonable efforts to arrange for the Collateral Agent to become the transferee beneficiary of such Letter of Credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the Letter of Credit are to be applied as provided in the Credit Agreement. The actions in the preceding sentence shall be taken to the extent that the amount of such Letter of Credit, together with all amounts of all other Letters of Credit, other than any Letter of Credit issued pursuant to the Credit Agreement, for which the actions described above in clause (i) and (ii) have not been taken, exceeds $500,000 in the aggregate for all Pledgors.

          (f) Commercial Tort Claims. As of the date hereof each Pledgor hereby represents and warrants that it holds no Commercial Tort Claims other than those listed in Schedule 13 annexed to the Perfection Certificate (to the extent required to be listed on the schedules to the Perfection Certificate as of the date this representation is made or deemed made). If any Pledgor shall at any time hold or acquire a Commercial Tort Claim having a value together with all other Commercial Tort Claims of all Pledgors in which the Collateral Agent does not have a perfected security interest in excess of $500,000 in the aggregate, such Pledgor shall immediately notify the Collateral Agent in writing signed by such Pledgor of the brief details thereof and grant to the Collateral Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.

          (g) Landlord's Access Agreements. After the date hereof, each Pledgor shall use its commercially reasonable efforts to obtain a Landlord Access Agreement and/or landlord's lien waiver, as applicable, from all such landlords who from time to time have possession of any Pledged Collateral valued in excess of $500,000 if reasonably requested by the Collateral Agent.

          (h) Motor Vehicles. Upon the reasonable written request of the Collateral Agent, each Pledgor shall deliver to the Collateral Agent originals of the certificates of title or ownership for the motor vehicles (and any other Equipment covered by Certificates of Title or ownership) owned by it with the Collateral Agent listed as lienholder therein. Such requirement shall apply to the Pledgors if any such motor vehicle (or any such other Equipment) is valued at over $75,000, provided that the aggregate value of all such motor vehicles (and such Equipment) as to which any Pledgor has not delivered a Certificate of Title or ownership is over $500,000.

          SECTION 3.5. Joinder of Additional Guarantors. The Pledgors shall cause each Subsidiary of the Borrower (other than the HMO Subsidiaries) that, from time to time, after the date hereof shall be required to pledge any assets to the Collateral Agent for the benefit of the Secured Parties pursuant to the provisions of the Credit Agreement, (a) to execute and deliver to the Collateral Agent (i) a Joinder Agreement substantially in the form of Exhibit 3 annexed hereto within thirty (30) days of the date on which it was acquired or created and (ii) a Perfection Certificate, in each case, within thirty (30) days of the date on which it was acquired or created and upon such execution and delivery, such Subsidiary shall constitute a "Guarantor" and a "Pledgor" for all purposes hereunder with the same force and effect as if originally named as a Guarantor and Pledgor herein. The execution and delivery of such Joinder Agreement shall not require the consent of any Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor and Pledgor as a party to this Agreement.

          SECTION 3.6. Supplements; Further Assurances. At the written request of the Collateral Agent, each Pledgor shall take such further actions, and to execute and/or deliver to the Collateral Agent such additional financing statements, amendments, assignments, agree-ments, supplements, powers and instruments, as the Collateral Agent may in its reasonable judgment deem necessary in order to create, perfect, preserve and protect the security interest in the Pledged Collateral to the extent required hereby and the rights and interests granted to the Collateral Agent hereunder, to carry into effect the purposes hereof and confirm unto the Collateral Agent the Pledged Collateral other than foreign Intellectual Property or permit the Collateral Agent to exercise and enforce its rights, powers and remedies hereunder with respect to such Pledged Collateral, including the filing of any financing statements, continuation statements and other documents other than foreign Intellectual Property (including this Agreement) under the UCC (or other similar laws) in effect in any jurisdiction, with respect to the security interest created hereby, all in form reasonably satisfactory to the Collateral Agent, and in such offices (including the United States Patent and Trademark Office and the United States Copyright Office) wherever required by law to perfect, continue and maintain a valid, enforceable, first priority security interest in such Pledged Collateral, subject to Permitted Liens, as and to the extent required hereby, and to preserve the other rights and interests granted to the Collateral Agent hereunder, as against third parties, with respect to the Pledged Collateral. Without limiting the generality of the foregoing, each Pledgor shall make, execute, endorse, acknowledge, file or refile and/or deliver to the Collateral Agent from time to time upon reasonable request by the Collateral Agent (which request shall not be made more than once a fiscal quarter prior to the occurrence and continuance of an Event of Default) such lists, schedules, descriptions and designations of the Pledged Collateral, supplements, additional security agreements, financing statements, powers of attorney, certificates, reports and other assurances or instruments as the Collateral Agent shall reasonably request. If an Event of Default has occurred and is continuing, the Collateral Agent may, with prior notice to the Pledgors, institute and maintain, in its own name or in the name of any Pledgor, such suits and proceedings as the Collateral Agent may be advised by counsel shall be necessary to prevent any impairment of the security interest in or the perfection thereof in the Pledged Collateral. All of the foregoing shall be at the sole cost and expense of the Pledgors. Notwithstanding anything herein to the contrary, nothing in this Agreement or any other Loan Document shall require any Pledgor to enter into any agreements granting Control over Deposit Accounts or Securities Accounts to, or in favor of, the Collateral Agent.

                                   ARTICLE IV

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

          Each Pledgor represents, warrants and covenants as follows:

          SECTION 4.1. Title. Except for the security interest granted to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and Permitted Liens, such Pledgor owns (or has an Intellectual Property License to, in the case of Intellectual Property Collateral) and has rights and, as to Pledged Collateral acquired by it from time to time after the date hereof, will own and have rights in, each item of Pledged Collateral pledged by it hereunder free and clear of any and all Liens or claims of others other than Permitted Liens. In addition, no Liens or claims exist on the Securities Collateral, other than as permitted by Section 6.02 of the Credit Agreement.

          SECTION 4.2. Validity of Security Interest. The security interest in and Lien on the Pledged Collateral granted to the Collateral Agent for the benefit of the Secured Parties hereunder constitutes (a) a legal and valid security interest in all the Pledged Collateral securing the payment of the Secured Obligations, and (b) subject to the filings and other actions described in Schedule 7 annexed to the Perfection Certificate (to the extent required to be listed on the schedules to the Perfection Certificate as of the date this representation is made or deemed made), a perfected security interest in all the Pledged Collateral (to the extent such security interest can be perfected by such filings and other actions described in Schedule 7 to the Perfection Certificate), subject to Permitted Liens. The security interest and Lien granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement in and on the Pledged Collateral (other than any Pledged Collateral that has been released from the Lien created hereunder pursuant to the terms hereof) will, subject to clause (b) of the immediately preceding sentence, at all times constitute a perfected, continuing security interest therein, prior to all other Liens on the Pledged Collateral except for Permitted Liens (except to the extent that Control is required for perfection).

          SECTION 4.3. Defense of Claims; Transferability of Pledged Collateral. Subject to Section 5.05 of the Credit Agreement, each Pledgor shall, at its own cost and expense, defend title to the Pledged Collateral pledged by it hereunder and the security interest therein and Lien thereon granted to the Collateral Agent and the priority thereof against all claims and demands of all persons, at its own cost and expense, at any time claiming any interest therein adverse to the Collateral Agent or any other Secured Party other than Permitted Liens. As of the date hereof, except as permitted by the Credit Agreement, there is no valid and enforceable agreement, order, judgment or decree, that would restrict the transferability of any of the Pledged Collateral or otherwise impair or conflict with such Pledgor's obligations or the rights of the Collateral Agent hereunder except as otherwise permitted by the Credit Agreement.

          SECTION 4.4. Chief Executive Office; Change of Name; Jurisdiction of Organization. The Collateral Agent may rely on opinions of counsel as to whether any or all UCC financing statements of the Pledgors need to be amended as a result of any of the changes described in Section 5.13(a) of the Credit Agreement. If any Pledgor fails to provide information to the Collateral Agent about such changes on a timely basis, the Collateral Agent shall not be liable or responsible to any party for any failure to maintain a perfected security interest in such Pledgor's property constituting Pledged Collateral, for which the Collateral Agent needed to have information relating to such changes. The Collateral Agent shall have no duty to inquire about such changes if any Pledgor does not inform the Collateral Agent of such changes, the parties acknowledging and agreeing that it could not be feasible or practical for the Collateral Agent to search for information on such changes if such information is not provided by any Pledgor.

          SECTION 4.5. Location of Inventory and Equipment. In no event shall any Equipment or Inventory be moved to any location outside of the continental United States or Puerto Rico.

          SECTION 4.6. Due Authorization and Issuance. All of the Pledged Securities existing on the date hereof have been, and to the extent any Pledged Securities are hereafter issued, such Pledged Securities will be, upon such issuance, duly authorized and validly issued, and any Pledged Securities issued by a corporation are fully paid and non-assessable. There is no amount or other obligation owing by any Pledgor to any issuer of the Pledged Securities in exchange for or in connection with the issuance of the Pledged Securities or any Pledgor's status as a partner or a member of any issuer of the Pledged Securities.

          SECTION 4.7. Consents, etc. Upon the occurrence and during the continuance of an Event of Default, if the Collateral Agent desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other person therefor, then, upon the reasonable written request of the Collateral Agent, such Pledgor agrees to use its commercially reasonable efforts to assist and aid the Collateral Agent to obtain as soon as commercially practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.

          SECTION 4.8. Pledged Collateral. All information set forth herein, including the schedules annexed hereto, and all written information contained in any documents, schedules and lists heretofore delivered to any Secured Party, including the Perfection Certificate and the schedules thereto, in connection with this Agreement, in each case, relating to the Pledged Collateral, is accurate and complete in all material respects. The Pledged Collateral described on the schedules annexed to the Perfection Certificate constitutes all of the property of such types of Pledged Collateral owned or held by the Pledgors (to the extent required to be described on such Perfection Certificate).

          SECTION 4.9. Insurance. In the event that the proceeds of any property insurance claim with respect to any Pledged Collateral are paid to any Pledgor after the Collateral Agent has exercised its right to foreclose after the occurrence and during the continuance of an Event of Default, the Net Cash Proceeds of such claim shall be held in trust for the benefit of the Collateral Agent and immediately after receipt thereof shall be paid to the Collateral Agent for application in accordance with the Credit Agreement.

                                   ARTICLE V

               CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL

          SECTION 5.1. Pledge of Additional Securities Collateral. Each Pledgor shall, upon obtaining any Pledged Securities or Intercompany Notes in excess of $250,000 of any person, accept the same in trust for the benefit of the Collateral Agent and promptly (but in any event within ten Business Days after receipt thereof) deliver to the Collateral Agent a pledge amendment, duly executed by such Pledgor, in substantially the form of Exhibit 2 annexed hereto (each, a "Pledge Amendment"), and the certificates and other documents required under Section 3.1 and Section 3.2 hereof in respect of the additional Pledged Securities or Intercompany Notes that are to be pledged pursuant to this Agreement, and confirming the attachment of the Lien hereby created on and in respect of such additional Pledged Securities or Intercompany Notes. Each Pledgor hereby authorizes the Collateral Agent to attach each Pledge Amendment to this Agreement and agrees that all Pledged Securities or Intercompany Notes listed on any Pledge Amendment delivered to the Collateral Agent shall for all purposes hereunder be considered Pledged Collateral.

          SECTION 5.2. Voting Rights; Distributions; etc.

          (i) So long as no Event of Default shall have occurred and be continuing and the Collateral Agent has not provided written notice of such Event of Default to the applicable Pledgor and the Collateral Agent's intent to exercise remedies:

          (A) Each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not materially inconsistent with the terms hereof, the Credit Agreement or any other document evidencing the Secured Obligations; provided, however, that no Pledgor shall in any event exercise such rights in any manner that could reasonably be expected to have a Material Adverse Effect.

          (B) Each Pledgor shall be entitled to receive and retain, and to utilize free and clear of the Lien hereof, any and all Distributions, but only if and to the extent not prohibited by the provisions of the Credit Agreement; provided, however, that any and all such Distributions consisting of rights or interests in the form of securities shall be promptly delivered upon receipt (and in any event within 10 Business Days) to the Collateral Agent to hold as Pledged Collateral as and to the extent required hereby and to the same extent shall, if received by any Pledgor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Pledgor and be forthwith delivered to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

          (ii) So long as no Event of Default shall have occurred and be continuing and the Collateral Agent has not provided written notice of such Event of Default to the applicable Pledgor and the Collateral Agent's intent to exercise remedies, the Collateral Agent shall be deemed without further action or formality to have granted to each Pledgor all necessary consents relating to voting rights and shall, if necessary, upon written request of any Pledgor and at the sole cost and expense of the Pledgors, from time to time execute and deliver (or cause to be executed and delivered) to such Pledgor all such instruments as such Pledgor may reasonably request in order to permit such Pledgor to exercise the voting and other rights that it is entitled to exercise pursuant to Section 5.2(i)(A) hereof and to receive the Distributions that it is authorized to receive and retain pursuant to Section 5.2(i)(B) hereof.

          (iii) Upon (i) the occurrence and during the continuance of any Event of Default and (ii) written notice to the applicable Pledgor of the Collateral Agent's intent to exercise remedies:

          (A) All rights of each Pledgor to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to
     Section 5.2(i)(A) hereof shall immediately cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights until the applicable Event of Default is no longer continuing, in which case the Collateral Agent's rights under this Section 5.2(iii) shall cease to be effective, subject to re-vesting in the event of a subsequent Event of Default that is continuing.

          (B) All rights of each Pledgor to receive Distributions that it would otherwise be authorized to receive and retain pursuant to Section 5.2(i)(B) hereof shall immediately cease and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to receive and hold as Pledged Collateral such Distributions until the applicable Event of Default is no longer continuing, in which case (i) the Collateral Agent's rights under this Section 5.2(iii) shall cease to be effective, subject to re-vesting in the event of a subsequent Event of Default that is continuing and (ii) promptly after such cure or waiver, the Collateral Agent shall, upon written request from the applicable Pledgor, repay and deliver to such Pledgor all cash and monies that such Pledgor is entitled to retain pursuant to Section 5.2 that was not applied in repayment of the Secured Obligations.

          (iv) Each Pledgor shall, at its sole cost and expense, from time to time execute and deliver to the Collateral Agent appropriate instruments as the Collateral Agent may reasonably request in order to permit the Collateral Agent to exercise the voting and other rights that it may be entitled to exercise pursuant to Section 5.2(i)(A) hereof and to receive all Distributions that it may be entitled to receive under Section 5.2(i)(B) hereof.

          (v) All Distributions that are received by any Pledgor contrary to the provisions of Section 5.2(i)(B) hereof shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Pledgor and shall immediately be paid over to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

          SECTION 5.3. Defaults, etc. Each Pledgor represents and warrants that
(a) such Pledgor is not in default in the payment of any portion of any mandatory capital contribution, if any, required to be made under any agreement to which such Pledgor is a party, relating to the Pledged Securities pledged by it, that could reasonably be expected to result in a Material Adverse Effect, and (b) no Securities Collateral pledged by such Pledgor is subject to any defense, offset or counterclaim, nor have any of the foregoing been asserted or alleged against such Pledgor by any person with respect thereto, and as of the date hereof, there are no certificates, instruments, documents or other writings (other than the Organizational Documents and certificate representing such Pledged Securities that have been delivered to the Collateral Agent) that evidence any Pledged Securities of such Pledgor.

          SECTION 5.4. Certain Agreements of Pledgors As Issuers and Holders of Equity Interests.

          (i) In the case of each Pledgor that is an issuer of Securities Collateral, such Pledgor agrees to be bound by the terms of this Agreement relating to the Securities Collateral issued by it and will comply with such terms insofar as such terms are applicable to it.

          (ii) In the case of each Pledgor that is a partner, shareholder or member, as the case may be, in a partnership, limited liability company or other entity that is an issuer of Pledged Securities, such Pledgor hereby consents to the extent required by the applicable Organizational Document to the pledge by each other Pledgor, pursuant to the terms hereof, of the Pledged Securities in such partnership, limited liability company or other entity and, upon the occurrence and during the continuance of an Event of Default, to the transfer of such Pledged Securities to the Collateral Agent or its nominee and to the substitution of the Collateral Agent or its nominee as a substituted partner, shareholder or member in such partnership, limited liability company or other entity with all the rights, powers and duties of a general partner, limited partner, shareholder or member, as the case may be; provided, however, that upon any waiver of such Event of Default, the Collateral Agent will transfer such Pledged Securities back to the respective Pledgor to the extent not previously disposed of or transferred as permitted hereunder.

                                   ARTICLE VI

                   CERTAIN PROVISIONS CONCERNING INTELLECTUAL
                               PROPERTY COLLATERAL

          SECTION 6.1. Grant of Intellectual Property License. Solely in connection with the exercise of remedies under Article IX or under applicable law by the Collateral Agent to collect, enforce or satisfy the Secured Obligations at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, to the extent permitted by applicable law and any restrictions applicable to such Intellectual Property Collateral, each Pledgor hereby grants to the Collateral Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Pledgors) to use, license or sublicense any of the Pledged Collateral consisting of Intellectual Property Collateral now owned or hereafter acquired by such Pledgor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, subject, in the case of Trademarks, to (i) sufficient rights to quality control and inspection in favor of such Pledgor to avoid the risk of invalidation of said Trademarks, to use, operate under, license, or sublicense any Intellectual Property Collateral now owned or hereafter acquired by such Pledgor, and wherever the same may be located and (ii) any exclusive licenses granted by any Pledgor in compliance with the provisions of this Agreement prior to the occurrence of an Event of Default. The use of such license by the Collateral Agent shall be exercised, at the option of the Collateral Agent, only upon the occurrence and during the continuation of an Event of Default; provided, however, that any license, sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon each Pledgor notwithstanding any subsequent cure of an Event of Default.

          SECTION 6.2. Protection of Collateral Agent's Security. On a continuing basis, each Pledgor shall, at its sole cost and expense, (i) within a reasonable time following its becoming aware thereof, notify the Collateral Agent of any material adverse determination in any proceeding or the institution of any proceeding in any federal, state or local court or administrative body or in the United States Patent and Trademark Office or the United States Copyright Office regarding any of the Intellectual Property Collateral material to the use and operation of the Pledged Collateral or Mortgaged Property, such Pledgor's right to register such Intellectual Property Collateral or its right to keep and maintain such registration in full force and effect, (ii) maintain and protect the Intellectual Property Collateral material to the use and operation of the Pledged Collateral or Mortgaged Property as presently used and operated and as contemplated by the Credit Agreement, in each case, except as shall be consistent with commercially reasonable business judgment (iii) not permit to lapse or become abandoned any Intellectual Property Collateral material to the use and operation of the Pledged Collateral or Mortgaged Property as presently used and operated and as contemplated by the Credit Agreement, and not settle or compromise any pending or future litigation or administrative proceeding with respect to such Intellectual Property Collateral, in each case except as shall be consistent with each Pledgor's commercially reasonable business judgment,
(iv) upon such Pledgor obtaining actual knowledge thereof, promptly notify the Collateral Agent in writing of any event that would be reasonably expected to materially and adversely affect the value or utility of any Intellectual Property Collateral that is material to the use and operation of the Pledged Collateral or Mortgaged Property or the rights and remedies of the Collateral Agent in relation thereto including a levy or threat of levy or any legal process against any Intellectual Property Collateral that is material to the use and operation of the Pledged Collateral or Mortgaged Property or the rights and remedies of the Collateral Agent in relation thereto, (v) not license the Intellectual Property Collateral other than licenses entered into by such Pledgor in, or incidental to, the ordinary course of business, or amend or permit the amendment of any of the licenses in a manner that materially and adversely affects the right to receive payments thereunder, or in any manner that would materially and adversely impair the value of the Intellectual Property Collateral or the Lien on and security interest in the Intellectual Property Collateral created hereby, without the consent of the Collateral Agent (which consent shall not be unreasonably withheld or delayed), (vi) diligently keep adequate records respecting the Intellectual Property Collateral and (vii) furnish to the Collateral Agent reasonably detailed statements and amended schedules further identifying and describing the Intellectual Property Collateral and such other materials evidencing or reports pertaining to the Intellectual Property Collateral as the Collateral Agent may from time to time reasonably request.

          SECTION 6.3. After-Acquired Property. If any Pledgor shall at any time after the date hereof (i) obtain any rights to any additional Intellectual Property Collateral or (ii) become entitled to the benefit of any additional Intellectual Property Collateral or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property Collateral, or any improvement on any Intellectual Property Collateral, the provisions hereof shall automatically apply thereto and any such item enumerated in clause (i) or (ii) of this Section 6.3 with respect to such Pledgor shall automatically constitute Intellectual Property Collateral as if such would have constituted Intellectual Property Collateral at the time of execution hereof and be subject to the Lien and security interest created by this Agreement without further action by any party (excluding any Intellectual Property Collateral that constitutes Excluded Property herein). Each Pledgor shall promptly (i) provide to the Collateral Agent written notice of any of the foregoing and (ii) confirm the attachment of the Lien and security interest created by this Agreement to any rights described in clauses (i) and (ii) of the immediately preceding sentence of this Section 6.3 by execution of an instrument in form reasonably acceptable to the Collateral Agent and the filing of any instruments or statements as shall be reasonably necessary to create, preserve, protect or perfect the Collateral Agent's security interest in such Intellectual Property Collateral to the extent a security interest in such Intellectual Property Collateral may be perfected under applicable laws. Further, each Pledgor authorizes, upon 10 days prior notice to such Pledgor, the Collateral Agent to modify this Agreement by amending Schedules 12(a) and 12(b) annexed to the Perfection Certificate to include any Intellectual Property Collateral of such Pledgor acquired or arising after the date hereof.

          SECTION 6.4. Litigation. Unless there shall occur and be continuing any Event of Default, each Pledgor shall have the right, but shall in no way be obligated, to commence and prosecute in its own name, as the party in interest, for its own benefit and at the sole cost and expense of the Pledgors, such applications for protection of the Intellectual Property Collateral and suits, proceedings or other actions to prevent infringement, counterfeiting, unfair competition, dilution, diminution in value or other damage as are necessary to, in its commercially reasonable business judgment, protect the Intellectual Property Collateral. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent shall have the right but shall in no way be obligated to file applications for protection of the Intellectual Property Collateral and/or bring suit in the name of any Pledgor, the Collateral Agent or the Secured Parties to enforce the Intellectual Property Collateral and any license thereunder. In the event of such suit, each Pledgor shall, at the reasonable request of the Collateral Agent, do any and all reasonable lawful acts and execute any and all documents reasonably requested by the Collateral Agent in aid of such enforcement and the Pledgors shall promptly reimburse upon written demand and indemnify the Collateral Agent for all reasonable costs and out-of-pocket expenses incurred by the Collateral Agent in the exercise of its rights under this Section 6.4 in accordance with Section 10.03 of the Credit Agreement other than any such costs or expenses determined by a court of competent jurisdiction by final and non-appealable judgment to have been incurred primarily by reason of the Collateral Agent's gross negligence or willful misconduct. In the event that the Collateral Agent shall elect not to bring suit to enforce the Intellectual Property Collateral, each Pledgor agrees, at the reasonable request of the Collateral Agent, to take all commercially reasonable actions necessary, whether by suit, proceeding or other action, to pre-vent the infringement, counterfeiting, unfair competition, dilution, diminution in value of or other damage to any material portion of the Intellectual Property Collateral by any Person.

                                  ARTICLE VII

                    CERTAIN PROVISIONS CONCERNING RECEIVABLES

          SECTION 7.1. Maintenance of Records. Each Pledgor shall keep and maintain at its own cost and expense complete, in all material respects, records of each material Receivable, in a manner consistent with customary business practice, including records of all material payments received, all material credits granted thereon, all material merchandise returned and all other material documentation relating thereto. Each Pledgor shall, at such Pledgor's sole cost and expense, upon the Collateral Agent's written demand made at any time after the occurrence and during the continuance of any Event of Default, deliver all tangible evidence of Receivables, including all documents evidencing Receivables and any books and records relating thereto, to the Collateral Agent or to its representatives (copies of which evidence and books and records may be retained by such Pledgor). Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may transfer a full and complete copy of any Pledgor's books, records, credit information, reports, memoranda and all other writings relating to the Receivables to and for the use by any person that has acquired or is contemplating acquisition of an interest in the Receivables or the Collateral Agent's security interest therein without the consent of any Pledgor, it being understood and agreed that all such information constitutes "Information" under the Credit Agreement and is subject to Section 10.12 of the Credit Agreement.

          SECTION 7.2. Legend. Each Pledgor shall legend, at the reasonable request of the Collateral Agent following the occurrence and during the continuance of an Event of Default and in form and manner reasonably satisfactory to the Collateral Agent, the books, records and documents of such Pledgor evidencing or pertaining to the Receivables with an appropriate reference to the fact that the Receivables have been assigned to the Collateral Agent for the benefit of the Secured Parties and that the Collateral Agent has a security interest therein.

                                  ARTICLE VIII

                                    TRANSFERS

          SECTION 8.1. Transfers of Pledged Collateral. No Pledgor shall sell, convey, assign or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral pledged by it hereunder except as expressly permitted by the Credit Agreement.

                                   ARTICLE IX

                                    REMEDIES

          SECTION 9.1. Remedies. In accordance with the terms of the Credit Agreement, upon the occurrence and during the continuance of any Event of Default the Collateral Agent may from time to time exercise in respect of the Pledged Collateral, in addition to the other rights and remedies provided for herein or otherwise available to it, the following remedies, and subject to
Article V hereof:

          (i) Personally, or by agents or attorneys, immediately take possession of the Pledged Collateral or any part thereof, from any Pledgor or any other person who then has possession of any part thereof, with or without notice or process of law, and for that purpose may peaceably enter upon any Pledgor's premises where any of the Pledged Collateral is located, remove such Pledged Collateral, remain present at such premises to receive copies of all communications and remittances relating to the Pledged Collateral and use in connection with such removal and possession any and all services, supplies, aids and other facilities of any Pledgor;

          (ii) Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Pledged Collateral including, after a two Business Day prior notice, instructing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Pledged Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, however, that in the event that any such payments are made directly to any Pledgor, prior to receipt by any such obligor of such instruction, such Pledgor shall segregate all amounts received pursuant thereto in trust for the benefit of the Collateral Agent and shall promptly (but in no event later than five (5) Business Days after receipt thereof) pay such amounts to the Collateral Agent;

          (iii) Sell, assign, grant a license to use or otherwise liquidate, or direct any Pledgor to sell, assign, grant a license to use or otherwise liquidate, any and all investments made in whole or in part with the Pledged Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license or liquidation;

          (iv) Take possession of the Pledged Collateral or any part thereof, by directing any Pledgor in writing to deliver the same to the Collateral Agent at any place reasonably designated by the Collateral Agent, in which event such Pledgor shall at its own expense: (A) forthwith cause the same to be moved to the place so designated by the Collateral Agent and therewith delivered to the Collateral Agent, (B) store and keep any Pledged Collateral so delivered to the Collateral Agent at such place pending further action by the Collateral Agent and (C) while the Pledged Collateral shall be so stored and kept, provide such security and maintenance services as shall be necessary to protect the same and to preserve and maintain the same in good condition subject to ordinary wear and tear or Casualty Event. Each Pledgor's obligation to deliver the Pledged Collateral as contemplated in this Section 9.1(iv) is of the essence hereof. Upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by any Pledgor of such obligation;

          (v) Withdraw all moneys, instruments, securities and other property in any bank, financial securities, deposit or other account of any Pledgor constituting Pledged Collateral for application to the Secured Obligations as provided in Article X hereof;

          (vi) Subject to Section 5.2, retain and apply the Distributions to the Secured Obligations as provided in Article X hereof;

          (vii) Subject to Section 5.2, exercise any and all rights as beneficial and legal owner of the Pledged Collateral, including perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Pledged Collateral; and

          (viii) Exercise all the rights and remedies of a secured party on default under the UCC, and the Collateral Agent may also in its reasonable discretion, without notice except as specified in Section 9.2 hereof or required by applicable law, sell, assign or grant a license to use the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker's board or at any of the Collateral Agent's offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable. The Collateral Agent or any other Secured Party or any of their respective Affiliates may be the purchaser, licensee, assignee or recipient of the Pledged Collateral or any part thereof at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Collateral sold, assigned or licensed at such sale, to use and apply any of the Secured Obligations owed to such person as a credit on account of the purchase price of the Pledged Collateral or any part thereof payable by such person at such sale. Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent shall not be obligated to make any sale of the Pledged Collateral or any part thereof regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Pledgor hereby waives, to the fullest extent permitted by law, any claims against the Collateral Agent arising by reason of the fact that the price at which the Pledged Collateral or any part thereof may have been sold, assigned or licensed at such a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Pledged Collateral to more than one offeree.

          SECTION 9.2. Notice of Sale. Each Pledgor acknowledges and agrees that, to the extent notice of sale or other disposition of the Pledged Collateral or any part thereof shall be required by law, ten (10) days' prior notice to such Pledgor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters. No notification need be given to any Pledgor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition.

          SECTION 9.3. Waiver of Notice and Claims. Each Pledgor hereby waives, to the fullest extent permitted by applicable law, notice or judicial hearing in connection with the Collateral Agent's taking possession or the Collateral Agent's disposition of the Pledged Collateral or any part thereof, including any and all prior notice and hearing for any prejudgment remedy or remedies and any such right that such Pledgor would otherwise have under law, and each Pledgor hereby further waives, to the fullest extent permitted by applicable law: (i) all damages occasioned by such taking of possession in the absence of the Collateral Agent's gross negligence or willful misconduct, (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent's rights hereunder and (iii) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable law. The Collateral Agent shall not be liable for any incorrect or improper payment made pursuant to this
Article IX in the absence of gross negligence or willful misconduct on the part of the Collateral Agent. Any sale of, or the grant of options to purchase, or any other realization upon, any Pledged Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the applicable Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against such Pledgor and against any and all persons claiming or attempting to claim the Pledged Collateral so sold, optioned or realized upon, or any part thereof, from, through or under such Pledgor.

          SECTION 9.4. Certain Sales of Pledged Collateral.

          (i) Each Pledgor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any Governmental Authority, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Pledged Collateral, to limit purchasers to those who meet the requirements of such Governmental Authority. Each Pledgor acknowledges that any such sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner and that, except as may be required by applicable law, the Collateral Agent shall have no obligation to engage in public sales.

          (ii) Each Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act, and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Securities Collateral and Investment Property, to limit purchasers to persons who will agree, among other things, to acquire such Securities Collateral or Investment Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Securities Collateral or Investment Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would agree to do so.

          (iii) If the Collateral Agent determines to exercise its right to sell any or all of the Securities Collateral or Investment Property, upon written request, the applicable Pledgor shall from time to time furnish to the Collateral Agent all such information as the Collateral Agent may reasonably request in order to determine the number of securities included in the Securities Collateral or Investment Property that may be sold by the Collateral Agent as exempt transactions under the Securities Act and the rules of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

          (iv) Each Pledgor further agrees that a breach of any of the covenants contained in this Section 9.4 will cause irreparable injury to the Collateral Agent and the other Secured Parties, that the Collateral Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 9.4 shall be specifically enforceable against such Pledgor, and such Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing.

          SECTION 9.5. No Waiver; Cumulative Remedies.

          (i) No failure on the part of the Collateral Agent to exercise, no course of dealing with respect to, and no delay on the part of the Collateral Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, privilege or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy; nor shall the Collateral Agent be required to look first to, enforce or exhaust any other security, collateral or guaranties. All rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law or otherwise available.

          (ii) In the event that the Collateral Agent shall have instituted any proceeding to enforce any right, power, privilege or remedy under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case, the Pledgors, the Collateral Agent and each other Secured Party shall be restored to their respective former positions and rights hereunder with respect to the Pledged Collateral, and all rights, remedies, privileges and powers of the Collateral Agent and the other Secured Parties shall continue as if no such proceeding had been instituted.

          SECTION 9.6. Certain Additional Actions Regarding Intellectual Property. If any Event of Default shall have occurred and be continuing, upon the written demand of the Collateral Agent, each Pledgor shall execute and deliver to the Collateral Agent an assignment or assignments of the registered Patents, Trademarks and/or Copyrights and Goodwill and such other documents as are necessary or appropriate to carry out the intent and purposes hereof.

                                   ARTICLE X

                                   [RESERVED]

                                   ARTICLE XI

                                  MISCELLANEOUS

          SECTION 11.1. Concerning Collateral Agent.

          (i) The Collateral Agent has been appointed as collateral agent pursuant to the Credit Agreement. The actions of the Collateral Agent hereunder are subject to the provisions of the Credit Agreement. The Collateral Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including the release or substitution of the Pledged Collateral), in accordance with this Agreement and the Credit Agreement. The Collateral Agent may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Collateral Agent may resign and a successor Collateral Agent may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as the Collateral Agent by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement, and the retiring Collateral Agent shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring Collateral Agent's resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Collateral Agent.

          (ii) The Collateral Agent shall exercise reasonable care in the custody and preservation of the Pledged Collateral and account for monies actually received in its possession and accord such Pledged Collateral treatment substantially equivalent to that which the Collateral Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Collateral Agent nor any of the Secured Parties shall have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Securities Collateral, whether or not the Collateral Agent or any other Secured Party has or is deemed to have knowledge of such matters or (ii) taking any necessary steps to preserve rights against any person with respect to any Pledged Collateral.

          (iii) The Collateral Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Agreement and its duties hereunder, upon reasonable advice of counsel selected by it.

          (iv) If any item of Pledged Collateral also constitutes collateral granted to the Collateral Agent under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any irreconcilable conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, the Collateral Agent, in its sole discretion, shall select which provision or provisions shall control.

          SECTION 11.2. Collateral Agent May Perform; Collateral Agent Appointed Attorney-in-Fact. Upon the occurrence and during the continuance of an Event of Default, if any Pledgor shall fail to perform any covenants contained in this Agreement (including such Pledgor's covenants to (i) pay the premiums in respect of all required insurance policies hereunder, (ii) pay and discharge any taxes, assessments and special assessments, levies, fees and governmental charges imposed upon or assessed against, and landlords', carriers', mechanics', workmen's, repairmen's, laborers', materialmen's, suppliers' and warehousemen's Liens and other claims arising by operation of law against, all or any portion of the Pledged Collateral, (iii) make required repairs, (iv) discharge Liens to the extent such Liens are not permitted by the Credit Agreement or (v) pay or perform any obligations of such Pledgor under any Pledged Collateral) or if any representation or warranty on the part of any Pledgor contained herein shall be breached in any material respect, the Collateral Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that the Collateral Agent shall in no event be bound to inquire into the validity of any tax, Lien, imposition or other obligation that such Pledgor fails to pay or perform as and when required hereby and that such Pledgor does not contest in accordance with the provisions of the Credit Agreement. Any and all amounts so expended by the Collateral Agent shall be paid by the Pledgors in accordance with the provisions of Section 10.03 of the Credit Agreement. Neither the provisions of this Section
11.2 nor any action taken by the Collateral Agent pursuant to the provisions of this Section 11.2 shall prevent any such failure to observe any covenant contained in this Agreement nor any breach of representation or warranty from constituting an Event of Default. Each Pledgor hereby appoints the Collateral Agent its attorney-in-fact, upon the occurrence and during the continuation of an Event of Default, with full power and authority in the place and stead of such Pledgor and in the name of such Pledgor, or otherwise, from time to time after the occurrence and during the continuation of an Event of Default in the Collateral Agent's reasonable discretion to take any action and to execute any instrument consistent with the terms of the Credit Agreement, this Agreement and the other Security Documents that the Collateral Agent may deem necessary to accomplish the purposes hereof (but the Collat-eral Agent shall not be obligated to and shall have no liability to such Pledgor or any third party for failure to so do or take action). The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof.

          SECTION 11.3. Continuing Security Interest; Assignment. This Agreement shall create a continuing security interest in the Pledged Collateral and shall
(i) be binding upon the Pledgors, their respective successors and assigns and
(ii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and the other Secured Parties and each of their respective permitted successors, transferees and assigns. No other Persons (including any other creditor of any Pledgor) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), any Secured Party may assign or otherwise transfer any indebtedness held by it secured by this Agreement to any other person in accordance with the Credit Agreement, and such other person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party, herein or otherwise, subject however, to the provisions of the Credit Agreement and, in the case of a Secured Party that is a party to a Hedging Agreement, such Hedging Agreement.

          SECTION 11.4. Termination; Release. (a)When all the Secured Obligations have been paid in full and the Commitments of the Lenders to make any Loan or to issue any Letter of Credit under the Credit Agreement shall have expired or been sooner terminated and all Letters of Credit have been terminated or cash collateralized in accordance with the provisions of the Credit Agreement, this Agreement shall automatically terminate. Upon termination of this Agreement the Pledged Collateral shall be automatically released from the Lien of this Agreement. Upon such release or any release of Pledged Collateral or any part thereof in accordance with the provisions of the Credit Agreement, the Collateral Agent shall, upon the request and at the sole cost and expense of the Pledgors, assign, transfer and deliver to the appropriate Pledgors, without recourse to or warranty by the Collateral Agent except as to the fact that the Collateral Agent has not encumbered the released assets, proper documents and instruments (including UCC-3 termination financing statements, mortgage releases, Intellectual Property Collateral releases or other releases) acknowledging the termination hereof or the release of such Pledged Collateral, as the case may be.

          (b) Notwithstanding the foregoing, if (i) the Obligations have been paid in full and the Commitments of the Lenders to make any Loan or to issue any Letter of Credit under the Credit Agreement shall have expired or been sooner terminated and all Letters of Credit have been terminated or cash collateralized in accordance with the provisions of the Credit Agreement, (ii) Secured Obligations of the type described in clause (b) of the definition of Secured Obligations ("Remaining Secured Obligations") remain outstanding and (iii) all or a portion of the repayment of the Obligations is financed by the proceeds of Indebtedness of one or more Loan Parties or any affiliate of a Loan Party ("Refinancing Indebtedness") which Refinancing Indebtedness is secured by property of such persons, this Agreement shall terminate as if the Remaining Secured Obligations have been paid in full and the provisions of paragraph (a) of this Section 11.4 shall apply concurrently with the incurrence of the Refinancing Indebtedness and the securing of the Refinancing Indebtedness and the Remaining Secured Obligations on an equal and ratable basis. For the avoidance of doubt, if the Refinancing Indebtedness is not secured, this Agreement shall not terminate but shall remain in full force and effect.

          SECTION 11.5. Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Pledgor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by the Collateral Agent. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by any Pledgor from the terms of any provision hereof in each case shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement or any other document evidencing the Secured Obligations, no notice to or demand on any Pledgor in any case shall entitle any Pledgor to any other or further notice or demand in similar or other circumstances.

          SECTION 11.6. Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, as to any Pledgor, addressed to it at the address of the Borrower set forth in the Credit Agreement and as to the Collateral Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this
Section 11.6.

          SECTION 11.7. Governing Law, Consent to Jurisdiction and Service of Process; Waiver of Jury Trial. Sections 10.09 and 10.10 of the Credit Agreement are incorporated herein, mutatis mutandis, as if a part hereof.

          SECTION 11.8. Severability of Provisions. Any provision hereof that is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.

          SECTION 11.9. Execution in Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

          SECTION 11.10. Business Days. In the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.

          SECTION 11.11. No Credit for Payment of Taxes or Imposition. Such Pledgor shall not be entitled to any credit against the principal, premium, if any, or interest payable under the Credit Agreement, and such Pledgor shall not be entitled to any credit against any other sums that may become payable under the terms thereof or hereof, by reason of the payment of any Tax on the Pledged Collateral or any part thereof.

          SECTION 11.12. No Claims Against Collateral Agent. Nothing contained in this Agreement shall constitute any consent or request by the Collateral Agent, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Pledged Collateral or any part thereof, nor as giving any Pledgor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Collateral Agent in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien hereof.

          SECTION 11.13. No Release. Nothing set forth in this Agreement or any other Loan Document, nor the exercise by the Collateral Agent of any of the rights or remedies hereunder, shall relieve any Pledgor from the performance of any term, covenant, condition or agreement on such Pledgor's part to be performed or observed under or in respect of any of the Pledged Collateral or from any liability to any person under or in respect of any of the Pledged Collateral or shall impose any obligation on the Collateral Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on such Pledgor's part to be so performed or observed or shall impose any liability on the Collateral Agent or any other Secured Party for any act or omission on the part of such Pledgor relating thereto or for any breach of any representation or warranty on the part of such Pledgor contained in this Agreement, the Credit Agreement or the other Loan Documents, or under or in respect of the Pledged Collateral or made in connection herewith or therewith. Anything herein to the contrary notwithstanding, neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any contracts, agreements and other documents included in the Pledged Collateral by reason of this Agreement, nor shall the Collateral Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Pledgor thereunder or to take any action to collect or enforce any such contract, agreement or other document included in the Pledged Collateral hereunder. The obligations of each Pledgor contained in this Section 11.13 shall survive the termination hereof and the discharge of such Pledgor's other obligations under this Agreement, the Credit Agreement and the other Loan Documents.

          SECTION 11.14. Obligations Absolute. All obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of:

          (i) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any other Pledgor;

          (ii) any lack of validity or enforceability of the Credit Agreement, any Hedging Agreement or any other Loan Document, or any other agreement or instrument relating thereto;

          (iii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any Hedging Agreement or any other Loan Document or any other agreement or instrument relating thereto;

          (iv) any pledge, exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

          (v) any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, the Credit Agreement, any Hedging Agreement or any other Loan Document except as specifically set forth in a waiver granted pursuant to the provisions of Section 11.5 hereof; or

          (vi) any other circumstances that might otherwise constitute a defense available to, or a discharge of, any Pledgor.

               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

          IN WITNESS WHEREOF, each Pledgor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

                                        HEALTHSPRING, INC.,
                                        as Pledgor


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        NEWQUEST, INC.
                                        GULFQUEST, L.P.
                                        By: TexQuest, L.L.C.,
                                        its General Partner
                                        HEALTHSPRING EMPLOYER SERVICES, INC.
                                        HEALTHSPRING MANAGEMENT, INC.
                                        HEALTHSPRING USA, LLC
                                        HOUQUEST, L.L.C.
                                        NEWQUEST, LLC
                                        NEWQUEST MANAGEMENT OF ALABAMA, LLC
                                        NEWQUEST MANAGEMENT OF ILLINOIS, LLC
                                        SIGNATURE HEALTH ALLIANCE, INC.
                                        TEXQUEST, L.L.C.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------